As filed with the Securities and Exchange Commission on April 3, 2002

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                            IPALCO ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


            Indiana                       4911                   35-1575582
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                               One Monument Circle
                             Indianapolis, IN 46204
                                 (317) 261-8261
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            S. Michael Woodard, Esq.
                            IPALCO ENTERPRISES, INC.
                               One Monument Circle
                             Indianapolis, IN 46204
                                 (317) 261-8261
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                             -----------------------

                                   Copies to:
                            Richard D. Truesdell, Jr.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

                             -----------------------


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                        CALCULATION OF REGISTRATION FEE

=========================================  ===================  =====================  ===================== =====================
                                                                  Proposed Maximum       Proposed Maximum
           Title of Each Class                Amount to be       Offering Price Per     Aggregate Offering         Amount of
     of Securities to be Registered            Registered              Unit(1)               Price(1)          Registration Fee
-----------------------------------------  -------------------  ---------------------  --------------------- ---------------------
7.375% Senior Secured Notes due 2008       $   375,000,000              100%           $    375,000,000             $69,000
7.625% Senior Secured Notes due 2011       $   375,000,000              100%           $    375,000,000
=========================================  ===================  =====================  ===================== =====================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f).

                            -----------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)


                            IPALCO ENTERPRISES, INC.

                               Offer to Exchange

             $375,000,000 7.375% Senior Secured Notes due 2008; and
               $375,000,000 7.625% Senior Secured Notes due 2011
             (which have been registered under the Securities Act)

                          For Any and All Outstanding

                   7.375% Senior Secured Notes due 2008; and
                      7.625% Senior Secured Notes due 2011
           (which have not been registered under the Securities Act)

    -----------------------------------------------------------------------
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
                NEW YORK CITY TIME,       , 2002 UNLESS EXTENDED
    -----------------------------------------------------------------------


     We are offering to exchange up to $375,000,000 of our new 7.375% Senior Secured Notes due 2008 for up to $375,000,000 of our existing 7.375% Senior Secured Notes due 2008. We are also offering to exchange up to $375,000,000 of our new 7.625% Senior Secured Notes due 2011 for up to $375,000,000 of our existing 7.625% Senior Secured Notes due 2011. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     To exchange your old notes for new notes:

     o you are required to make the representations described on page 80 to us

     o you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Bank One Trust Company, N.A.,
          by 5:00 p.m., New York time, on           , 2002

     o you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.



                , 2002

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                           Page
                                                                           ----
Summary......................................................................3
Forward-Looking Statements..................................................10
Use of Proceeds.............................................................11
Ratio of Earnings to Fixed Charges .........................................11
Capitalization..............................................................12
Selected Consolidated Financial Data........................................13
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................................15
Business....................................................................28
Management..................................................................41
Ownership...................................................................48
Related Party Transactions..................................................48
Description of Other Indebtedness ..........................................50
Description of the Notes....................................................53
The Exchange Offer..........................................................74
United States Tax Consequences of the Exchange Offer........................81
Plan of Distribution .......................................................81
Legal Matters...............................................................82
Experts.....................................................................82
Where You Can Find More Information.........................................82
Index to Financial Statements..............................................F-1

                            -----------------------

     In this prospectus, unless otherwise noted, "IPALCO," "we, "us" and "our" refer to IPALCO Enterprises, Inc. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange these notes only in jurisdictions where their exchange is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any exchange made hereunder.

                                    SUMMARY

     This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

                                     IPALCO

     We are a holding company and our principal subsidiary is Indianapolis Power & Light Company, or IPL. IPL is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the State of Indiana, the most distant point being about forty miles from Indianapolis. IPL owns and operates two primarily coal-fired generating plants and a separately-sited combustion turbine that are used for electric generation. IPL also owns and operates one coal and gas-fired plant. For electric generation, the total demonstrated net capability is 3,118 megawatts, net winter capability is 3,129 megawatts and net summer capability is 3,036 megawatts.

     Our total electric revenues during 2001 were approximately $828.0 million and total assets as of December 31, 2001, were approximately $2.0 billion.

     Our principal executive offices are located at One Monument Circle, Indianapolis, Indiana 46204 and our telephone number is (317) 261-8261.

                                      AES

     We are owned by The AES Corporation, AES, who acquired us in an approximately $2.15 billion stock-for-stock pooling transaction in March 2001. AES is a global power company committed to providing electricity to customers in a socially responsible way.

     AES executive offices are located at 1001 North 19th Street, Arlington, VA, 22209 and their telephone number is (703) 522-1315.

                               The Exchange Offer

Securities offered................ We are offering up to $375,000,000 aggregate principal amount of 7.375% Senior Secured
                                   Notes due 2008, which have been registered under the Securities Act and $375,000,000 aggregate principal amount of 7.625% Senior Secured Notes due 2011, which have been registered under the Securities Act.

The exchange offer................ We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see "The Exchange Offer."

Tenders, expiration date,
  withdrawal...................... The exchange offer will expire at 5:00 p.m.
                                   New York City time on          , 2002 unless
                                   it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to
                                               , 2002. If we decide for any
                                   reason not to accept any old notes for
                                   exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal income tax consequences... Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See "United States Federal Income Tax Consequences of the Exchange Offer."

Use of proceeds................... We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange agent.................... Bank One Trust Company, N.A. is the
                                   exchange agent for the exchange offer.

Failure to tender your old notes.. If you fail to tender your old notes in the exchange offer, you will not have any
                                   further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

     o you are not one of our "affiliates," which is defined in Rule 405 of the Securities Act;

     o    you acquire the new notes in the ordinary course of your business;

     o you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

     o you are not engaged in, and do not intend to engage in, a distribution of the new notes.

     If you are an affiliate of IPALCO, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you:

     (1) should not rely on our interpretations of the position of the SEC's staff, and

     (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account in the exchange offer:

     o you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

     o you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

     o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

     For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

                                 The New Notes

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. We refer to the new notes as the "notes" in this prospectus.

The notes......................... $375,000,000 principal amount of 7.375%
                                   senior secured notes due 2008.

                                   $375,000,000 principal amount of 7.625%
                                   senior secured notes due 2011.

Maturity.......................... The 2008 notes will mature on November 14,
                                   2008.

                                   The 2011 notes will mature on November 14, 2011.

Interest payment dates............ November 15 and May 15 of each year (and at maturity), commencing on May 15, 2002.

Record Date....................... The regular record date for each interest payment date will be the close of business on November 1 or May 1 immediately preceding the interest payment date.

Interest Accrual.................. The 2008 notes will accrue interest at the rate of 7.375% per year.

                                   The 2011 notes will accrue interest at the rate of 7.625% per year.

Interest Rate Step-Up............. The interest rate payable on the notes will be subject to adjustment from time to time if either Moody's or S&P, or both, downgrades the ratings ascribed to the notes below certain thresholds.

                                   (a) If the rating from Moody's is decreased below Baa3, the annual interest rate for each series of notes will increase by .50%.

                                   (b) In addition, if the rating from S&P is decreased below BBB-, then the annual interest rate for each series of notes will increase by 0.50%.

                                   Each adjustment required by any decrease in rating above, whether occasioned by the action of Moody's or S&P, or both, shall be made independent of any and all other adjustments. If Moody's or S&P subsequently increases its rating of the notes to any of the thresholds set forth under clause (a) or
                                   (b) above or higher, the annual interest rate on each series of notes will be readjusted downwards by the percentage set forth in such clause. If the annual interest rate on the notes is increased as a result of clauses (a) and (b) above, the total increase in the annual interest rate for each series of notes pursuant to these interest rate adjustment provisions shall not exceed 1.00%. In no event shall (i) the interest rate for any series of notes be reduced to below the annual interest rate set forth for such series on the cover page of this prospectus.

Sinking Fund...................... None

Optional Redemption............... We may redeem some or all of the notes at any time at a redemption price equal to the greater of:

                                   o 100% of the principal amount of the notes
                                     being redeemed; or;

                                   o the sum of the present values of the
                                     remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semiannual basis at the discount rate described in "Description of the Notes-- Optional Redemption."

Collateral........................ The notes will be secured by our pledge of all of the outstanding common stock of IPL.
                                   We may secure other permitted debt equally and ratably with the notes. See "Description of the Notes--Collateral."

Ranking........................... The indenture contains certain restrictions on our ability to incur additional
                                   indebtedness. The indenture contains no
                                   restrictions on the amount of additional indebtedness, including secured indebtedness, which may be incurred by our subsidiaries.

                                   Because we are a holding company, our rights and the rights of our creditors, including holders of the notes, in respect of claims on the assets of each of our subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each such subsidiary's preferred stockholders and creditors (including trade creditors of and holders of debt issued by such subsidiary). At December 31, 2001, our direct and indirect subsidiaries had total long-term debt, current liabilities and preferred stock of approximately $797 million, all of which would be effectively senior to the notes.

                                   Our ability to pay interest on the notes is dependent upon our receipt of dividends and other distributions from our direct and indirect subsidiaries, including IPL in particular.

Trading........................... It is not anticipated that the notes will be listed on any securities exchange or traded in any automated quotation system.

Form and Denomination............. Each series of notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $1,000 in principal amount and integral multiples of $1,000. We will deposit these securities with, or on behalf of, The Depository Trust Company. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of the beneficial owner.

Covenants......................... The indenture governing the notes contains covenants that, among other things, will limit our ability and, in the certain cases of restrictions on liens and permitted business activities, our significant subsidiaries to:

                                   o incur additional debt;

                                   o pay dividends or other distributions and
                                     payment on our capital stock;

                                   o create certain liens on assets and
                                     properties;

                                   o engage in new business and activities; and

                                   o consolidate or merge, or convey, transfer
                                     or lease substantially all of our
                                     consolidated properties and assets.

                                   These covenants are subject to important exceptions and qualifications, which are described in "Description of the Notes--Covenants." The indenture does not in any way restrict or prevent IPL or any other subsidiary from incurring indebtedness.

Use of Proceeds................... We will not receive any proceeds from the exchange of new notes for old notes.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table presents our summary consolidated financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary statement of consolidated income data for the years ended 2001, 2000 and 1999 and summary consolidated balance sheet data for the years ended 2001 and 2000 are derived from our audited consolidated financial statements that are included in this prospectus. The summary statement of consolidated income data for the years ended 1998 and 1997 and the summary consolidated balance sheet data for 1999, 1998 and 1997 are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated financial statements for 2001, 2000 and 1999 have been audited by Deloitte & Touche LLP. The historical results of consolidated operations are not necessarily indicative of results to be expected for any subsequent period.

                                                                      Year Ended December 31,
                                         -----------------------------------------------------------------------------
                                            2001             2000             1999            1998              1997
                                         ----------       ----------       ----------      ----------       ----------
                                                                      (In Thousands)
Operating Data:
Total utility operating revenues (1)     $  828,046       $  858,535       $  834,652      $  821,256       $  776,427
Termination benefit agreement costs
   (2).............................         (74,765)              --               --              --               --
Voluntary early retirement program
   benefit costs (3)...............         (23,751)         (62,007)              --              --               --
Utility operating income...........         130,641          136,223          183,501         179,511          167,315
Allowance for funds used during
   construction....................           1,974            3,034            2,201           2,300            4,407
Income before cumulative effect of
   accounting change and
   extraordinary loss..............          77,947          158,842          128,947         130,119           95,699
Cumulative effect of accounting
   change (1)......................              --               --               --              --           18,347
Extraordinary loss on early retirement
   of debt (4).....................              --           (4,259)              --              --               --
Net income.........................          77,947          154,583          128,947         130,119          114,046
Balance Sheet Data (end of
   period):
Utility plant -- net................      1,665,717        1,647,834        1,750,412       1,748,460        1,766,383
Total assets.......................       1,995,930        1,983,276        2,315,837       2,118,945        2,154,349
Common shareholder's equity........           4,229          730,148          677,746         574,191          526,129
Cumulative preferred stock of
   subsidiary......................          59,135           59,135           59,135          59,135            9,135
Long-term debt (less current
   maturities and sinking fund
   requirements)...................       1,371,930          621,863          870,050         907,974        1,032,846
Other Data:
Utility construction expenditures..         126,517           75,712          103,452          79,458           73,130
Nonutility construction expenditures             --              438              295             975            1,569

-------------------

(1) In 1997, IPL changed its method of accounting to record revenues of all electricity and steam delivered during the period. Prior to 1997, IPL recognized revenues on a cycle basis as meters were read. The new accounting method more accurately reports revenues in the period in which electricity and steam are used by customers. The cumulative effect of the change in accounting as of January 1, 1997 was $18.3 million.

(2) Termination benefits represent costs related to the termination of certain employees as a result of our acquisition by AES. The pretax expenses included $59.4 million related to termination benefit agreements and severance, $9.2 million in supplemental retirement costs and $6.2 million in restricted stock expense.

(3) Voluntary Early Retirement Program Benefit Costs for 2000 represent $56.8 million pre-tax non-cash pension and $5.2 million other post-retirement benefit costs associated with the Voluntary Early Retirement Program (VERP
     I)
     implemented in November 2000. Participation was limited to, and subsequently accepted by 400 qualified employees who elected retirement dates in 2001.

     On June 1, 2001, we approved a second Voluntary Early Retirement Program (VERP II). Upon expiration of the revocation period on July 23, 2001, 141 employees accepted VERP II. We recognized $17.2 million pre-tax non-cash pension costs and $2.6 million other post-retirement benefit costs associated with VERP II in 2001.

     On September 14, 2001, we approved a third Voluntary Early Retirement Program (VERP III). Upon expiration of the revocation period on October 31, 2001, nine employees accepted VERP III. We recognized $2.0 million pre-tax non-cash pension costs and $2.0 million other post-retirement benefit costs associated with VERP III in 2001.

(4) In November 2000, we sold our steam operations to Citizens Gas & Coke Utility using a portion of the net proceeds to retire debt specifically assignable to the assets sold. In connection with the retirement, we incurred make-whole payments and wrote off debt issuance costs of $4.3 million which was recorded as an extraordinary loss on early retirement of debt.
                                       9

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, future revenues, income, earnings per share or capital structure. Such statements of future events or performance are not guarantees of future performance and involve estimates, assumptions and uncertainties. The words "anticipate," "believe," "estimate," "expect," "forecast," "project," "objective," and similar expressions are intended to identify forward-looking statements.

     Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, our acquisition and control by AES, fluctuations in customer growth and demand, weather, fuel costs, generating unit availability, purchased power costs and availability, regulatory action, environmental matters, federal and state legislation, interest rates, labor strikes, maintenance and capital expenditures, local economic conditions and the specific needs of plants to perform unanticipated facility maintenance or repairs or outages. In addition, our ability to have available an appropriate amount of production capacity in a timely manner can significantly affect our financial performance. The timing of deregulation and competition, product development and technology changes are also important potential factors that may cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Most of these factors affect us through our wholly owned subsidiary, Indianapolis Power & Light Company, or IPL.

     All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond our control. We undertake no obligation to publicly update or review any forward-looking information, future events or otherwise.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.


                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows:


                                                                      Year Ended December 31,
                                                      ------------------------------------------------------------
                                                        2001(1)       2000(1)     1999         1998         1997
                                                      ----------    ----------  ----------  ----------   ----------
Ratio of earnings to fixed charges.................       3.22         5.61        4.09        4.02         3.54

-------------------
(1) Excluding items relating to sales of assets, charges for voluntary early retirement programs and other merger related costs of $65,043,000 in the year ended December 31, 2000, and $89,243,000 in the year ended December 31, 2001, the ratio of earnings to fixed charges would have been 4.47 for the year ended December 31, 2000, and 4.90 for the year ended December 31, 2001.

     For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (less capitalized interest) and preferred dividend requirements of subsidiary. Fixed charges consist of interest on all indebtedness, amortization of debt discount, preferred dividend requirements of subsidiary and that portion of rental expense which we believe to be representative of an interest factor.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                                                                              December 31,
                                                                                  2001
                                                                             -------------
                                                                                 Actual
                                                                             -------------
                                                                             (in thousands)
Common shareholders' equity
   Premium on 4% cumulative preferred stock..................................  $      649
   Retained earnings.........................................................      15,049
   Accumulated other comprehensive income....................................     (11,469)
                                                                               ----------
      Total common shareholders' equity......................................       4,229
Cumulative preferred stock of subsidiary.....................................      59,135
Long-term debt (less current maturities and sinking fund requirements).......   1,371,930
                                                                               ----------
      Total capitalization...................................................  $1,435,294
                                                                               ==========

     As previously discussed, AES acquired us in an approximately $2.15 billion stock-for-stock pooling of interests transaction in March 2001. Accordingly, no asset step-up was recorded with the acquisition to reflect the difference between the acquisition price and the book value of the assets acquired.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents our selected consolidated financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The selected statement of consolidated income data for the years ended 2001, 2000 and 1999 and selected consolidated balance sheet data for the years ended 2001 and 2000 are derived from our audited consolidated financial statements that are included in this prospectus. The selected statement of consolidated income data for the years ended 1998 and 1997 and the selected consolidated balance sheet data for 1999, 1998 and 1997 are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated financial statements for 2001, 2000 and 1999 have been audited by Deloitte & Touche LLP. The historical results of consolidated operations are not necessarily indicative of results to be expected for any subsequent period.

                                                                      Year Ended December 31,
                                         -----------------------------------------------------------------------------
                                            2001             2000             1999            1998              1997
                                         ----------       ----------       ----------      ----------       ----------
                                                                      (In Thousands)
Operating Data:
Total utility operating revenues (1)     $  828,046       $  858,535       $  834,652      $  821,256       $  776,427
Termination benefit agreement costs
   (2).............................         (74,765)              --               --              --               --
Voluntary early retirement program
   benefits costs (3)..............         (23,751)         (62,007)              --              --               --
Utility operating income...........         130,641          136,223          183,501         179,511          167,315
Allowance for funds used during
   construction....................           1,974            3,034            2,201           2,300            4,407
Income before cumulative effect of
   accounting change and
   extraordinary loss..............          77,947          158,842          128,947         130,119           95,699
Cumulative effect of accounting
   change (1)......................              --               --               --              --           18,347
Extraordinary loss on early retirement
   of debt (4).....................              --           (4,259)              --              --               --
Net income.........................          77,947          154,583          128,947         130,119          114,046
Balance Sheet Data (end of
   period):
Utility plant - net................       1,665,717        1,647,834        1,750,412       1,748,460        1,766,383
Total assets.......................       1,995,930        1,983,276        2,315,837       2,118,945        2,154,349
Common shareholder's equity........           4,229          730,148          677,746         574,191          526,129
Cumulative preferred stock of
   subsidiary......................          59,135           59,135           59,135          59,135            9,135
Long-term debt (less current
   maturities and sinking fund
   requirements)...................       1,371,930          621,863          870,050         907,974        1,032,846
Other Data:
Utility construction expenditures..         126,517           75,712          103,452          79,458           73,130
Nonutility construction expenditures             --              438              295             975            1,569

-------------------
(1) In 1997, IPL changed its method of accounting to record revenues of all electricity and steam delivered during the period. Prior to 1997, IPL recognized revenues on a cycle basis as meters were read. The new accounting method more accurately reports revenues in the period in which electricity and steam are used by customers. The cumulative effect of the change in accounting as of January 1, 1997 was $18.3 million.

(2) Termination benefits represents costs related to the termination of certain employees as a result of our acquisition by AES. The pretax expenses included $59.4 million related to termination benefit agreements and severance, $9.2 million in supplemental retirement costs and $6.2 million in restricted stock expense.

(3) Voluntary Early Retirement Program Benefit Costs for 2000 represent $56.8 million pre-tax non-cash pension and $5.2 million other post-retirement benefit costs associated with the Voluntary Early Retirement Program implemented in November 2000 (VERP I). Participation was limited to, and subsequently accepted by 400 qualified employees who elected retirement dates in 2001.

     On June 1, 2001, we approved a second Voluntary Early Retirement Program (VERP II). Upon expiration of the revocation period on July 23, 2001, 141 employees accepted VERP II. We recognized $17.2 million in pre-tax non-cash pension costs and $2.6 million in other post-retirement benefit costs associated with VERP II in 2001.

     On September 14, 2001, we approved a third Voluntary Early Retirement Program (VERP III). Upon expiration of the revocation period on October 31, 2001, nine employees accepted VERP III. We recognized $2.0 million in pre-tax non-cash pension costs and $2.0 million in other post-retirement benefit costs associated with VERP III in 2001.

(4) In November 2000, we sold our steam operations to Citizens Gas & Coke Utility using a portion of the net proceeds to retire debt specifically assignable to the assets sold. In connection with the retirement, we incurred make-whole payments and wrote off debt issuance costs of $4.3 million which was recorded as an extraordinary loss on early retirement of debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

We are a holding company incorporated under the laws of the state of Indiana. Our principal subsidiary, IPL, is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the State of Indiana, the most distant point being about forty miles from Indianapolis. Until November 2000, it also produced, distributed and sold steam within a limited area in Indianapolis. IPL owns and operates two primarily coal-fired generating plants and a separately-sited combustion turbine that are used for electric generation. IPL also owns and operates one coal and gas-fired plant. For electric generation, the total demonstrated net capability is 3,118 megawatts, net winter capability is 3,129 megawatts and net summer capability is 3,036 megawatts.

Our other direct subsidiary is Mid-America Capital Resources, Inc., or Mid-America. Mid-America is the holding company for our unregulated activities, although it is not currently conducting any business. Our regulated business is conducted through IPL. We have historically had two business segments: electric and "all other." Our steam operations were in the "all other" segment prior to being sold effective November 20, 2000. The operations of our Cleveland Energy Resources subsidiary were in the "all other" segment prior to being sold effective May 21, 2001. Since the sale of our steam operations and district cooling business, substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL.

     Acquisition by AES

On July 15, 2000, we entered into an Agreement and Plan of Share Exchange with The AES Corporation, a Delaware corporation, whereby AES agreed to acquire us in a stock-for-stock transaction. On October 20, 2000, our shareholders approved the Agreement and Plan of Share Exchange with AES at a special meeting of shareholders. On March 23, 2001, final regulatory approval of the acquisition was received and on March 27, 2001, AES completed the acquisition. At the effective time of the share exchange, each of the outstanding 89,685,177 shares of our common stock was converted into the right to receive 0.463 of a share of AES common stock, for an aggregated purchase price of $2.15 billion and $890 million in assumed debt and preferred stock. Following the share exchange, AES owns all of our outstanding common stock. Treasury stock of $500.6 million was cancelled as a result of the acquisition. Accordingly, the common stock balance was reduced by $459.8 million and the remaining $40.8 million was applied against retained earnings.

During the year ended December 31, 2001 and 2000, we expensed $6.3 million and $5.8 million of merger related costs, respectively. Total merger related costs were $12.1 million. As a result of our acquisition by AES, we recorded $74.8 million, or $46.4 million after tax, of costs related to the termination of certain employees. The pretax expenses included $59.4 million in costs associated with termination benefit agreements and severance, $9.2 million in supplemental retirement costs, and $6.2 million in restricted stock expense.

     Sale of the Assets of the Steam Operations, Mid-America Energy Resources and Indianapolis Campus Energy

     On November 20, 2000, we sold certain assets, referred to as the thermal assets, to Citizens Gas & Coke Utility. The thermal assets included the Perry K Steam Plant and downtown steam distribution system operated by IPL; the central city chilled water cooling and distribution system owned by Mid-America Energy Resources and the chilled water cooling system owned by Indianapolis Campus Energy, Inc. that provides services to Eli Lilly & Company. The transaction resulted in a gain to us, on a consolidated basis, of $30.6 million, or $18.7 million after tax. See Note 1 in the Notes to Consolidated Financial Statements. These assets, together with Cleveland Energy Resources, constituted substantially all of our steam operations.

     Sale of Cleveland Energy Resources

     On May 21, 2001, we sold the assets of Cleveland Energy Resources to Dominion Cleveland Thermal, Inc., a subsidiary of Dominion Energy, Inc. Cleveland Energy Resources includes two subsidiaries of Mid-America, Cleveland Thermal Energy Corporation and Cleveland District Cooling Corporation. Cleveland Thermal owns and operates two steam plants in Cleveland, Ohio. Cleveland Cooling owns and operates a district cooling facility located near downtown Cleveland, which distributes chilled water to subscribers located downtown for their air conditioning needs. The selling price for the assets was $14.6 million. See Note 1 in the Notes to Consolidated Financial Statements. The completion of the sale had no significant income statement impact.

     Post-retirement Plans

     During 2000, we recognized a non-cash $6.7 million curtailment loss for a supplemental retirement plan reflecting the expected near-term retirement of certain plan participants.

     On October 20, 2000, we curtailed and settled our existing post-retirement medical and life insurance plans. Post-retirement plan assets are held by an independent trustee and are encompassed by a Voluntary Employee Beneficiary Association Trust. Existing eligible retirees and active employees, as of March 27, 2001, who ultimately retire as active employees at age 55 or later are eligible to receive post-retirement benefits from the independent trustee. In November 2000, we made a $7.5 million payment to the independent trustee as settlement of its obligations relating to the Post-retirement Plans. The plan was spun off on October 20, 2000, to an independent trustee. See Notes 12 and 13 in the Notes to Consolidated Financial Statements.

     Voluntary Early Retirement Program

     On November 9, 2000, we implemented a Voluntary Early Retirement Program. This program offered enhanced retirement benefits upon early retirement to eligible employees. The program was available to all employees, except officers, whose combined age and years of service totaled at least 75 on December 31, 2001. Participation was limited to, and subsequently accepted by, 400 qualified employees. Participants elected actual retirement dates in 2001. Additionally, we will provide post-retirement medical and life insurance benefits to program retirees until age 55 at which time they will be eligible to receive similar benefits from the independent Voluntary Employee Beneficiary Association trustee. We recognized a $56.8 million pre-tax non-cash pension charge and a $5.2 million charge for other post-retirement benefit costs of the program in December 2000.

     On June 1, 2001, we implemented a second Voluntary Early Retirement Program to 225 individuals, offering substantially the same retirement enhancements as described in the prior paragraph. Upon expiration of the revocation period on July 23, 2001, the offer under this program was accepted by 141 individuals, who will take retirement dates between August 1, 2001, and August 1, 2004. We recognized $17.2 million in pre-tax non-cash pension and $2.6 million in other post-retirement benefit costs associated with this program in 2001.

     On September 14, 2001, we approved a third Voluntary Early Retirement Program limited to personnel at our Petersburg Generating Station, offering substantially the same retirement enhancements as described in the prior paragraph(s). Upon expiration of the revocation period on October 31, 2001, the offer under this program was accepted by nine employees, who will take retirement dates as agreed upon between IPL and the employees. We recognized $2.0 million in pre-tax non-cash pension costs and $2.0 million in other post-retirement benefit costs associated with this program in 2001.

     Program-related cash contributions were $5.3 million for 2001. We anticipate program-related cash contributions for pension benefits of $11.4 million for 2002, $46.7 million in 2003, and $39.7 million in 2004. These estimates are based on actuarial assumptions using a 7.25% discount rate.

     Capital Stock

     On March 15, 1999, we completed a common stock purchase plan which began in 1998. The 1998 purchase plan resulted in the purchase, through open market and privately negotiated transactions, of 6.0 million shares or 6.6% of our outstanding common stock for a total cost of $154.0 million. The 1998 purchase plan was financed with the issuance of additional commercial paper through a commercial paper facility, as well as with cash flows from operations. There was no outstanding balance in the commercial paper facility at December 31, 2001. In December, 2001, we terminated our 4(2) special purpose commercial paper facility.

     During 2001, we paid $29.0 million of common stock dividends to our shareholders prior to our acquisition by AES and distributed $133.0 million in quarterly dividends to AES. For the years ended 2000 and 1999, we paid dividends to common shareholders of $55.0 million and $50.9 million, respectively.

     During 2001 and 2000, options for 463,400 and 3,167,954 shares, respectively, of common stock were exercised raising funds of $6.6 million and $49.8 million, respectively, in connection with our various stock option plans.

     On March 29, 2002, we made a distribution to AES of $51.0 million which created a deficit in retained earnings.

     Charges related to dispositions

     Our parent corporation, AES, has disclosed that it is considering certain strategic initiatives that may involve potential sales or dispositions of businesses by it. We are currently assessing the impact such dispositions will have on the pooling-of-interests accounting used for the IPALCO acquisition. Such dispositions may require the acquisition to be restated as a purchase.

     Other

     During 1999, we recorded directly to shareholders' equity an unrealized after-tax gain of $106.7 million resulting from our investment in Internet Capital Group, Inc. (Nasdaq: ICGE), an internet holding company, which went public in August 1999. In 2000, Mid-America sold approximately one million shares of Internet Capital Group resulting in a realized gain of $112.6 million. The total realized gain is reduced by related compensation expenses and gross receipts tax of $10.3 million and income taxes of $42.2 million. The after-tax proceeds from these sales were applied primarily to the reduction of our outstanding unsecured debt. During 2000, unrealized losses of $61.8 million, or $37.6 million after-tax were recorded to comprehensive income to reflect the decrease in market price for the unsold shares.

     In 1999, Mid-America, our wholly owned subsidiary, made a commitment to invest $15.0 million in EnerTech Capital Partners II L.P., a venture capital fund. The fund invests in service and technology companies providing innovative products and services that take advantage of opportunities created by deregulation of the energy and telecommunications industries. Through December 31, 2001, Mid-America has funded $4.5 million of such commitment. Mid-America funded an additional $0.9 million in January 2002.

     The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, our operating revenues and associated operating expenses are not generated evenly by month during the year.

Critical Accounting Policies

   General

     We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the U.S. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. The significant accounting policies which we believe are most critical to understanding and evaluating our reported financial results include the following: Regulation, Revenues, Authorized Annual Operating Income, Regulatory Assets, and Contingencies.

     Regulation: The retail utility operations of IPL are subject to the jurisdiction of the Indiana Utility Regulatory Commission (IURC). IPL's wholesale power transactions are subject to the jurisdiction of the Federal Energy Regulatory Commission. These agencies regulate IPL's utility business operations, tariffs, accounting, depreciation allowances, services, security issues and the sale and acquisition of utility properties. The financial statements of IPL are based on generally accepted accounting principles, including the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," which gives recognition to the ratemaking and accounting practices of these agencies.

     Revenues: Revenues are recognized as services are provided including those unbilled at the end of each month.

     A fuel adjustment charge provision, which is established after public hearing, is applicable to most of the rate schedules of IPL and permits the billing or crediting of estimated fuel costs above or below the levels included in such rate schedules. Actual fuel costs in excess of or under estimated fuel costs billed are deferred or accrued, respectively.

     IPL is allowed to recover purchased power costs based on a benchmark. If the cost per Mwh of power purchases is not greater than the benchmark, then the purchased power costs should be considered net energy costs that are presumed fuel costs included in purchased power. If the average cost per Mwh of power purchases is greater than the benchmark, then the costs are recoverable only through demonstration of the reasonableness of those purchases to the IURC.

     Authorized Annual Operating Income: Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income requirements as a condition for approval of requested changes in fuel adjustment charges. Additionally, customer refunds may result if the utilities' rolling 12-month operating income, determined at quarterly measurement dates, exceeds the utilities' authorized annual operating income and cannot be offset by applicable cumulative net operating income deficiencies. In such a circumstance, the required customer refund for the quarterly measurement period is calculated to be one-fourth of the excess annual operating income grossed up for federal and state taxes as required under I. C. 8-1-2-42.5.

     IPL's authorized annual jurisdictional electric net operating income, for purposes of quarterly operating income tests, is $163 million. This level will be maintained until changed by an IURC order. During 2001, the Commission found that IPL's rolling annual jurisdictional retail electric operating income was less than the authorized annual operating income at each of the quarterly measurement dates (January, April, July and October). At October 31, 2001, IPL's most recent quarterly measurement date, IPL had a cumulative net operating deficiency of $621.0 million. The operating deficiency is calculated by summing the quarterly measurement period annual results from the date of the last rate order. As a consequence, IPL could, for a period of time, earn above $163 million of electric jurisdictional retail net operating income without being required to make a customer refund.

     Through the date of IPL's next general electric rate order, IPL is required to file upward and downward adjustments in fuel cost credits and charges on a quarterly basis, based on changes in the cost of fuel, irrespective of its level of earnings.

     Regulatory Assets: Regulatory assets represent deferred costs that have been included as allowable costs for ratemaking purposes. IPL has recorded regulatory assets relating to certain costs as authorized by the IURC. Specific regulatory assets are disclosed in Note 5. As of December 31, 2001, all regulatory assets have been included as allowable costs in orders of the IURC (see Note 11). IPL is amortizing such nontax-related regulatory assets to expense over periods ranging from 1 to 30 years. Tax-related regulatory assets represent the net income tax costs to be considered in future regulatory proceedings generally as the tax-related amounts are paid.

     In accordance with regulatory treatment, IPL deferred as a regulatory asset certain post in-service date carrying charges and certain other costs related to its investment in Unit 4 at the Petersburg Plant. As authorized in the 1995 Electric Rate Settlement, IPL, effective September 1, 1995, is amortizing this deferral to expense over a life that generally approximates the useful life of the related facility. Also in accordance with regulatory treatment, IPL defers as regulatory assets non-sinking fund debt and preferred stock redemption premiums and expenses, and amortizes such costs over the life of the original debt or, in the case of preferred stock redemption premiums, over 20 years. If the regulator disallows a material amount of capitalized costs to be included in future tariffs, the write-off of the regulatory assets may have a material adverse impact on our operating results.

     Contingencies: We accrue for loss contingencies when the amount of the loss is probable and estimable. We are subject to various environmental regulations, and are involved in certain legal proceedings. If our actual environmental and/or legal obligations are different from its estimates, the recognition of the actual amounts may have an impact on our operating results and financial condition.

Results of Operations

   Fiscal 2001 Compared to Fiscal 2000 and Fiscal 2000 Compared to Fiscal 1999

     Our 2001 net income of $77.9 million decreased by $76.7 million from net income of $154.6 million in 2000. Our net income of $154.6 million in 2000 increased $25.7 million from net income of $128.9 million in 1999. The following discussion highlights the factors contributing to these changes.

      Utility Operating Revenues

     Operating revenues in 2001 decreased from the prior year by $30.5 million and operating revenues in 2000 increased from the prior year by $23.9 million. The respective decrease and increase in revenues resulted from the following:

                                                                                            Increase (Decrease)
                                                                                      ---------------------------------
                                                                                      2001 over 2000     2000 over 1999
                                                                                      --------------     --------------

Electric:
Change in retail kWh sales mix - net of fuel......................................... $     2.6             $   10.1
Fuel revenue.........................................................................      (2.2)                 5.1
Wholesale revenue....................................................................      (0.8)                15.2
DSM tracker revenue..................................................................      (1.4)                (0.4)
Steam revenue........................................................................     (27.6)                (6.7)
Other revenue........................................................................      (1.1)                 0.6
                                                                                      ----------            ---------
Total change in operating revenues................................................... $   (30.5)            $   23.9
                                                                                      ==========            =========

     The increase in retail kWh sales in 2001 and 2000 primarily was due to economic growth in Indianapolis. Actual and percentage changes in electric customers and in heating and cooling degree days for these periods are as follows:

                                                                                            Increase (Decrease)
                                                                            ------------------------------------------------
                                                                                2001 over 2000             2000 over 1999
                                                                            ----------------------      --------------------
Electric Residential Customers......................................        3,707           0.9%        5,287           1.4%
Commercial & Industrial Customers...................................          777           1.6%          556           1.2%
Heating Degree Days.................................................         (520)         (9.6)%         532          10.9%
Cooling Degree Days.................................................         (121)        (12.6)%        (218)        (18.5)%

     The changes in fuel revenues in 2001 and 2000 from the prior year reflect changes in total fuel costs billed to customers. Wholesale sales were $55.5 million and $56.3 million for 2001 and 2000, respectively. The decrease in wholesale revenues in 2001 was a result of softer wholesale markets and increased capacity reserve margins in the Midwest. The increase in wholesale revenues in 2000 was a result of favorable wholesale market conditions and generating unit availability. Steam revenues decreased in 2001 as a result of the sale of thermal assets and associated cessation of steam operations in 2000. See Note 1 in the Notes to Consolidated Financial Statements. The decrease in other revenues during 2001 reflects decreased service revenues.

     Utility Operating Expenses

     Fuel expense decreased in 2001 over 2000 by $8.2 million due to decreases in both heating degree days (-9.6%) and cooling degree days (-12.6%) as compared to 2000 and the overall decreased market prices of oil and natural gas in the fall of 2001 as compared to the same time period in 2000. Fuel expense increased in 2000 by $16.8 million due primarily to an increase in deferred fuel cost.

     Other operating expenses decreased $26.5 million during 2001 over 2000 due to a $21.1 million reduction in Administration and General Office Expenses, as a result of decreases in personnel (net of the Voluntary Early Retirement Program and the Termination Benefit Agreements), and a $5.3 million reduction in Purchased Steam due to the sale of IPL's thermal assets. See Notes 1 and 12 to our Consolidated Financial Statements. Other operating expenses increased $17.1 million in 2000 primarily due to a $6.7 million curtailment loss for the supplemental retirement plan (see Note 12 in the Notes to Consolidated Financial Statements), rental costs of $3.3 million for portable diesel generators used to supplement generation during the summer months, decreased sales of emission allowances of $3.2 million (reduced operating expenses), and a $2.8 million increase in restricted stock expense due to the increase in the stock price during 2000.

     Power purchased increased by $3.7 million during 2001, primarily due to obligations associated with our summer peak power contracts in place to limit market-risk exposure and the corresponding mild summer. Power purchased decreased by $16.6 million during 2000, primarily because the 1999 totals reflect the combination of higher market prices for scheduled summer peaking power and a $13.0 million increase in replacement power costs due to the unusually high level of generating unit outages during peak electricity demand in the third quarter of 1999.

     Maintenance expenses increased $6.9 million during 2001, primarily due to the extension of a scheduled outage at our Petersburg Generating Station. Maintenance expenses increased by $1.8 million during 2000, primarily due to costs associated with the timing of generating unit overhauls and outages.

     A charge of $23.8 million was taken in 2001 relating to two additional Voluntary Early Retirement Programs (VERP) taken in 2001. See Note 12 in the Notes to Consolidated Financial Statements. A charge of $59.4 million was taken in 2001 relating to the termination of certain employees. A charge of $62.0 million was recorded in 2000 as a result of the Voluntary Early Retirement Program offered to eligible employees. See Note 12 in the Notes to Consolidated Financial Statements.

     Taxes other than Income Taxes decreased by $1.7 million in 2001 over 2000 primarily due to decreased employment taxes associated with workforce reductions. Taxes other than income taxes increased by $3.2 million during 2000, primarily due to increased property and employment taxes.

     Income taxes - net decreased $9.8 million in 2001 over 2000 and decreased $15.6 million in 2000 over 1999. These changes coincide with the decrease in pretax operating income each year.

     Other Income And Deductions

     During 2001, allowance for equity funds used during construction decreased by $0.7 million, primarily due to a decreased construction base. During 2000, allowance for equity funds used during construction increased $0.7 million primarily due to an increased construction base.

     Other-net, which includes the pretax income before interest charges of operations other than IPL, as well as pre-tax non-operating income from IPL, increased by $6.4 million in 2001 and decreased by $14.7 million during 2000, as compared to prior years. The increase in 2001 was primarily due to a $3.25 million decrease in charitable contributions at non-utility subsidiaries, an increase in officer's compensation of $1.93 million at non-utility subsidiaries, and a decrease in maintenance charges of $5.11 million at non-utility subsidiaries, all as a result of the sale of thermal assets in 2001 and 2000. See Note 1 of the Consolidated Financial Statements for further discussion on the sale of non-utility operations. The decrease in 2000 was primarily due to a $5.8 million increase in outside service expenditures related to our acquisition by AES, a $3.4 million increase in charitable contributions, the non- recurrence of a $3.2 million insurance recovery in 1999 and a $1.8 million impairment provision recorded on non-utility assets offset by a $0.8 million investment distribution. See Note 1 in the Notes to Consolidated Financial Statements.

     During 2000, we recorded a gain of $30.6 million on the sale of certain thermal assets. See Note 1 in the Notes to Consolidated Financial Statements.

     During 2000, we recorded a gain, less related compensation expenses and gross receipts tax, of $102.3 million on the sale of available-for-sale securities. See Note 15 in the Notes to Consolidated Financial Statements.

     Income taxes - net for 2001 decreased by $59.2 million due to charges associated with one-time items (merger costs, termination benefits, and voluntary early retirement). See "--Voluntary Early Retirement Program" under "Overview" in this Analysis and Note 1 to the Consolidated Financial Statements. Income taxes - net for 2000 increased $50.5 million primarily as a result of $11.9 million in taxes recorded on the gain on the sale of thermal assets and $42.2 million in taxes recorded on the sale of available-for-sale securities. See Note 15 in the Notes to Consolidated Financial Statements.

     Interest and Other Charges

     Interest on long-term debt decreased by $3.8 million and $8.4 million during 2001 and 2000, respectively, as compared to prior years. The reduction in 2001 was primarily due to the lower interest rates on our variable rate debt, subsequently reset to fixed-rate mode in August 2001. See Note 8 in the Notes to the Consolidated Financial Statements. The 2000 decrease was primarily due to the reduction of the principal amount on our recapitalization debt facility.

     Other interest charges decreased by $0.3 million in 2001 and increased by $0.2 million in 2000 as compared to prior years. The decrease in 2001 was due in part to the February, 2001 pay-off and the December, 2001 termination of our 4(2) special-purpose commercial paper program as well as the overall low interest rate environment in 2001. The increase in 2000 was a result of moderately higher short-term rates during the calendar year.

     Amortization of redemption premiums and expenses on debt - net increased by $0.2 million in 2001 and decreased by $0.4 million in 2000, respectively, as compared to prior years. The increase in 2001 was due to amortizing issuance costs associated with the old notes. The 2000 variance resulted primarily because the 1999 totals included costs associated with Mid-America Energy Resources replacement of its $9.5 million 7.25% Series note and its $9.3 million 1995 Series variable rate note with the $18.8 million 1999 Series variable rate note.

     Extraordinary Loss on Early Retirement of Debt - Net of Taxes

     During 2000, we recorded an extraordinary loss on the early extinguishment of debt when Mid-America incurred make-whole payments and wrote off debt issuance costs of $4.3 million, net of taxes, in connection with the sale of certain thermal assets. See Notes 1 and 8 in the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

     General

     Net cash provided by operating activities was $191.9 million, $186.9 million and $213.8 million for the fiscal years ended December 31, 2001, 2000 and 1999, respectively. Net cash used in financing activities was $75.4 million, $347.4 million and $86.6 million for the fiscal years ended December 31, 2001, 2000 and 1999, respectively. Net cash provided by (used in) investing activities was $(156.2) million, $205.2 million and $(112.3) million for the fiscal years ended December 31, 2001, 2000 and 1999, respectively.

     We are a holding company, and accordingly all cash is generated by the operating activities of our subsidiaries, principally IPL. None of our subsidiaries, including IPL, is obligated under the notes being offered by this prospectus, and none of our subsidiaries will guarantee the notes. Accordingly, our ability to make payments on the notes will depend not only on the ability of our subsidiaries to generate cash in the future, but also on the ability of our subsidiaries to distribute cash to us. IPL's mortgage and deed of trust and its amended articles of incorporation contain restrictions on IPL's ability to issue certain securities or pay cash dividends to us. The articles require that, so long as any shares of preferred stock are outstanding, the net income of IPL, as specified therein, be at least one and one-half times the total interest on the funded debt and the pro forma dividend requirements on the outstanding, and any proposed, preferred stock before any additional preferred stock is issued. The mortgage requires that net earnings as calculated thereunder be two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. Based on IPL's net earnings for the 12 months ended December 31, 2001, the ratios under the articles and the mortgage are 3.22 and 10.06, respectively. For the twelve months ending December 31, 2000, the IPL ratios were 3.37 and 10.27, respectively.

     The following restrictions pertain to IPL but, as described in the preceding paragraph may have an effect on us, to the extent that our ability to make payments on our indebtedness depends upon IPL earnings. So long as any of the several series of bonds of IPL issued under its mortgage remains outstanding, and subject to certain exceptions, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in Section 47 of such mortgage, after December 31, 1939. The amount which these mortgage provisions would have permitted IPL to declare and pay as dividends at December 31, 2001, exceeded retained earnings at that date. In addition, pursuant to IPL's articles, no dividends may be paid or accrued and no other distribution may be made on IPL's common stock unless dividends on all outstanding shares of IPL preferred stock have been paid or declared and set apart for payment.

     We believe these requirements will not restrict any anticipated future financings or cash dividend payments. At December 31, 2001, and considering all existing restrictions, IPL had the capacity to issue approximately $1.1 billion of additional long-term debt although it would need regulatory authority to issue any additional long-term debt.

     The principal uses of funds in the year ending December 31, 2001, included the payment of $29.0 million of common stock dividends to our shareholders prior to our acquisition by AES and the distribution of $133.0 million in quarterly dividends to AES. The principal uses of funds in the year ended December 31, 2000, included retirement of $211.2 million of our commercial paper. Further, we retired $65.7 million of debt upon sale of the thermal assets of Mid-America Energy Resources and $16.0 million of debt upon sale of Indianapolis Campus Energy. Additionally, we retired a total of $57.5 million short-term debt as it matured. Finally, we paid dividends to common shareholders of $55.0 million. The principal uses of funds in the year ended December 31, 1999, included the conclusion of our share repurchase program in which we repurchased 3.5 million shares of our common stock at a cost of $88.5 million. Additionally, we paid dividends to common shareholders of $50.9 million.

     On March 29, 2002, we made a distribution to AES of $51.0 million which created a deficit in retained earnings.

     IPL used a portion of the proceeds received from the sale of its thermal assets (see Note 8 in the Notes to the Consolidated Financial Statements) to retire $6.2 million of its 1999 series note in January 2001. IPL has no other long-term debt that matures during 2002.

     On November 20, 2000, we sold the central chilled water cooling and distribution facility owned by Mid-America Energy Resources and the chilled water cooling system owned by Indianapolis Campus Energy to Citizens Gas & Coke Utility. On May 21, 2001, we sold the assets of Cleveland Energy Resources to Dominion Cleveland Thermal, Inc. As a result of these divestitures, total capital requirements for Mid-America are expected to be $11.8 million. This amount includes Mid-America obligations to EnerTech as well as certain retained liabilities in connection with these asset sales. Ongoing cash requirements are expected to be funded from existing liquid assets.

     Additional information regarding our historical cash flows from operations, investing and financing for the past three years, including the capital expenditures of IPL and Mid-America, are disclosed in the Statements of Consolidated Cash Flows and in the Notes to Consolidated Financial Statements.

     Following this offering, our principal uses of cash will be debt service, capital expenditures and distributions to our parent, AES.

     While we believe that our sources of liquidity will be adequate to meet our needs through the end of 2002, this belief is based on a number of material assumptions, including, without limitation, assumptions about weather, economic conditions, credit ratings and environmental pronouncements. If and to the extent these assumptions prove to be inaccurate, our sources of liquidity may be affected.

     Our non-contingent contractual obligations are set forth below:


                                                         Payment due by period
                                                             (in millions)
                                   Less than one year         1 to 3 years      4 to 5 years      Over 5 years       Total
                                   ------------------    ---------------------  ------------      ------------       -----
Indebtedness (excluding                  $0.3                    $80.0             $58.8            $1,233.1       $1,372.2
  interest)...................
Purchase Obligations(1).......            9.4                      5.8                --                  --           15.2
Construction commitments......           30.6                       --                --                  --           30.6
Operating /Capital Lease
  Payments....................            0.4                      1.1                --                  --            1.5
                                        -----                    -----            ------            --------       --------
Total                                   $40.7                    $86.9            $ 58.8            $1,233.1       $1,419.5
                                        =====                    =====            ======            ========       ========

-------------------
(1)  Includes contracts for the purchase of electricity.

     Our contingent contractual obligations are set forth below:


                                              Total Amounts              Amount of commitment expiration per period
                                              -------------      --------------------------------------------------------
                                                                  Less than 1
                                                                      year        1-3 years     4-5 years    Over 5 years
                                                                  -----------     ---------     ---------    ------------
Investment Obligation                          $9.6 million           1.0           2.0            2.0           4.6


     See our discussion under "Overview--Other" for our EnerTech investment.

     Debt Service

     The notes being offered by this prospectus will mature in 2008 and 2011. Interest on the notes will be payable semiannually in cash. The notes will contain customary covenants and events of default. In addition to the notes, we also have other indebtedness outstanding indirectly through our subsidiaries. See "Description of Other Indebtedness" for a summary of the key terms, including interest rates and maturities, of our other material indebtedness.

     Capital Expenditures

     We spent approximately $126.5 million and $76.1 million on capital expenditures in 2001 and 2000, respectively.

     We spend significant amounts to comply with environmental laws and regulations. Although we believe, based upon information currently available to management, that we will not be subject to environmental liabilities which are likely to have a material adverse effect on us, there can be no assurance that future costs will not result in a material adverse effect on our financial condition, results of operations or liquidity. See "Business--Environmental Matters."

     IPL's construction program for the three-year period 2002-2004 is estimated to cost $393.2 million. The estimated cost of the program by year (in millions) is $123.0 in 2002, $134.6 in 2003 and $135.6 in 2004. It includes expenditures for additions, improvements and extensions to transmission and distribution lines, substations, power factor and voltage regulating equipment, distribution transformers and street lighting facilities. These projected amounts include $148.0 million of costs associated with new environmental standards imposed by the EPA. See "Business--Environmental Matters."

     Total capital requirements for Mid-America are expected to be $11.8 million. This amount includes Mid-America obligations to EnerTech as well as certain retained liabilities in connection with the sale of certain assets. See "Liquidity and Capital Resources--General."

     Distributions

     All of our outstanding common stock is held by AES. Distributions to AES during 2001 were $133 million in regular quarterly dividends. Additionally, the after-cost proceeds from the offering of the old notes were used to (a) satisfy our $74 million short-term obligation, and (b) distribute a special, one-time dividend to AES of $663 million. Recently, on March 29, 2002, we made a distribution to AES of $51 million which created a deficit in retained earnings.

     Sources of Funds

     We believe that business conditions will be such that cash balances, cash flow from operations and short-term borrowings will be adequate to meet anticipated short-term future cash requirements, including necessary capital expenditures related to IPL's construction program and ongoing operations; however, we may issue long-term debt at the IPL level to fund a portion of its construction program between 2003 and 2005. See "Liquidity and Capital Resources--General" and "Capital Expenditures" for a discussion of both of these issues.

     Credit Ratings

     Sustaining investment grade debt ratings is a key element in maintaining adequate liquidity and financial flexibility. In the first half of 2001, IPALCO and IPL's credit ratings were downgraded as a result of IPALCO's acquisition by AES, a company with weaker credit characteristics.

     The credit ratings of IPALCO and IPL at April 2, 2002 are as follows:

                                Standard & Poors(S&P)      Moody's        Fitch
                                ---------------------      -------        -----
IPALCO Senior Secured                BBB-                    Baa1          BBB-
IPALCO Commercial Paper              A2                      P2            F2
IPL Corporate Credit Rating          BBB                     Baa1
IPL Senior Secured                   BBB                     A3            BBB
IPL Senior Unsecured                 BBB-                    Baa1          BBB-
IPL Commercial Paper                 A2                   P2/VMIG-2        F2

     S&P has indicated that IPALCO and IPL are both on negative credit watch with regard to their current ratings as a result of current credit and economic situations facing AES. In the event IPL and IPALCO are downgraded by either S&P or Fitch, IPL's Senior Unsecured debt and IPALCO's Senior Secured debt would no longer be investment grade. A change in the rating for IPL to below investment grade at IPL would trigger certain events of default as described under our discussion of Credit Agreements, Sale of Accounts Receivable, Remarketing Agreement and Liquidity Facility. IPL is currently in the process of negotiating the removal or amendment of these triggers from certain agreements, but there can be no assurance that such ratings triggers will be removed or amended as requested by IPL. We believe it is unlikely that the parties to the various agreements and facilities will take action in the event our credit ratings are downgraded.

     Credit Agreements

     IPL has entered into a loan agreement with ABN AMRO Bank, N.V. and National City Bank of Indiana for a loan in the aggregate principal amount of $30 million. This agreement contains representations, warranties, and affirmative and negative covenants that IPL considers to be reasonable and customary. This loan agreement also contains events of default upon the occurrence of certain events, including an event in which any one of the unsecured or uncollateralized long-term debt obligations of IPL is not rated at BBB- or better by Standard & Poor's Corporation, at Baa3 or better by Moody's Investors Service, or BBB- or better by Duff & Phelps, now known as Fitch. Upon an event of default, the obligations of the banks to make loans may be terminated by the banks, and all amounts owing are immediately due and payable. As of March 31, 2002, there is no outstanding balance on this loan agreement; however, we do anticipate borrowings on this loan agreement in the near future.

     Sale of Accounts Receivable

     IPL formed IPL Funding Corporation (IPL Funding) to purchase, on a revolving basis, up to $50 million of the retail accounts receivable and related collections of IPL in exchange for a note payable. IPL Funding is not consolidated by IPL since it meets requirements set forth in Statement of Financial Accounting Standards ("FAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" to be considered a qualified special-purpose entity. IPL Funding has entered into a purchase facility with unrelated parties (Purchasers) pursuant to which the Purchasers agree to purchase from IPL Funding, on a revolving basis, up to $50 million the receivables purchased from IPL. IPL retains servicing responsibilities through its role as a collection agent for the amounts due on the purchased receivables, but may be replaced as collection agent as a result of IPL's current credit rating. IPL and IPL Funding provide certain indemnities to the Purchasers, including indemnification in the event that there is a breach of representations and warranties made with respect to the purchased receivables.

     As a result of IPL's current credit rating, the facility agent has the ability to require all proceeds of purchased receivables of IPL to be directed to lock-box accounts that, in the facility agent's discretion, may be under the control of IPL (as collection agent) or under the control of the facility agent. In addition, a downgrade of IPL's credit rating below investment grade constitutes a "termination event" under the purchase facility agreement. Such an event would give the Purchasers the option to discontinue the purchase of new receivables and cause all proceeds of the purchased receivables to be used to reduce the Purchaser's investment and to pay other amounts owed to the Purchasers and the facility agent, which would have the effect of reducing the operating capital available to IPL by the aggregate amount of such purchased receivables. As of March 31, 2002, the aggregate amount of receivables purchased pursuant to this facility was $50.0 million.

Current Business Outlook

     Traditionally, retail kWh sales, after adjustments for weather variations, have grown in reasonable correlation with growth in service territory economic activity. During the past 10 years, IPL's retail kWh sales have grown at a compound annual rate of 2.2%, while the Indianapolis economy grew at an annual rate of 2.5%.

     IPL's wholesale kWh sales decreased 1.4% in 2001 from the level achieved in 2000, largely as a result of softer wholesale markets and increased capacity reserve margins in the Midwest. As IPL's retail sales grow, the level of generating capacity available for wholesale sales is more limited. The ability to sell power in the highly competitive wholesale market is also highly dependent on market conditions and the level and frequency of unplanned outages. We are unable to predict, with any degree of certainty, the level of wholesale sales that may be achieved in 2002.

     Operating and maintenance expenses were $697.4 million in 2001. These expenses in 2002 will be influenced by the level of kWh generation, generating unit availability and overhaul costs, purchased power costs, cost control programs and inflation. IPL depends on purchased power, in part, to meet its retail obligations. Purchased power costs are highly volatile and, therefore, we are unable to predict with any degree of certainty the level of those costs for 2002.

Market Risk Disclosure

     The primary market risk to which we are exposed is interest rate risk. IPL uses long-term debt as a primary source of capital in its business. Historically, a portion of this debt had an interest component that reset on a periodic basis to reflect current market conditions. Effective December 31, 2000, IPL had $455.3 million in fixed-rate debt and $173.5 million in variable-rate debt. IPL retired $6.15 million of its variable-rate debt in January, 2001, then exchanged $127.4 million of variable-rate debt for fixed-rate debt effective August 1, 2001 (see further discussion below). At December 31, 2001, IPL had $582.7 million in fixed-rate debt and a $40 million variable rate debt issue which had been synthetically fixed through a floating-to-fixed rate swap (also further discussed below). Including our issuance of the old notes in 2001, the December 31, 2001 weighted average interest rate for our fixed-rate debt was 7.09% and 1.6% for the variable-rate debt. The fair value of our fixed-rate and variable-rate long-term debt was $
1.397 billion and $40 million, respectively.

     IPL has entered into an interest rate swap. Under this swap, IPL agrees with a swap counterparty to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated on an agreed notional amount. This interest differential paid or received is recognized in the consolidated statements of income as a component of interest expense.

     At December 31, 2001, IPL's current interest rate swap agreement had a notional amount of $40 million, and it expires in January 2023. IPL agrees to pay interest at a fixed rate of 5.21% to a swap counter party and receive a variable rate based on the tax-exempt weekly rate. The fair value of IPL's swap agreement was $(3.7) million at December 31, 2001. The fair value of IPL's swap agreement on December 31, 2000 was $(3.1) million.

     IPL's reliance on variable rate debt reduced interest expense by averaging 4.27% in 2000 and 3.41% in 1999 (weighted average of 4.25% and 3.37%
respectively), versus a simple average rate of 6.513% on fixed-rate long- term debt. For the first quarter of 2001, the average interest rate was 3.7% simple (3.66% weighted). After IPL was downgraded post-acquisition, the weighted-average variable-rate interest rate increased to 4.73% for April and May as a direct result of this downgrade. After consulting with remarketing agent(s) for these issues, and given the low interest rate environment, IPL determined that fixed-rate debt is the optimal position for IPL. Accordingly, effective August 1, 2001, IPL reset five of the six variable rate issues totaling $127.4 million to a semi-annual, fixed-rate mode with the following coupons:

Principal      Issue                                                            Coupon Rate    Maturity Date
---------      -----                                                            -----------    -------------

$40,000,000    City of Petersburg, IN (Pollution Control Revenue Bonds, Series    5.750%       August 1, 2021
                 1991)
$20,000,000    City of Petersburg, IN (Solid Waste Revenue Bonds, Series          5.900%       December 1, 2024
                 1994A)
$30,000,000    City of Petersburg, IN (Solid Waste Revenue Bonds, Series          5.950%       December 1, 2029
                 1995C)
$20,000,000    City of Petersburg, IN (Solid Waste Revenue Bonds, Series          6.375%       November 1, 2029
                 1996)
$17,350,000    Indiana Development Finance Authority Exempt Facilities            5.950%       August 1, 2030
                 Revenue Refunding Bonds, Series 1999

     IPL may nevertheless enter into swap transactions in connection with some of these fixed-rate, long-term issues to recapture the benefits of a variable-rate structure. Should IPL elect to do so, IPL will swap the fixed-rate cash flow for variable-rate cash flow. IPL expects any such swap transaction to mirror the features of the long-term fixed- rate debt, thereby enabling IPL to account for the swap under SFAS 133 guidelines as a hedging instrument.

     After resetting five of the six variable rate issues to a semi-annual fixed mode, IPL had $40 million of variable rate debt outstanding at December 31, 2001.

     Remarketing Agreement and Liquidity Facility

     IPL has entered into a Remarketing Agreement with J.P. Morgan Securities, Inc. for the weekly remarketing of IPL's $40 million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities (ARTS) Series 1995B, Indianapolis Power & Light Company Project (the Bonds). J.P. Morgan is obligated to use its best efforts to remarket the Bonds, but is not obligated to buy or take any position in the Bonds. In addition, one of the conditions precedent to J.P. Morgan's obligations is that there shall have been no adverse change in the properties, business, condition (financial or otherwise) or results of operations of IPL. In the event J.P. Morgan is unable to remarket the Bonds, there is a liquidity facility in place in the form of a Credit Agreement with ABN AMRO Bank, N.V. The Trustee for the Bonds is the only one authorized to request an advance under this facility, and this is only contemplated in the event of a failed remarketing of the Bonds by J.P. Morgan. It is an event of default under this Credit Agreement if the S&P Rating shall be BB+ or lower or the long-term debt securities of IPL shall be unrated by S&P. S&P Rating is defined as the rating assigned to the senior unsecured long-term debt securities of IPL without third party credit enhancement.

Accounting Standards

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. We adopted SFAS 133 on January 1, 2001. See Note 2 in the Notes to Consolidated Financial Statements.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 141 requires business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 141 also prohibits the use of pooling-of-interest method for all business combinations initiated after June 30, 2001.

     SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a no amortization approach, goodwill and certain intangibles would not be amortized into results of operations, but instead would be reviewed for impairment at least annually and written down and charged to results of operations in the periods in which the recorded value of goodwill and certain intangibles are determined to be greater than their fair value. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. We do not believe the adoption of SFAS No. 142 will have any impact on our consolidated financial position or results of operation.

     SFAS No. 143 addresses financial accounting and reporting for obligations associated with retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. We have not determined the impact, if any, that this statement will have on our consolidated financial position or results of operations.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001 and addresses accounting for and reporting of the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 31, 2001. We do not believe the adoption of SFAS No. 144 will have any impact on the consolidated financial position or results of operations.

                                    BUSINESS

Overview

     We are a holding company incorporated under the laws of the State of Indiana on September 14, 1983. Our principal subsidiary is IPL, an electric utility with its customer base concentrated in Indianapolis, Indiana. Our total electric revenues during 2001 were approximately $828.0 million and total assets as of December 31, 2001, were approximately $2.0 billion.

     IPL owns and operates two primarily coal-fired generating plants and a separately-sited combustion turbine that are used for electric generation. IPL also owns and operates one coal and gas-fired plant. For electric generation, the total demonstrated net capability is 3,118 megawatts, net winter capability is 3,129 megawatts and net summer capability is 3,036 megawatts.

     On July 15, 2000, we entered into an Agreement and Plan of Share Exchange with The AES Corporation, a Delaware corporation, whereby AES agreed to acquire us for 0.463 shares of AES common stock per share of our common stock in a stock-for-stock transaction valued at approximately $2.15 billion, plus the assumption of outstanding debt and preferred stock in the aggregate amount of $890 million. Since March 27, 2001, all of our outstanding common stock has been held by AES.

     On November 20, 2000, we sold certain thermal assets to Citizens Gas & Coke Utility. These thermal assets included the Perry K Steam Plant and downtown steam distribution system operated by IPL; the central city chilled water cooling and distribution system owned by Mid-America Energy Resources, Inc., and the chilled water cooling system owned by Indianapolis Campus Energy, Inc. that provides services to Eli Lilly & Company. Both Mid- America Energy Resources and Indianapolis Campus Energy are subsidiaries of Mid-America.

     On May 21, 2001, we sold the assets of Cleveland Energy Resources to Dominion Cleveland Thermal, Inc., a subsidiary of Dominion Energy, Inc., for $14.6 million. Cleveland Energy Resources included two subsidiaries of Mid-America, Cleveland Thermal Energy Corporation and Cleveland District Cooling Corporation. As a result of these sales, Mid-America is not currently conducting any business.

Indianapolis Power & Light Company

     General

     IPL was incorporated under the laws of the State of Indiana in 1926 and is one of our wholly-owned subsidiaries. IPL is engaged primarily in generating, transmitting, distributing and selling electric energy in the city of Indianapolis and neighboring cities, towns, communities, and adjacent rural areas, all within the State of Indiana, the most distant point being about 40 miles from Indianapolis. It also produced, distributed and sold steam within a limited area in Indianapolis until November 20, 2000. There have been no other significant changes in the services rendered, or in the markets or methods of distribution, since the beginning of the fiscal year. IPL intends to do business of the same general character as that in which it is now engaged. Indiana law authorizes electricity suppliers to have exclusive retail service areas.

     IPL's business is not dependent on any single customer or group of customers. The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by month during the year. IPL's electricity sales for 1997 through 2001 are set forth in the table of statistical information included at the end of this section.

     IPL's generation, transmission and distribution facilities are described under "--Properties." IPL's electric system is directly interconnected with the electric systems of Indiana Michigan Power Company, PSI Energy, Inc., Southern Indiana Gas and Electric Company, Wabash Valley Power Association, Hoosier Energy Rural Electric Cooperative, Inc., the Indiana Municipal Power Agency, West Fork Land Development Company, LLC, and DTE Georgetown, LLC.

     IPL is also a member of the East Central Area Reliability Group, or ECAR, and is cooperating under an agreement that provides for coordinated planning of generation and transmission facilities and the operation of such facilities to promote reliability of bulk power supply in the nine-state region served by ECAR. Smaller electric utility systems, independent power producers and power marketers participate as associate members. See "--Regulatory Matters--Wholesale Energy Market" for a discussion of our participation in the Midwest ISO.

     Regulation

     IPL is subject to regulation by the Indiana Utility Regulatory Commission, or IURC, as to its services and facilities, the valuation of property, the construction, purchase, or lease of electric generating facilities, the classification of accounts, rates of depreciation, rates and charges, the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of public utility properties or securities and certain other matters. See Note 11 in the Notes to Consolidated Financial Statements.

     In addition, IPL is subject to the jurisdiction of the Federal Energy Regulatory Commission, or FERC, with respect to short-term borrowing not regulated by the IURC, the sale of electricity at wholesale and the transmission of electric energy in interstate commerce, the classification of its accounts, and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act.

     For a further description of regulatory matters, see "Indianapolis Power & Light Company--Retail Ratemaking" and "--Regulatory Matters."

     Retail Ratemaking

     IPL's tariffs for electric service to retail customers (basic rates and charges) are set and approved by the IURC after public hearings. Such proceedings, which have occurred at irregular intervals, involve IPL, the staff of the IURC, the Office of the Indiana Utility Consumer Counselor, as well as other interested consumer groups and customers. In Indiana, basic rates and charges are determined after giving consideration, on a pro-forma basis, to all allowable costs for ratemaking purposes including a fair return on the fair value of the utility property used and useful in providing service to customers. Once set, the basic rates and charges authorized do not assure the realization of a fair return on the fair value of property. Pursuant to statute, the IURC conducts a periodic review of the basic rates and charges of all utilities at least once every four years. Other numerous factors including, but not limited to, weather, inflation, customer growth and usage, the level of actual maintenance and capital expenditures, fuel costs, generating unit availability and purchased power costs and availability can affect the return realized. During 1998, in an order resulting from an IPL initiated proceeding, the IURC declined to exercise its jurisdiction in part over IPL customers who voluntarily select service under IPL's Elect Plan options. Under two of these options, the customer's prices are not adjusted for changes in fuel costs or other factors. The Elect Plan will expire on December 31, 2003, unless a subsequent plan is approved by the IURC. Substantially all other IPL customers are served pursuant to retail tariffs that provide for the monthly billing or crediting to customers of increases or decreases, respectively, in the actual costs of fuel consumed from estimated fuel costs embedded in base tariffs, subject to certain restrictions on the level of operating income. Additionally, most such retail tariffs provide for billing of "lost revenue margins" on estimated kilowatt-hour (kWh) sales reductions along with current and deferred costs resulting from IPL's IURC-approved demand side management programs. IPL maintains its books and records consistent with generally accepted accounting principles reflecting the impact of regulation. See Note 2 in the Notes to Consolidated Financial Statements.

     Future events, including the advent of retail competition within IPL's service territory, could result in the deregulation of part of IPL's existing regulated businesses. Upon deregulation, adjustments to IPL's accounting records may be required to eliminate the historical impact of regulatory accounting. Such adjustments, as required by Statement of Financial Accounting Standards No. 101, "Regulated Enterprises--Accounting for the Discontinuation of Application of FASB Statement No. 71," would eliminate the "effects of any actions of regulators that have been recognized as assets and liabilities . . .." Required adjustments could include the expensing of any unamortized net regulatory assets, the elimination of certain tax liabilities, and a write down of any impaired utility plant balances. IPL does not expect to be required to adopt SFAS 101 in the near term.

     Fuel

     In 2001, approximately 99% of the total kWh produced by IPL were generated from coal. Natural gas and No. 2 fuel oil combined to provide the remaining kWh generation. Natural gas is used in IPL's newer combustion turbines. In addition to use in oil-fired steam turbine generating units, three older combustion turbines, and as an alternate fuel in two newer combustion turbines, fuel oil is used for start up and flame stabilization in coal-fired generating units.

     IPL's long-term coal contracts provide for the major portion of its requirements through the year 2005. The long-term coal agreements are with five suppliers and the coal is mined entirely in the state of Indiana. Approximately 50% of our coal is from one supplier. IPL has entered into three contracts with this supplier for the provision of coal from three separate mines. It is presently believed that all coal used by IPL will be mined by others. IPL normally carries fuel oil and a 30-60 day system supply of coal to offset unforeseen occurrences such as labor disputes, equipment breakdowns and power sales to other utilities.

     Employee Relations

     As of December 31, 2001, IPL had 1,341 employees of whom 732 were represented by the International Brotherhood of Electrical Workers, AFL-CIO, or IBEW, and 195 were represented by the Electric Utility Workers Union, or EUWU, an independent labor organization. In September 1999, the membership of the IBEW ratified a labor agreement that remains in effect until December 16, 2002. The agreement provides for general pay adjustments of 4% in December 1999, 2% in December 2000 and 2% in December 2001, and changes in pension and health care coverage. In April 2000, the membership of the EUWU ratified a labor agreement that became effective on February 26, 2001, and extends through February 23, 2004. The agreement provides for general pay adjustments of 2% in each of the periods February 2001, February 2002 and February 2003, as well as changes in pension and health care coverage.

     On November 9, 2000, we implemented a Voluntary Early Retirement Program (VERP I) which offered enhanced retirement benefits upon early retirement to eligible employees. The program was available to all employees, except officers, whose combined age and years of service totaled at least 75 on June 30, 2001. Participation was limited to, and subsequently accepted by 400 qualified employees, 146 of whom were IBEW members and 72 of whom were EUWU members. Participants elected actual retirement dates in 2001. In addition, individuals in key senior management positions terminated employment in conjunction with the final approval and closing of our agreement with AES. Those individuals received separation benefits as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition by AES."

     On June 1, 2001, we implemented a second Voluntary Early Retirement Program (VERP II) to 225 individuals, offering substantially the same retirement benefits upon early retirement to all employees, except officers, whose combined age and years of service totaled at least 75 on June 30, 2001. Upon expiration of the revocation period on July 23, 2001, the offer under this program was accepted by 141 individuals, who will take retirement dates between August 1, 2001 and August 1, 2004. Of these 141 individuals, 61 retired during 2001. Our pre-tax expense for this program was $19.8 million.

     On September 14, 2001, we approved a third Voluntary Early Retirement Program (VERP III) limited to personnel at our Petersburg Generating Station. This program offered substantially the same retirement benefits upon early retirement to all eligible employees, except officers, whose combined age and years of service totaled at least 72 on December 31, 2001. Upon expiration of the revocation period on October 31, 2001, nine employees accepted VERP III. Our pretax expense for this program was $4.0 million.

     Statistical Information on Electric Operations

     The following table of statistical information presents additional data on our electric operations:


                                                                  Year Ended December 31,
                                     --------------------------------------------------------------------------
                                         2001(1)       2000(1)          1999(1)         1998(1)         1997(1)
                                     -----------     ---------       ----------        --------        --------
Operating Revenues (In Thousands):
Residential.........................   $ 289,779     $ 285,000        $ 282,254        $269,351       $261,832
Small industrial and commercial.....     127,863       130,482          127,027         122,082        125,131
Large industrial and commercial.....     334,387       337,725          328,903         321,103        306,761
Public lighting.....................      10,415        10,249           10,386           9,754          9,324
Miscellaneous.......................      10,091        11,153           10,600          12,469         12,050
                                       ---------     ---------         --------        --------       --------
   Revenues - ultimate consumers....     772,535       774,609          759,170         734,759        715,098
Sales for resale - REMC.............       1,367         1,222            1,035             936          1,082
Sales for resale - other............      54,144        55,124           40,132          50,140         21,954
                                       ---------     ---------         --------        --------       --------
   Total electric revenues..........   $ 828,046     $ 830,955         $800,337        $785,835       $738,134
                                       =========     =========         ========        ========       ========
Kilowatt-hour Sales (In Millions):
Residential.........................       4,717         4,614            4,510           4,359          4,276
Small industrial and commercial.....       1,955         1,990            1,928           1,888          1,969
Large industrial and commercial.....       7,337         7,432            7,187           7,138          6,857
Public lighting.....................          72            71               73              71             69
                                       ---------     ---------         --------        --------       --------
   Sales - ultimate consumers.......      14,081        14,107           13,698          13,456         13,171
Sales for resale - REMC.............          46            42               33              31             29
Sales for resale - other............       2,129         2,272            1,968           2,252          1,111
                                       ---------     ---------         --------        --------       --------
   Total kilowatt-hours sold........      16,256        16,421           15,699          15,739         14,311
                                       =========     =========         ========        ========       ========

Customers at End of Period:
Residential.........................     394,793       391,086          385,799         379,943        374,686
Small industrial and commercial.....      43,767        43,078           42,610          42,230         41,137
Large industrial and commercial.....       4,283         4,195            4,107           4,036          3,960
Public lighting.....................         622           574              509             445            357
                                       ---------     ---------         --------        --------       --------
   Total ultimate consumers.........     443,465       438,933          433,025         426,654        420,140
Sales for resale-- REMC.............           1             1                1               1              1
                                       ---------     ---------         --------        --------       --------
   Total electric customers.........     443,466       438,934          433,026         426,655        420,141
                                       =========     =========         ========        ========       ========

-------------------
(1) Includes estimated electric operating revenue and kilowatt-hour sales for services delivered but not billed during the period. See Note 2 in the Notes to Consolidated Financial Statements.

Mid-America

      General

     As of December 31, 2001, Mid-America, the holding company for our unregulated activities, had as a subsidiary Cleveland Energy Resources. Cleveland Energy Resources included two additional subsidiaries of Mid-
America: Cleveland Thermal Energy Corporation and Cleveland District Cooling Corporation. Cleveland Thermal owned and operated two steam plants in Cleveland, Ohio. Cleveland Cooling owned and operated a district cooling facility located near downtown Cleveland, which distributes chilled water to subscribers located downtown for their air conditioning needs. On May 21, 2001, we sold the assets of Cleveland Energy Resources to Dominion Cleveland Thermal, Inc., a subsidiary of Dominion Energy, Inc. The selling price for the assets was $14.6 million. The completion of the transaction had no significant income statement impact.

     Mid-America also made investments in entities that are not operating subsidiaries. At December 31, 2001, it had an investment in Internet Capital Group, Inc. (Nasdaq: ICGE), EnerTech Capital Partners II L.P., a venture capital fund, and essential.com. We recently received notification that essential.com filed for bankruptcy protection in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division. Accordingly, we will write-off our investment by $420,000 in the first quarter of 2002.

     Employees

     Due to the sale of Cleveland Energy Resources in the first half of 2001, Mid-America no longer has employees.

Properties

     Our executive offices are located at One Monument Circle, Indianapolis, Indiana. This facility also houses certain administrative operations of certain of our other subsidiaries. This facility, and the remainder of our material properties in our business and operations are owned directly by IPL. The following is a description of these material properties.

     IPL owns two distribution service centers in Indianapolis at 1230 West Morris Street and 3600 North Arlington Avenue. IPL's customer service center is located at 2102 North Illinois Street in Indianapolis.

     IPL owns and operates two primarily coal-fired generating plants and a separate combustion turbine which are used for electric generation. IPL also owns and operates one combination coal and gas-fired plant. For electric generation, the total demonstrated net capability is 3,118 MW, net winter capability is 3,129 MW and net summer capability is 3,036 MW.

     IPL's sources of electric generation are as follows:

          o Eagle Valley Plant, formerly known as the H. T. Pritchard plant, located 25 miles southwest of Indianapolis (seven units in service-one each in 1949, 1950, 1951, 1956 and 1967 and two in
               1953) with 367 MW demonstrated net capability and net winter and summer capabilities of 344 MW and 341 MW, respectively;

          o Harding Street Station, formerly known as the E. W. Stout plant, located in the southwest part of Marion County (eleven units in service-one each in 1941, 1947, 1958, 1961, 1967, 1994 and 1995 and four in 1973) with 955 MW demonstrated net capability and net winter and summer capabilities of 1,013 MW and 944 MW, respectively;

          o Petersburg Plant, located in Pike County, Indiana (seven units in service-four in 1967 and one each in 1969, 1977 and 1986) with 1,716 MW demonstrated net capability and net winter and summer capabilities of 1,672 MW; and

          o Georgetown Combustion Turbine, located in Pike Township on the northwest side of Indianapolis, Indiana (one unit in service-May
               2000) with 80 MW nameplate rating and net winter and summer capabilities of 100 MW and 79 MW, respectively.

     Net electrical generation during 2001, at the Petersburg, Harding Street and Eagle Valley plants accounted for approximately 67.5%, 24.5% and 8.0%, respectively, of IPL's total net generation.

     Included in the above totals are three gas turbine units at the Harding Street plant added in 1973, one gas turbine added in 1994 and one gas turbine added in 1995 with a combined nameplate rating of 214 MW. Also included is one diesel unit each at Eagle Valley and Harding Street plants and three diesel units at Petersburg station, all added in 1967. Each diesel unit has a nameplate rating of 3 MW.

     See the discussion under "Related Party Transactions - Combustion Turbine Acquisition" for a discussion of a new combustion turbine expected to be in service during the second quarter of 2002.

     IPL's transmission system includes 457 circuit miles of 345,000 volt lines, 359 circuit miles of 138,000 volt lines and 269 miles of 34,500 volt lines. Underground distribution and service facilities include 623 miles of conduit and 6,789 wire miles of conductor. Underground street lighting facilities include 94 miles of conduit and 2,053 wire miles of conductor. Also included in the system are 75 bulk power substations and 86 distribution substations.

     Other properties include coal and other minerals underlying 798 acres in Sullivan County, Indiana, and coal underlying about 6,215 acres in Pike and Gibson Counties, Indiana. IPL owns approximately 4,067 acres in Morgan County, Indiana and approximately 884 acres in Switzerland County, Indiana, for future plant sites.

     All critical facilities owned by IPL are well maintained, in good condition and meet the present needs of IPL.

     The mortgage and deed of trust of IPL, together with the supplemental indentures thereto, secure first mortgage bonds issued by IPL. Pursuant to the terms of the mortgage, substantially all property owned by IPL is subject to a direct first mortgage lien.

Environmental Matters

     We are subject to various federal, state and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. A violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We believe that we operate in material compliance with environmental laws, regulations and permits. We cannot assure you, however, that we have been or will be at all times in compliance with such laws, regulations and permits.

     Under certain environmental laws, we could be held responsible for all of the costs relating to any contamination at our or our predecessors' past or present facilities and at third party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to such contamination or other hazardous substances or for other environmental damage. We cannot assure you that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations or financial condition.

     In late 1990, Congress passed the Clean Air Act Amendments of 1990, which affect both new and existing facilities. The Clean Air Act and many state laws require significant reductions in sulfur dioxide, particulate matter, and nitrogen oxide (NOx) emissions that result from burning fossil fuels. The following is a discussion of specific areas under or related to the Clean Air Act that affect our business.

     NOx SIP Call

     On October 27, 1998, U.S. Environmental Protection Agency, or the EPA, issued a final rule, referred to as the NOx SIP call, calling for Indiana, along with 21 other states in the eastern third of the United States and the District of Columbia, to impose more stringent limits on nitrogen oxides (NOx) emissions from fossil fuel-fired steam electric generators, including those operated by IPL. On March 3, 2000, the Court of Appeals for the District of Columbia Circuit issued a decision largely upholding the NOx SIP call, and a petition for review by the United States Supreme Court was later denied. Minor aspects of the rule were later remanded to the EPA by the Court of Appeals for the District of Columbia Circuit in a related case. IPL lodged a separate challenge to the NOx SIP call in the Court of Appeals for the District of Columbia Circuit, insofar as it affects Indiana plants, following the EPA's December 26, 2000, finding that eleven states, including Indiana, failed to make timely submissions in response to the NOx SIP call. That challenge has survived the EPA's motion for summary affirmance and has been briefed on the merits. Oral argument is scheduled for May 16, 2002. It is not possible to predict the outcome of the lawsuit.

     The EPA's NOx SIP call would require operators of coal-fired electric utility boilers in the affected states and the District of Columbia to limit NOx emissions to 0.15 pounds per million BTUs of heat input as a system-wide average during the annual ozone season, which extends from the beginning of May through the end of September of each year. That limit calls for a reduction of about 85% from 1990 average emissions from coal-fired electric utility boilers, and a reduction during the ozone season of about 57% from our current emissions.

     The final requirements of the NOx SIP call, and the timing of and the costs to comply with it, are subject to the success of any further judicial review. Our current estimates are that the NOx SIP call would necessitate additional capital expenditures of approximately $120 million to achieve the majority of IPL required NOx emission reductions. This amount has been included in our 2002-2005 construction program. The intent is to purchase the remaining NOx emission allowances in the market. There has been precedent set in the state of Indiana that allows a tracker for a return on the capital investment for clean coal technology, which includes capital expenditures for NOx compliance. IPL is anticipating that a tracker may also be allowed for the sharing of the NOx emission allowance expense.

     As to timing, the requirements of the NOx SIP call became effective during 2001 and will necessitate deployment of capital during the period between 2001 and 2005, with compliance required by May 31, 2004. We do not expect the installation of control technology associated with the NOx SIP call to significantly disrupt our plant operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Expenditures."

     The above estimates will be refined as engineering studies progress.

     National Ambient Air Quality Standards

     On July 16, 1997, the EPA promulgated final rules tightening the National Ambient Air Quality Standards for ozone and creating new fine particulate matter standards. In May 1999, the EPA issued its final guidelines for the revised ground-level ozone and particulate matter, which further delineated the so-called "non-attainment regions" and other non-attainment classifications. In February 2001, the United States Supreme Court upheld the ozone and particulate matter standards, but held that the EPA's policy of implementing the new ozone standard in non- attainment areas was unlawful. If the EPA develops an interpretation of this standard with respect to non-attainment regions that is consistent with the Supreme Court's decision, our plants may be faced with further emission reduction requirements that could necessitate the installation of additional control technology, increased capital expenditures and related operating costs.

     State of Indiana Ozone Plans

     During 2001, the Indiana Air Pollution Control Board adopted rules requiring significant reductions in NOx emissions from fossil fuel-fired electric generating units to be achieved by May 2004. The EPA approved of Indiana's NOx rules on November 8, 2001. The rules are, among other things, Indiana's means of complying with EPA's NOx SIP call described above. The new NOx rules require coal-fired electric generating units to reduce NOx emissions to a system-wide average of 0.15 pounds of NOx per million BTUs of heat input during the annual ozone season, amounting to an 85% reduction from 1990 emissions for the average unit and a reduction of 57% for IPL's coal-fired units. Our NOx SIP call budget of approximately $120.0 million is expected to bring our units into compliance with these requirements.

     As stated above, IPL has challenged the NOx SIP call in the Court of Appeals for the District of Columbia Circuit. Should this challenge be successful, the court's ruling could serve as a basis for challenging Indiana's new NOx rules in state court. The outcome of this lawsuit and any future state lawsuits cannot be predicted at this time. See "--NOx SIP Call" above.

     Section 126 Petitions

     In February 1998, eight northeastern states filed petitions seeking the EPA's assistance in reducing ozone in the eastern U.S. under Section 126 of the Clean Air Act. The EPA believes that Section 126 petitions allow a state to claim that sources in another state are contributing to its air quality problem and request the EPA to require the upwind sources to reduce their emissions. In December 1999, the EPA granted four Section 126 petitions relating to NOx emissions. On May 15, 2001, the U.S. Appeals Court for the District of Columbia Circuit upheld the EPA rule requiring some power plants in the Midwest to reduce nitrogen oxide emissions. This ruling does not currently affect our Indiana fossil fuel-fired plants. However, we cannot assure you that our plants will not be affected by these Section 126 petitions in the future.

     New Source Review

     The EPA has commenced an investigation of the fossil fuel-fired electric power generation industry to determine compliance with environmental requirements under the Clean Air Act associated with repairs, maintenance, modifications and operational changes made to facilities over the years. The EPA's focus is on whether the changes were subject to new source review or new source performance standards, and whether best available control technology was or should have been installed. The EPA has required us to provide extensive information regarding our maintenance modification and operational activities over the last quarter century. In late 2000, we sent the EPA the last batch of information responding to its request under the Clean Air Act and since then, we have received no further communication from the EPA.

     Regional Haze

     The EPA published the final regional haze rule on July 1, 1999. This rule established planning and emission reduction timelines for states to use to improve visibility in national parks throughout the U.S. On June 22, 2001, the EPA signed a proposed rule to guide states in implementing the 1999 rule and in controlling power plant emissions that cause regional haze problems. The proposed rule set guidelines for states in setting best available retrofit technology, or BART, at older power plants. The ultimate effect of the new regional haze rule could be requirements for (1) newer and cleaner technologies and additional controls on conventional particulates, and (2) reductions in SO2, NOx and particulate matter emissions from utility sources. If the proposed rules are finalized and utility emissions reductions are required, the compliance cost could be significant. At this time, we cannot, however, estimate the costs to comply with the final regional haze rule.

     Global Warming

     Global warming continues to be a concern. The U.S. and other countries have signed the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which, if ratified, would require the U.S. and other countries to make substantial reductions in "greenhouse gas" emissions. While it seems unlikely the Kyoto Protocol will be ratified by the U.S. under the Bush Administration, global warming remains a policy issue that is regularly considered for possible government regulation and if legislation requiring reductions in greenhouse gases is adopted, such legislation could substantially affect both the costs and the operating characteristics of our fossil fuel-fired plants.

     Mercury

     In December 2000, the EPA announced it would adopt rules to regulate mercury emission from coal-fired power plants. These regulations are expected to be proposed by December 2003, with final regulations by December 2004 and reductions required by 2010. Once these final regulations are issued, the use of "maximum available control technology," or MACT, i.e. the process that produces the greatest emissions reductions, regardless of economic, chemical and physical constraints, may be required to control these emissions. We cannot predict the outcome or effects of the EPA's determination and any subsequent regulation.

                                     * * *

     In summary, environmental laws and regulations presently require substantial capital expenditures and operating costs. Our capital expenditures relating to environmental matters were $4.4 million in 1999, $8.2 million in 2000 and $14 million in 2001. We expect to incur approximately $120.0 million of capital expenditures for NOx and $28.0 million for other environmental capital expenditures to comply with environmental control standards and enhanced pollution control during 2002 through 2005. In addition, environmental laws are complex, change frequently and have tended to become stringent over time. As a result, our operating expenses and continuing capital expenditures may increase. More stringent standards may also limit our operating flexibility. Because other electric power plants will have similar restrictions, we believe that compliance with more stringent environmental laws and regulations is not likely to affect our competitive position. However, these costs could adversely affect our financial condition, liquidity and results of operations, and we cannot assure you that such costs will not be material.

Regulatory Matters

     We are subject, through IPL, to extensive regulation. IPL is a regulated public utility and is principally engaged in providing electric service to the Indianapolis metropolitan area. As a regulated entity, IPL is required to use certain accounting methods prescribed by regulatory bodies which may differ from those accounting methods required to be used by nonregulated entities.

     IPL is subject to extensive regulation at both the federal and state level. IPL is substantially affected by the regulatory jurisdiction of the U.S. Environmental Protection Agency and the Federal Energy Regulatory Commission, or FERC, at the federal level and the Indiana Department of Environmental Management and the Indiana Utility Regulatory Commission, commonly referred to as the IURC, at the state level. Other significant regulatory agencies affecting IPL include, but are not limited to, the U.S. Department of Labor and the Indiana Occupational Safety and Health Administration. The regulatory power of the IURC over IPL is both comprehensive and typical of the economic regulation generally imposed by state public utility commissions over investor-owned utilities.

     An inherent business risk facing any regulated public utility is that of unexpected or adverse regulatory action. Regulatory discretion is reasonably broad in Indiana, as elsewhere. Therefore, IPL attempts to work cooperatively with regulators and those who participate in the regulatory process, while remaining vigilant and steadfast in protecting IPL's legal rights in the regulatory process. IPL takes an active role in addressing regulatory policy issues in the current regulatory environment, which is subject to rapid change in large part because of the trend toward restructuring of the United States electric utility industry and increased activity by environmental regulators.

     On February 1, 2002, IPL filed a petition with the IURC for a certificate of public convenience and necessity for the construction and use of clean coal technology to allow IPL to meet the NOx emission limits imposed pursuant to EPA's NOx SIP Call. IPL seeks IURC approval of the use of qualified pollution control property as defined in I.C. 8-1-2-6.6 and approval of ratemaking treatment for the construction costs under the same statute. A prehearing conference is scheduled for April 9, 2002, to determine a procedural schedule. See "Environmental Matters--NOx SIP Call."

     Elect Plan

     In 1998, the IURC approved a plan that allows IPL to offer customers with less than 2,000 kilowatts of demand an opportunity to choose from optional payment or service plans. IPL's authority to offer these options will expire on December 31, 2003, and any contracts entered into thereunder must terminate on or before that date unless a subsequent plan is approved by the IURC.

     Under the plan, eligible IPL customers may enter into written contracts for:

     o Fixed Rate-Pay a guaranteed fixed rate per unit of consumption for one or more years.

     o    Green Power-Purchase environmentally friendly or "green" power.

     Additionally, residential customers may choose a "Sure Bill" option, paying the same bill each month for 12 months, regardless of how much electricity is used. Customers not choosing one of these options continue to receive electric service under existing tariffs. See "Business--Indianapolis Power & Light Company--Retail Ratemaking."

     Authorized Annual Operating Income

     During quarterly fuel adjustment clause proceedings, the annual jurisdictional operating income of IPL's electric business is subject to review. Customer refunds could result if actual annual jurisdictional operating income exceeds levels authorized by the IURC. See Note 2 in the Notes to Consolidated Financial Statements. IPL does not anticipate any customer refunds to result from such reviews during 2002.

     Competition and Industry Changes

     In recent years, various forms of proposed industry-restructuring legislation and/or rulemakings have been introduced at the federal level and in several states. Generally, the intent of these initiatives is to encourage an increase in competition within the regulated electric utility industry. While federal rulemaking to date has addressed only the electric wholesale market, various state legislatures are considering or have enacted new laws impacting the retail energy markets within their respective states. A discussion of the legislative and regulatory initiatives most likely to affect IPL follows:

     Wholesale Energy Market

     In April 1996, the Federal Energy Regulatory Commission, or FERC, issued Order Nos. 888 and 889 concerning open access transmission service. These Orders require each utility under FERC jurisdiction that owns, operates or controls interstate transmission facilities, and which otherwise does not secure a waiver, to, among other things: (1) file an open access non-discriminatory transmission tariff with FERC that conforms with FERC's pro forma tariff; (2) offer open access non-discriminatory transmission and ancillary services to eligible customers under rates, terms and conditions comparable to the transmission and ancillary services that it provides itself;
(3) arrange for transmission and ancillary services under the tariff for its new wholesale sales and certain new wholesale purchases of electricity; (4) adhere to standards of conduct that separate the transmission provider's transmission function from its generation marketing function; (5) develop and maintain an open access same-time information system ("OASIS") to give existing and potential transmission users the same access to transmission information that the utility enjoys; and (6) adhere to specified standards and protocols for its OASIS system. These Orders provide that a transmission provider's pro forma tariff may be used by wholesale transmission customers, as well as retail transmission customers that are able to receive unbundled retail transmission either voluntarily from the transmission provider or as a result of a state retail access program. The Orders also establish the criteria for distinguishing between FERC-jurisdictional unbundled retail transmission facilities and state-jurisdictional unbundled retail distribution facilities. The requirement to comply with Order Nos. 888 and 889 was stayed as to IPL in 1996. Subsequently, in January 2000, IPL filed its open access transmission service tariff with FERC. At the same time, IPL filed with FERC a request to sell power at wholesale at market-based rates, which FERC accepted.

     Order No. 888 also affords utilities the opportunity to seek extra-contractual recovery of legitimate, prudent and verifiable stranded costs from certain departing wholesale power purchase customers that executed power purchase contracts on or before July 11, 1994, and from certain retail-turned-wholesale transmission customers, as well as the opportunity to seek recovery of stranded costs caused by retail wheeling in circumstances in which the transmission provider's state regulatory authority does not have authority to address retail stranded costs at the time the retail wheeling is required. The Order provides that stranded costs are to be calculated based on the difference between the revenues expected to be received by the utility from the departing customer and the market value of the stranded generation over the period of time that the utility could have reasonably expected to serve the departing customer.

     Order Nos. 888 and 889 were, for the most part, upheld by the United States Court of Appeals for the District of Columbia Circuit, and certain aspects of Order No. 888 were appealed to the United States Supreme Court. The

Supreme Court affirmed the judgment of the Court of Appeals. The Supreme Court ruled that FERC correctly concluded that it has jurisdiction over interstate transmission service that has been unbundled and sold separately from the sale of electric energy to a retail customer, and that FERC's choice not to assert jurisdiction over bundled retail transmission represented a statutorily permitted policy choice. The Supreme Court ruled that FERC explicitly reserved decision on this jurisdictional issue. The decision raises the possibility that FERC may be able to assert jurisdiction over bundled retail transmission sale if FERC finds this necessary in order to eliminate undue discrimination in retail markets. Three Justices dissented from the opinion, and stated that FERC did not adequately justify its decision not to assert jurisdiction over bundled retail transmission.

     In December 1999, FERC issued Order No. 2000, which, among other things, encourages the voluntary formation of regional transmission organizations, commonly referred to as RTOs, entities created to operate, plan and control and/or own transmission assets. Order No. 2000 also prescribes certain minimum characteristics and functions of acceptable RTO proposals; provides a collaborative process by which public utilities and non-public utilities that own, operate or control interstate transmission facilities will consider and develop RTOs; includes a proposal to consider transmission ratemaking reforms on a case-specific basis; and provides an opportunity for certain non-monetary regulatory benefits. Order No. 2000 required all public utilities (excluding certain utilities participating in an approved regional transmission entity that conforms to the FERC's independent system operator principles, which utilities were required to make an alternative filing by January 15, 2001) that own, operate or control interstate transmission to file in October 2000, either a proposal to join an RTO by December 15, 2001 or the reasons for not participating in an RTO (as well as its plans, if any, for further work towards participating in an RTO). IPL made its Order 2000 compliance filing in October 2000, stating that at that time it did not plan to join an RTO. Subsequently, in February 2001, IPL submitted an application to join the Midwest Independent System Operator (ISO), which has filed an application with FERC seeking recognition as an RTO under Order No. 2000. In December 2001 FERC granted IPL's request to transfer control over its transmission facilities to the Midwest ISO, and granted the Midwest ISO's application to be recognized as an RTO. The Midwest ISO has commenced operations. FERC has indicated that it may be necessary to expand the geographic scope of proposed RTOs.

     Certain aspects of Order No. 2000 are currently on appeal to the United States Court of Appeals for the District of Columbia Circuit. One group of petitioners challenge FERC's rulings that RTOs must have independent and exclusive authority under Federal Power Act Section 205 to file tariff rates applicable to transmission services; a second group similarly seeks review of FERC's rulings on the abilities of parties to limit by contract an RTO's ability to make unilateral tariff modifications, as well as the Order's open architecture policy and its impact on transmission owners' rights with respect to transmission expansions or interconnections; a third petitioner contends that FERC lacks substantial basis in evidence for its conclusion that transmission- owning utilities may retain up to 100% passive ownership in an RTO; and a fourth petitioner argues that FERC erred by failing to consider or require evidence on the costs and benefits of an RTO in the Pacific Northwest when it imposed its RTO rulemaking nationwide.

     Retail Energy Market

     The legislatures of several states have enacted, and many other states are considering, new laws that would allow various forms of competition for retail sales of electric energy. While each state proposal is different, most provide for some recovery of a utility's stranded costs and require an extended transition period before competition is fully effective. Additionally, a few states have implemented pilot programs that experiment with allowing some form of customer choice of electricity suppliers.

     In Indiana, competition among electric energy providers for sales has focused primarily on the sale of bulk power to other public and municipal utilities. Indiana law provides for electricity suppliers to have exclusive retail service areas.

     In 1995, the Indiana General Assembly, anticipating increasing competitive forces in the regulated public utility industry, enacted I.C. 8-1-2.5. This law enables the IURC to consider and approve, on an individual utility basis, utility-initiated proposals wherein the IURC declines to exercise jurisdiction over the whole or any part of the utility, or its retail energy service or both. The IPL Elect Plan was approved by the IURC under this law.

     During 1997, the Indiana General Assembly authorized a legislative study committee to assess the issue of electric utility competition and restructuring. A comprehensive restructuring bill was introduced in the Indiana Senate in 1998, but failed to pass. Subsequently, comprehensive restructuring bills were submitted in both 1999 and 2000, and also failed to pass. There was no restructuring legislation submitted in Indiana in 2001. Legislation was submitted in Indiana in 2002, but failed to pass.

     Indiana Utility Regulatory Commission Investigation

     On July 25, 2001, the IURC commenced a formal investigation regarding IPL's provision of service to its customers. Two days later, the IURC expressed its concern about the length of time it had taken IPL to restore service after two successive storms on July 8, 2001, caused major power outages. These were the worst storms we had experienced since 1992. On February 6, 2002, the IURC issued an order approving a Stipulation and Settlement Agreement (the "Settlement Agreement") entered into by IPL, the Indiana Office of Utility Consumer Counselor, and two intervening parties. The Settlement Agreement provides for:

     o performance measures for system reliability and customer call center performance;

     o penalties up to $7 million annually, or up to $1.75 million per quarter, for failure to meet the performance measures;

     o quarterly reporting regarding service reliability and call center performance, and reporting following any storm event;

     o upgrading or replacing IPL's Outage Management System and Energy Management System at a cost of approximately $6 million; and

     o provision of a $100 credit to residential customers whose service was interrupted during and immediately after the July 8, 2001 storms for 36 to 48 hours. IPL had already provided a similar credit to residential customers whose service had been interrupted for more than 48 hours. In addition IPL will hire an independent auditor to review its quarterly reports to the IURC. To date IPL has issued credits of approximately $2.0 million to customers affected by the storms of July 8, 2001. We estimate total credits will be approximately $2.5 million.

     Recent IURC Order

     On May 24, 2001, the IURC on its own motion initiated an industry-wide investigation into the continuing propriety of provisions in utility tariffs that limit a utility's liability to its customers for interruptions in service. IPL has such provisions in its tariff for retail service as do most Indiana public utilities. On March 6, 2002, the IURC issued an order purporting to find any and all language in tariffs on file with the IURC which limit a utility's liability for service interruptions to be void and purporting to strike such provisions from the tariffs of all Indiana public utilities. The IURC issued this order without holding an evidentiary hearing. It is expected that an appeal of this order will be taken to an appellate court. Although we cannot predict the impact this order could have on IPL or IPALCO, if this order is upheld it could have a material adverse effect on us.

Legal Proceedings

     IPL has been named as a defendant in approximately 45 lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a "premises defendant" in that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. Many of the primary defendants-the asbestos manufacturers-have filed for bankruptcy protection, and it is expected that many of the remaining manufacturers will also be forced into bankruptcy. IPL has insurance coverage for many of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote "occurrence" coverage policies applicable to the period of time during which much of the exposure has been alleged. Although we do not believe that any of the pending asbestos suits in which IPL is a named defendant will have a material adverse effect on our business or operations, we are unable to predict the number or effect any additional suits may have, or the consequences to IPL of the bankruptcy of the asbestos manufacturers; accordingly, we cannot assure you that the pending or any additional suits will not have a material effect on our business or operations. Trial of one asbestos case began in March 2002, and two are set for trial in May, 2002, one in July 2002 and one in September 2002.

     In March 2002, IPALCO and certain of its former officers were sued in the U.S. District Court for the Southern District of Indiana for alleged breaches of fiduciary duty stemming from declines in the prices of AES and IPALCO stock held by certain of IPALCO's benefit plans. We believe that this suit is without merit. While we cannot predict the outcome, we do not believe that the suit will have a material adverse effect on our financial condition, results of operations or liquidity.

     In addition to the foregoing, we are a defendant in various actions relating to various aspects of our business. While it is impossible to predict the ultimate disposition of any litigation, we do not believe that any of these lawsuits, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or liquidity.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth information regarding our executive officers and directors and the management team of IPL as of December 31, 2001:

Name                              Age   Position
-----                            ----   --------
Adrianne M. Horne..............   59    Director of IPALCO
Lenny M. Lee...................   43    Director, Chief Executive Officer of
                                          IPALCO and IPL
William H. Henley..............   51    President and Director of IPALCO and IPL
                                          and Business Unit Leader, IPL
Mark Adams.....................   44    Vice President and Business Unit Leader,
                                          IPL
William R. Dodds...............   47    Vice President, Secretary and Treasurer
                                          of IPALCO and IPL and Business Unit
                                          Leader, IPL
Dwane G. Ingalls...............   40    Vice President and Business Unit Leader,
                                          IPL
Sue Weaver.....................   43    Director of IPALCO and IPL and Vice
                                          President and Business Unit Leader,
                                          IPL
Lundy Kiger....................   47    Vice President and Business Unit Leader,
                                          IPL
John Haarlow...................   41    Director of IPALCO, Vice President and
                                          Business Unit Leader, IPL
Hamsa Shadaksharappa...........   35    Vice President and Business Unit Leader,
                                          IPL

     Adrianne M. Horne has served as an independent director of IPALCO since March 2001. Ms. Horne currently serves as the Assistant to Division Head at The Corporation Trust Company, a position she has held since 1989. She has also served as elected assistant secretary of The Corporation Trust Company since 1987.

     Lenny M. Lee was appointed Chief Executive Officer of IPALCO and IPL in April 2001, and serves on the board of directors of both IPALCO and IPL. Mr. Lee was appointed Vice President of AES in February 2000 and President of AES Great Plains in January 2001. As Great Plains President, he is responsible for AES's businesses in the U.S. Midwest, including the AES CILCO and AES IPALCO businesses. From June 1998 until his appointment as Great Plains President, Mr. Lee was Managing Director of AES Transpower Private LTD, Singapore. As Managing Director of AES Transpower, Mr. Lee led the AES group responsible for all of AES's businesses, including project development and plant operations in Korea, Australia, New Zealand, portions of Southeast Asia (Thailand, Indonesia, Malaysia and Vietnam), Hawaii and Southern China. Prior to serving as Managing Director of AES Transpower, Mr. Lee was the General Manager of Central Termica San Nicolas, a 650 MW power plant in Argentina, and spent five years doing business development for AES from Arlington, Virginia. Mr. Lee began his career at AES in 1988 and currently serves as an officer and/or a director of numerous AES affiliates. Mr. Lee graduated in 1980 from Cornell University with a Bachelor of Science Degree in Chemical Engineering.

     William H. Henley was appointed Business Unit Leader, Power Supply, of IPL in March 2001 and President of IPALCO and IPL in April 2001 and serves on the board of directors of both IPALCO and IPL. Mr. Henley currently serves as President and as a director of other IPALCO subsidiaries. Prior to his appointment as President, Mr. Henley served as Manager, Pricing and Cost Analysis of IPL from May 1998 through March 2001. From July 1988 through May 1998, Mr. Henley served as Manager, Rates and Regulations for IPL. Mr. Henley began his career at IPL in 1972. Mr. Henley holds a Bachelor of Science in Mechanical Engineering from Rose-Hulman Institute of Technology and a Masters in Business Administration from Butler University. Effective March 22, 2002, Mr. Henley is no longer serving as a Business Unit Leader of IPL.

     Mark Adams was appointed Vice President and Business Unit Leader, Petersburg Plant, of IPL in March 2001. Mr. Adams had previously been President and Plant Manager of AES Cayuga in New York. Prior to this, Mr. Adams was Vice President and a team leader at the AES Shady Point Facility. While at AES Shady Point, Mr. Adams ran a surface mine that provided coal to the plant. Mr. Adams has worked on other projects within AES including the acquisition of AES Southland and AES New York. Mr. Adams' educational background consists of degrees in Business Administration and Accounting.

     William R. Dodds was appointed Vice President and Secretary of IPL and IPALCO in April 2001, and Treasurer of IPL and IPALCO in July 2001. Mr. Dodds has served as a Co-Business Unit Leader, Power Delivery, for IPL since March 2001. From July 1999 through March 2001, Mr. Dodds served as Group Leader, Metering and Billing at AES CILCO. Mr. Dodds was Treasurer of AES CILCO from October 1990 through July 1999.

     Dwane G. Ingalls was appointed Vice President and Business Unit Leader, Harding Street Station, of IPL in March 2001. Mr. Ingalls joined AES in 1990 and has served as Vice President of several AES businesses. Mr. Ingalls has served in leadership roles within AES domestically and internationally.

     Sue Weaver was appointed Vice President and Business Unit Leader, Customer Services, of IPL in March 2001, and serves on the board of directors of IPALCO and IPL. Prior to March 2001, Ms. Weaver served as an AES Ambassador for the IPALCO transition. Ms. Weaver worked at AES CILCO and has 15 years of Utility Customer Services experience. During this time, she was elected to participate on a Customer Service implementation team introducing advanced technology and work force enhancements to improve overall customer satisfaction. In preparation for Illinois energy deregulation, Ms. Weaver participated on the team commissioned to provide functionality for CILCO's regulated and deregulated services. Ms. Weaver has been with AES since October of 1998.

     Lundy Kiger was appointed Vice President and Business Unit Leader, Eagle Valley Plant, of IPL in March 2001. Mr. Kiger served at AES Shady Point in Oklahoma as Director of Government and Community Relations from 1995 to 2001 and as Fuel Supply Manager from 1999 to 2001. From 1992 to 1995, he also served as a Team Leader at Shady Point. Mr. Kiger was appointed President of Cavanal Minerals, Inc.; Mountain Minerals, Inc.; and Coal Creek Minerals, Inc., subsidiaries of AES, from 1999 to 2001. Prior to joining AES, Mr. Kiger was a school administrator.

     John Haarlow was appointed Vice President and Co-Business Unit Leader, Power Delivery, of IPL in March 2001, and serves on the board of directors of IPALCO. Mr. Haarlow had previously been a Team Leader at AES/CILCO, Peoria, Illinois, in the Energy Delivery Business Unit. Prior to his leadership role at AES/CILCO, Mr. Haarlow had worked through the electrical cablesplicer apprentice program and became a journeyman cablesplicer. Before starting at AES/CILCO, Mr. Haarlow owned and operated an automotive service business in Illinois. Mr. Haarlow's educational background is in the areas of economics and accounting.

     Hamsa Shadaksharappa was appointed Vice President and Business Unit Leader, Financial Services Business Unit of IPL in November 2001. Mr. Shadaksharappa has been employed by AES since 1994, initially working on merger and acquisition projects and project financing assignments in India, Singapore and Australia. Prior to joining IPL, Mr. Shadaksharappa was a co-leader in the business development office for AES midwest activities from July 1999 until November 2001. Mr. Shadaksharappa holds a Bachelor of Science in Electrical Engineering from Purdue University and a Masters in Business Administration from Harvard Business School.

Board Composition

     Our board of directors is comprised of five directors, including one independent director.

Board Committees

     We currently have no board committees.

Director Compensation

     Adrianne M. Horne is serving as a member of our board, and qualifies as an independent director for purposes of our articles of incorporation. Ms. Horne is employed by CT Corporation System, and we will pay an initial fee to CT Corporation System of $1,200 per year for Ms. Horne's services on our board. The parties will conduct a review of activity at the end of each year as a basis of determining the rate for the following year.

Executive Compensation

     The following table sets forth information concerning the compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers during our fiscal year ended December 31, 2001.

                                                  Summary Compensation Table

                                               Annual Compensation               Long-Term Compensation
                                 ---------------------------------------- --------------------------------------------------
                                                                                   Awards            Payouts
                                                                           ----------------------    -------
                                                                 Other     Restricted Securities
                                                                 Annual       Stock   Underlying      LTIP        All Other
                                                              Compensation   Awards    Options/      Payouts    Compensation
Name and Principal Position       Year    Salary     Bonus        (2)          ($)    SARs (#) (3)   ($) (4)         (5)
---------------------------       ----    ------     -----    ------------   ------    -----------   -------    ------------
John R. Hodowal(1)..............  1999    698,972    715,617    1,736,412       0         115,000     997,670         6,400
Former Chairman & President;      2000    700,003    735,000    2,877,888       0         500,000     604,528         6,800
Former Chairman & CEO of IPL      2001    193,847    183,750    3,072,122       0               0   3,720,405     18,405,619

Ramon L. Humke(1)...............   1999    499,269    513,617      259,104      0               0     836,846         6,400
Former Vice Chairman; former       2000    500,001    525,000    2,327,262      0         330,000     507,017         6,923
President & COO of IPL             2001    163,462    131,250    1,389,510      0               0   2,699,847    10,064,611

John R. Brehm(1)................   1999    299,561    153,563       56,951      0               0     262,704         6,397
Former Vice President &            2000    300,002    157,500    1,824,427      0         150,000     159,174         6,800
Treasurer; former SVP Finance      2001    111,924     39,375       56,023      0               0   1,281,421     4,801,844
of IPL

Leonard M. Lee(6)...............   2001    210,000          0            0      0         238,951           0        22,150
Chief Executive Officer of
IPALCO and IPL

Sue A. Weaver(7)................   2001    106,966     30,000            0      0           9,933           0          3,209
Vice President and Business Unit
Leader, IPL

William R. Dodds(7).............   2001    127,116     30,000            0      0          13,204           0         3,813
Vice President, Secretary and
Treasurer of IPALCO and IPL;
Business Unit Leader, IPL

William H. Henley...............   2001    132,600     11,000            0      0          21,722           0        12,556
President and Business Unit
Leader, IPL

Dwane Ingalls(7)................   2001    111,542     32,550            0      0          30,841           0        15,931
Vice President and Business Unit
Leader, IPL

                                                              43

-------------------
(1) Mr. Hodowal served as Chairman and Chief Executive Officer of IPALCO and IPL until March 21, 2001. Messrs. Humke and Brehm are included pursuant to
     Item 402(a)(3) which requires up to two additional executive officers who departed during the last fiscal year and whose salary and bonus compensation actually paid during 2001 would have placed them among the four most highly compensated.

(2) Represents taxes paid by IPALCO and/or IPL on accrued interest and contributions of principal under the Funded Supplemental Retirement Plan (See "Pension Plans") for 1999 for Messrs. Hodowal, Humke and Brehm, and the following amounts for 2000 and 2001:

                                             2000             2001
                                           --------        ----------
     John R. Hodowal...................... $133,486        $3,072,122
     Ramon L. Humke....................... $ 69,264        $1,389,510
     John R. Brehm........................ $ 23,376        $   56,023

     Includes $14,683 and $6,683 earned in above market interest on deferred compensation for Mr. Humke in 1999 and 2000, respectively. Includes $6,754 and $42,824 earned in above market interest on deferred compensation for Mr. Hodowal in 1999 and 2000, respectively.

     Also includes a one-time bonus paid in 2000 to the following individuals in connection with the sale of the investment in Internet Capital Group,
     Inc.:

     John R. Hodowal...................... $2,701,578
     Ramon L. Humke....................... $2,251,315
     John R. Brehm........................ $1,801,051

(3) No options have stock appreciation rights. The figures for Messrs. Hodowal, Humke and Brehm in 1999 and 2000 reflect the number of options for shares of common stock of IPALCO Enterprises, Inc. The figures for the other individuals for 2001 reflect the number of options for shares of common stock of AES.

(4)  Payouts shown were made pursuant to the Restricted Stock Plan.

(5) Includes severance payments in 2001 in connection with the acquisition of IPALCO by AES as follows:

     John R. Hodowal...................... $18,398,819
     Ramon L. Humke....................... $10,059,881
     John R. Brehm........................ $ 4,798,521

     Remaining amounts for Messrs. Hodowal, Humke and Brehm represent contributions made by IPL to the Trustee of the Employees' Thrift Plan.

     Represents contributions to The AES Corporation's Profit-Sharing and Stock Ownership Plan, the Employee Stock ownership Plan of AES, respectively, as follows:

     Mr. Lee, $11,050 and $8,500; Mr. Henley, $4,056 and $8,500 (includes contributions to both the Employee Stock Ownership Plan of AES and the IPL Employee Thrift Plan); Mr. Ingalls $7,431, and $8,500.

     Amounts shown for Ms. Weaver and Mr. Dodds reflect employer contributions to the CILCO Employees' Savings Plan. For Mr. Lee this amount also reflects an allocation of $2,600 to the AES Supplemental Retirement Plan.

(6) Leonard M. Lee serves AES and its affiliates, including IPALCO and IPL, in several different capacities and is compensated directly by AES. Mr. Lee was appointed Chief Executive Officer of IPALCO and IPL on March 27, 2001. Mr. Lee received additional compensation in connection with his service overseas with AES and such compensation is not reported in this table.

(7) Messrs. Dodds and Ingalls and Ms. Weaver were employed by affiliates of AES other than IPALCO and/or IPL prior to March 27, 2001, when they were each appointed to their current positions with IPL. These individuals received bonuses from AES in early 2001 that were not related to their employment with IPL and are not included in this summary compensation table. Bonus amounts include bonuses earned in 2001 but received in early 2002. Salary figures for these individuals reflect all salary paid to these individuals by IPL and other AES affiliates in calendar year 2001.

Employment Agreements

     We have not entered into any employment agreements with any of our executive officers.

Stock Option and Benefit Plans

     All members of our management participate in employee benefit plans and arrangements sponsored by AES, including The AES Corporation Incentive Stock Option Plan, The AES Corporation 2001 Stock Option Plan, The AES Corporation Profit Sharing and Stock Ownership Plan, The AES Corporation Employee Stock Ownership Plan and health and life insurance plans. Mr. Lee participates in an AES supplemental retirement plan as an AES officer.

Stock Option/SAR Grants in Last Fiscal Year

     The following table sets forth information concerning grants of stock options and stock appreciation rights ("SARs") made to the executive officers named in the Summary Compensation Table during our fiscal year ended December 31, 2001. This table does not include option grants in early 2001 that represent compensation for calendar year 2000.

                                         Option/SAR Grants in Last Fiscal Year (2001)

                                                                                         Potential Realizable Value at
                                                                                         Assumed Annual Rates of Stock
                                                                                         Price Appreciation for Option
                                    Individual Grant                                                  Term
---------------------------------------------------------------------------------------- -----------------------------
                                Number of    Percent of Total
                               Securities      Options/SARs
                               Underlying       Granted to     Exercise or
                              Options/SARs     Employees in   Base Price (2)   Expiration        5%             10%
Name                         Granted (#) (1)   Fiscal Year       ($/Sh)           Date        ($) (3)         ($) (3)
----                         ---------------   -----------       ------           ----        -------         -------

John R. Hodowal.............         0            0%              $ 0                           $ 0             $ 0

Ramon L. Humke..............         0            0%              $ 0                           $ 0             $ 0

John R. Brehm...............         0            0%              $ 0                           $ 0             $ 0

Leonard M. Lee..............   238,951             1.17%       $13.19         10/25/2011     1,985,683       5,010,802
                               -------

Sue A. Weaver...............     1,537                         $49.60          3/27/2011        48,031         121,208
                                 8,396                         $13.19         10/25/2011        69,768         176,082
                               -------
                                 9,933             0.05%

William R. Dodds............     1,537                         $49.60          3/27/2011        48,031         121,208
                                11,667                         $13.19         10/25/2011        96,953         244,657
                               -------
                                13,204             0.06%

William H. Henley...........     3,075                         $49.60          3/27/2011        96,094         242,495
                                18,647                         $13.19         10/25/2011       154,957         391,028
                               -------
                                21,722             0.11%

Dwane Ingalls...............     1,537                         $49.60          3/27/2011        48,031         121,208
                                29,304                         $13.19         10/25/2011       243,516         614,505
                               -------
                                30,841             0.15%

(1) The options with an expiration date of 1/31/2011 and 3/27/2011 were granted on 1/31/2001 and 3/27/2001, respectively. One-half of these options are exercisable on the first anniversary of the date of grant, and the remaining one-half are exercisable on the second anniversary of the date of grant. The options with an expiration date of 10/25/2011 were granted on 10/25/2001 and are exercisable in full on 10/25/2002. None of the stock options contain stock appreciation rights.

(2)  Equal to market price on grant date.

(3) The values shown in these columns are merely assumed values required by, and calculated in accordance with, Securities and Exchange Commission Rules.

Aggregated Option and SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning option and SAR exercises by the executive officers named in the Summary Compensation Table during our fiscal year ended December 31, 2001.

                                  Aggregated Option/SAR Exercises in Last Fiscal Year (2001)
                                            and Fiscal Year End Option/SAR Values

                                                                        Number of Securities
                                                                             Underlying
                                                                            Unexercised
                                                                          Options/SARs At             Value of Unexercised
                                              Shares                        Fiscal Year                   In-the-Money
                                           Acquired on                        End (#)                    Options/SARs At
                                             Exercise    Value Realized     Exercisable/               Fiscal Year End ($)*
Name                                           (#)            ($)          Unexercisable             Exercisable/Unexercisable
----                                       -----------   --------------  -------------------         -------------------------
                                                                                  -0-(e)                          -0-
John R. Hodowal...........................         -0-            -0-             -0-(u)                          -0-

                                                                              152,790(e)                          -0-
Ramon L. Humke............................         -0-            -0-             -0-(u)                          -0-

                                                                                  -0-(e)                          -0-
John R. Brehm.............................         -0-            -0-             -0-(u)                          -0-

                                                                              135,396(e)                    867,130(e)
Leonard M. Lee............................      80,340      4,197,216         284,200(u)                    755,085(u)

                                                                                    -0-                         -0-(e)
Sue A. Weaver.............................         -0-            -0-          10,019(u)                     26,531(u)

                                                                                  227(e)                        -0-(e)
William R. Dodds..........................         -0-            -0-          14,022(u)                     36,868(u)

                                                                                6,945(e)                        -0-(e)
William H. Henley.........................         -0-            -0-          21,722(u)                     58,925(u)

                                                                                3,649(e)                      8,723(e)
Dwane Ingalls.............................         -0-            -0-          32,176(u)                     92,601(u)


-------------------
(e)  Exercisable.

(u)  Unexercisable.

* Based upon year-end closing market price of $16.35 per share of common stock.

Pension Plans

     The following table below illustrates the combined annual retirement benefits computed on a straight-life annuity basis that are payable under the Base Retirement Plan and the Funded Supplemental Retirement Plan (assuming continuous employment to age 65) to former executive officers, including Messrs. Hodowal, Humke and Brehm, having the remuneration and years of service shown.

                             Pension Plan Table (1)

                                      Years of Service
                    ---------------------------------------------------
     Remuneration       15         20         25         30        35
     ------------   --------   --------   --------   --------  --------
      $125,000      $ 75,000   $ 75,000   $ 75,000   $ 75,000  $ 75,000
       150,000        90,000     90,000     90,000     90,000    90,000
       175,000       105,000    105,000    105,000    105,000   105,000
       200,000       120,000    120,000    120,000    120,000   120,000
       225,000       135,000    135,000    135,000    135,000   135,000
       250,000       150,000    150,000    150,000    150,000   150,000
       300,000       180,000    180,000    180,000    180,000   180,000
       400,000       240,000    240,000    240,000    240,000   240,000
       450,000       270,000    270,000    270,000    270,000   270,000
       500,000       300,000    300,000    300,000    300,000   300,000
       600,000       360,000    360,000    360,000    360,000   360,000
       700,000       420,000    420,000    420,000    420,000   420,000

-------------------
(1) This table takes into account the latest Internal Revenue Code Section 415 benefit limitations and Internal Revenue Code Section 401(a)(17) compensation limitation applicable to the Base Retirement Plan. Benefits for both the Base Retirement Plan portion and Funded Supplemental Retirement Plan portion of the combined amounts have been shown without adjustment for income taxes.

     IPL's Employees' Retirement Plan covers all permanent employees with one year of service but excludes directors unless they are also officers. It provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are computed actuarially. The remuneration covered by the plan includes "Salary" but excludes "Bonus" and "Other Compensation," annual or otherwise, as those terms are used in the Summary Compensation Table. Benefits are calculated on the basis of the highest average annual salary in any 60 consecutive months of employment. Mr. Henley is the only other named executive officer covered by the Base Retirement Plan.

     Pension benefits stopped accruing on July 8, 2001 for virtually all non-union employees.

     The Funded Supplemental Retirement Plan referred to above was applicable to all former senior officers, including Messrs. Hodowal, Humke and Brehm, and, at reduced benefits, to all other former officers of IPALCO and IPL. In addition to the Base Retirement Plan and Funded Supplemental Retirement Plan benefits described above, the Funded Supplemental Retirement Plan also provides Mr. Hodowal with a straight-life annuity of $130,000 per year commencing at age 65, which benefit is reduced in accordance with the other applicable provisions set forth in the plan for early retirement. Contributions and accrued interest credit during 2001 to the accounts of Messrs. Hodowal, Humke, and Brehm amounted to $3,823,776, $1,729,480 and $61,655, respectively (in additions to the federal, state and local income tax payments reflected in the table above). Contributions are based on actuarial assessments of benefits projected to accrue to such officers under the Funded Supplemental Retirement Plan upon termination of employment at normal retirement age and at current salary levels. No current employees are covered by the Funded Supplemental Retirement Plan, all benefits are vested and no additional benefits are accruing under this plan.

                                   OWNERSHIP

     All of our common stock is owned by our parent company, The AES Corporation. As the wholly-owned subsidiary of AES, we are controlled by AES and AES's interests may differ from the interests of the holders of the notes.

                           RELATED PARTY TRANSACTIONS

     The following summary describes the transactions among IPALCO and its owners and affiliates.

Our Articles of Incorporation

     As a direct result of discussions with rating agencies, in order for us to receive credit ratings that are higher than the credit ratings of our parent, The AES Corporation, we amended our articles of incorporation during the fourth quarter of 2001. The following discussion summarizes certain provisions of our articles of incorporation, to which reference is made for the detailed provisions thereof.

     Under our articles of incorporation, our board is to consist of between three and 12 members, one of whom must qualify as an independent director. In general, an independent director is someone who has not had any of an enumerated list of relationships with AES or its affiliates within the last five years. The unanimous consent of the board, including the independent director, is required to take certain actions relating to creditor rights and bankruptcy laws. All of our directors, including the independent director, have a fiduciary duty to us, including, at any time when we are insolvent, our creditors, and must make decisions with respect to our business and operations independent of AES and its other affiliates.

     Our articles of incorporation also contain provisions with regard to our funds, accounts, liabilities, capitalization and indebtedness. Among other things, we must:

          o Ensure that our capitalization is adequate in light of our business and purpose and maintain an arm's length relationship with AES and its other affiliates;

          o Pay our own liabilities out of our own funds and, except in the case of our subsidiaries, cannot become liable for the debts of AES and its affiliates, or make loans or advances to those entities or acquire their securities; and

          o Conduct our business in our own name, maintain our separate identity and keep our own funds, accounts, assets, records and books of account.

     The unanimous consent of the board, including the independent director, is required to amend any of the provisions in the articles relating to the foregoing.

     Certain activities are also limited, and we have agreed not to engage in the following activities, subject to important exceptions and qualifications:

          o Expand our business activities beyond our permitted business activities;

          o Incur any indebtedness other than in connection with our permitted business activities, existing indebtedness or indebtedness incurred to refinance outstanding indebtedness or to make distributions or intercompany loans to our affiliates that comply with the limitations on such distributions and loans, as described below, or other indebtedness incurred subsequent to receipt of written confirmation from the rating agencies that such incurrence would not result in a ratings downgrade (as defined in our articles of incorporation); or

          o Consolidate with or merge with or into any other person, or convey, transfer or lease our consolidated properties and assets substantially as an entirety.

     However, the limitation on indebtedness shall cease to be in effect if the rating agencies confirm that our senior long-term debt rating would still be rated at least investment grade without such restrictions.

     Our articles of incorporation also contain limitations on distributions and intercompany loans. We may not make a distribution to AES or make a loan to AES or any of its affiliates unless at such time and as a result of such distribution or intercompany loan (a) our (i) leverage ratio (as defined in our articles of incorporation, which definition is substantially the same as such definition in the indenture governing the notes) does not exceed 0.67 to 1 and
(ii) interest coverage ratio (as defined in our articles of incorporation, which definition is substantially the same as such definition in the indenture governing the notes) is at least 2.5:1; or (b) if we are not in compliance with the foregoing ratios, at such time our senior long-term debt rating from the rating agencies is at least investment grade, and, provided further, that such limitation shall cease to be in effect if the rating agencies confirm that our senior long-term debt rating would still be rated at least investment grade without such restrictions.

     Using the defined terms set forth above, the following table shows comparative ratios for us covering the years ending December 31, 2000 and December 31, 2001.

                                                                        Interest
                                                       Leverage Ratio   Coverage
                                                             (1)        Ratio(2)
                                                       --------------   --------
Year ended December 31, 2000..........................      21.5%         7.13
Year ended December 31, 2001..........................      96.24%        7.99
Year ended December 31, 2001 (as adjusted) (3)(4).....      47.06%        4.44
-------------------

(1) Consolidated debt (as defined in our articles of incorporation, which definition is substantially the same as such definition in the indenture governing the notes) divided by total capital (as defined in our articles of incorporation, which definition is substantially the same as such definition in the indenture governing the notes).

(2) Consolidated EBITDA (as defined in our articles of incorporation, which definition is substantially the same as such definition in the indenture governing the notes) for the prior four fiscal quarters divided by consolidated interest expenses (as defined in our articles of incorporation, which definition is substantially the same as such definition in the indenture governing the notes).

(3) Leverage ratio as adjusted to reflect Adjusted Total Capital (as defined in our articles of incorporation, which definition is substantially the same as such definition in the indenture governing the notes).

(4) Interest coverage ratio as adjusted to reflect the sale by us of the old notes assuming that the old notes were outstanding for the entire year ended December 31, 2001.

     We are also limited, subject to important exceptions and qualifications, in our ability to create certain liens on our assets or properties, including the capital stock of certain of our subsidiaries (excluding IPL).

Tax Sharing Agreement

     We expect to enter into a tax sharing agreement with AES that governs the preparation, filing and payment of federal, state and local taxes. Under the agreement, with respect to returns that are filed on a consolidated, combined or unitary basis, we and each of our subsidiaries that are members of the relevant group will generally be liable to AES for our share of the taxes due with respect to such returns based on such member's share of such taxes, determined as if we were a separate consolidated group. In the case of IPL, IPL's share of such taxes payable to AES shall be determined as if IPL filed a separate tax return. AES is not required to pay us for the use of any our losses or credits that reduce the taxes of other members of the relevant group. Further, under this separate return approach, we may be required to make payments to AES for a tax year even if the AES consolidated group has no overall tax liability for that year. The agreement also provides that AES will generally control the preparation and filing of tax returns for years in which we are a member of its consolidated group and the contest of tax audits and controversies.

Employee Sharing Arrangements

     Certain of our employees, including members of our current management team, also provide services to other affiliates of AES. Some of these employees are compensated directly by AES and its affiliates for those services.

Combustion Turbine Acquisition

     IPL has purchased at fair market value from IPALCO a simple cycle gas turbine generator for installation at its Harding Street Station. The turbine is a General Electric Model PG7241 with nameplate, and approximate summer and winter generating capability of 171.1 MW, 151 MW, and 185 MW, respectively. The purchase price was approximately $42.6 million and the costs of acquisition and installation are expected to total approximately $61 million. The combustion turbine is expected to be in service during the second quarter of 2002.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following is a summary of our other material indebtedness. It may not contain all of the information about this indebtedness that is important to you. You should therefore read the debt instruments, copies of which are available as described under "Where You Can Find More Information." This summary is qualified in its entirety by reference to those debt instruments.

Revolving Credit Facility

     All borrowings under the terms of the revolving credit facility dated April 1997, were paid in full and the facility was terminated on November 14, 2001, in conjunction with the issuance of the old notes.

Commercial Paper Program

     In December 2001, we terminated our 4(2) special purpose commercial paper facility.

Indebtedness of our Subsidiaries

     The following is a summary of the material terms of certain indebtedness of our subsidiaries. Holders of our notes will not have any claim as a creditor against any of our subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to claims of the holders of the notes against those subsidiaries. In addition, holders of our notes will be effectively junior to the holders of preferred stock of our subsidiaries. As of December 31, 2001, our direct and indirect subsidiaries had total long-term debt, current liabilities and preferred stock of approximately $797 million, all of which is effectively senior to the notes. In addition, the indenture governing the notes will not restrict these subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

      Cumulative Preferred Stock

     IPL has issued five separate series of its cumulative preferred stock. Holders of the preferred stock are entitled to receive dividends at rates per annum ranging from 4.0% through 5.65%. During the twelve months ended December 31, 2001, 2000 and 1999, preferred stock dividends were $3.2 million, $3.2 million and $3.2 million, respectively. The aggregate principal amount of preferred stock outstanding as of December 31, 2001 was approximately $59.1 million. Holders of the preferred stock are entitled to two votes per share for IPL matters, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL directors to constitute a majority of IPL's board of directors. The preferred stock is redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at specific call prices. See Note 6 in the Notes to Consolidated Financial Statements.

     Lines of Credit

     At December 31, 2001, IPL had unused, committed lines of credit with banks of $55.0 million used to provide loans for interim financing which require the payment of certain fees. These lines of credit, based on separate agreements, have expiration dates ranging from January 2002 to October 2002. The weighted average interest rate on notes payable and commercial paper outstanding was not applicable at December 31, 2001, since the principal outstanding was zero, and was not applicable at December 31, 2000. See Note 9 in the Notes to Consolidated Financial Statements. On January 31, 2002, $25 million of the $55 million total lines of credit expired and was not renewed. IPL is negotiating an additional line of credit which should be in place during the second quarter.

     Commercial Paper

     IPL has a $100 million 3(a)3 commercial paper program which is backed up by its lines of credit. There was no balance at December 31, 2001.

     Long-Term Debt

     IPL uses long-term debt as a primary source of capital in its business. Historically, a portion of this debt had an interest rate component that reset on a periodic basis to reflect market conditions. On December 31, 2000, IPL had a total of $173.5 million in variable-rate debt outstanding at a simple-average rate of 4.90% (weighted-average of 4.86%). For reasons discussed immediately following, IPL reset five of the six variable-rate instruments to fixed- rate mode on August 1, 2001. This action left one $40 million issue (Series 1995B) outstanding in variable-rate mode as of December 31, 2001, at a year-end rate of 1.6% (as compared to 5.0% at year-end on December 31, 2000). This Series 1995B issue is synthetically fixed at a rate of 5.21%. The interest rate swap agreement is discussed below.

     Through 2000, IPL's six variable-rate issues averaged 4.27%, which rates were based upon the credit rating in effect for IPL at that time. However, the credit rating agencies downgraded IPL after the acquisition was completed on March 27, 2001, resulting in a corresponding interest rate increase on IPL's variable-rate, unsecured series. For the five issues subsequently reset, the simple-average rate IPL incurred from January 1, 2001, through March 27, 2001, was 3.47%. After the acquisition was complete, the rate increased through August 1, 2001, to 4.38%, an increase of nearly 1%. Given the historically-low rates then in effect, and based upon consultations with the remarketing agents(s) for the affected five series, IPL determined that a fixed-rate debt position would be optimal for five of its six variable-rate instruments. Accordingly, effective August 1, 2001, IPL reset these five issues totaling $127.4 million to a semi-annual, fixed-rate mode. The coupon rates range from 5.75% to 6.375%. The maturities range from August 2021 to August 2030. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk Disclosure."

     The weighted average rate of IPL's fixed-rate debt at the end of 2001 was 6.56%, carrying a principal value of $582.7 million and a fair-value of $587.2 million. IPL's $40.0 million variable-rate debt carried a year-end rate of 1.6% and a fair market value of $40.0 million.

     IPL has entered into an interest rate swap. Under this swap, IPL agrees with a swap counterparty to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated on an agreed notional amount. This interest differential paid or received is recognized in the consolidated statements of income as a component of interest expense.

     At December 31, 2001, IPL's interest rate swap agreement had a notional amount of $40.0 million, and it expires in January 2023. Under the agreement, IPL pays interest at a fixed rate of 5.21% to a swap counter party and receives a variable rate based on the tax-exempt weekly rate. The fair value of IPL's swap agreement was $(3.7) million at December 31, 2001.

     IPL used a portion of the proceeds received from the sale of its thermal assets (see Note 8 in the notes to the Consolidated Financial Statements) to retire $6.2 of its million of its 1999 series in January 2001. IPL had no other debt maturing in 2001, nor does it have long-term debt maturing in 2002. Of our long-term debt, $80 million will mature in 2004.

                            DESCRIPTION OF THE NOTES

     In this Description of Notes, "IPALCO" refers only to IPALCO Enterprises, Inc., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under "--Certain Definitions."

     IPALCO issued the old notes under an indenture between IPALCO and Bank One, National Association, as trustee. The terms of the new notes are identical in all material respects to the terms of the old notes, except for transfer restrictions relating to the outstanding notes, and, in both cases, include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. When we refer to the term "notes" in this "Description of the Notes" section, we are referring to both the old notes and the new notes to be issued in the exchange offer.

     The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the proposed form of the indenture are available as described under "Available Information."

Basic Terms of Notes

     The notes

          o    are senior obligations of IPALCO;

          o rank equally with all other existing and future senior obligations of IPALCO;

          o are senior to all existing and future subordinated Indebtedness of IPALCO;

          o rank junior to all Indebtedness and other liabilities of IPL and IPALCO's other subsidiaries;

     The notes due 2008:

          o are issued in an original aggregate principal amount of $375,000,000;

          o    mature on November 14, 2008; and

          o bear interest commencing the date of issue at 7.375%, payable semi-annually on each November 15 and May 15 (and at maturity), commencing May 15, 2002, to holders of record on the November 1 or May 1 immediately preceding the interest payment date.

     The notes due 2011:

          o are issued in an original aggregate principal amount of $375,000,000;

          o    mature on November 14, 2011; and

          o bear interest commencing the date of issue at 7.625%, payable semi-annually on each November 15 and May 15 (and at maturity), commencing May 15, 2002, to holders of record on the November 1 or May 1 immediately preceding the interest payment date.

     Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The indenture contains certain restrictions on the ability of IPALCO to incur additional indebtedness. The indenture contains no restrictions on the amount of additional indebtedness, including secured indebtedness, which may be incurred by IPALCO's subsidiaries.

     Because IPALCO is a holding company, its rights and the rights of its creditors, including holders of the notes, in respect of claims on the assets of each of IPALCO's subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each such subsidiary's preferred stockholders and creditors (including trade creditors of and holders of debt issued by such subsidiary). At June 30, 2001, IPALCO's direct and indirect subsidiaries had total long-term debt, current liabilities and preferred stock of approximately $788 million, all of which would be effectively senior to the notes.

     The ability of IPALCO to pay interest on the notes is dependent upon the receipt by it of dividends and other distributions from direct and indirect subsidiaries, including IPL in particular. The availability of distributions from IPALCO's subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' existing and future financing documents.

Interest Rate Adjustment

     At any time on or after the date of this prospectus, the annual interest rate payable on the notes will be subject to adjustment from time to time if either Moody's or S&P, or both, downgrades the rating ascribed to the notes as set forth below.

     (a) If the rating from Moody's is decreased below Baa3, the annual interest rate for each series of notes will increase by .50%.

     (b) In addition, if the rating from S&P is decreased below BBB-, then the annual interest rate for each series of notes will increase by 0.50%.

     Each adjustment required by any decrease in rating above, whether occasioned by the action of Moody's or S&P, or both, shall be made independent of any and all other adjustments. If Moody's or S&P subsequently increases its rating of the notes to any of the thresholds set forth under clause (a) or (b) above or higher, the annual interest rate on each series of notes will be readjusted downwards by the percentage set forth in such clause. If the annual interest rate on the notes is increased as a result of clauses (a) and (b) above, the total increase in the annual interest rate for each series of notes pursuant to these interest rate adjustment provisions shall not exceed 1.00%. In no event shall (i) the interest rate for any series of notes be reduced to below the annual interest rate set forth for such series on the cover page of this prospectus. The old notes also provided for an additional increase in the annual interest rate if S&P lowered the rating of the notes below BBB- during the first 90 days following the date the old notes were originally issued. S&P did not decrease the rating of the notes below BBB- during such period.

     Any interest rate increase or decrease, as described herein, will take effect from the first day of the first interest period following the interest period during which a ratings change requires an adjustment in the interest rate.

Collateral

     The notes will be secured through a pledge by IPALCO of all the outstanding common stock of IPL and any proceeds thereof (the "Pledged Stock"). IPALCO may secure other Indebtedness of IPALCO equally and ratably with the notes, subject to compliance with the limitations on the incurrence of Indebtedness described below under the caption "--Limitation on Indebtedness."

     IPALCO will be able to vote, as it sees fit in its sole discretion, the pledged shares of common stock, unless an Event of Default has occurred and is continuing.

     If IPALCO meets the conditions to its defeasance option or its covenant defeasance option with respect to any series of the notes, as described below under the caption "--Defeasance and Discharge," or the indenture is otherwise discharged, the Lien on the pledged shares will terminate with respect to such series of the notes.

     If an Event of Default occurs and is continuing under the indenture, the collateral agent, on behalf of the holders of the notes and the holders of other permitted IPALCO senior secured Indebtedness, in addition to any rights or remedies available to it under the pledge agreement, may take such action as it deems advisable to protect and enforce its right in the collateral, including the institution of foreclosure proceedings. Such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the pledged shares of IPL stock will be controlled by holders of a majority of the aggregate principal amount of the then outstanding obligations which are equally and ratably secured by the pledge of the IPL stock. The proceeds received by the collateral agent from any foreclosure will be applied by the collateral agent, first, to pay the expenses of such foreclosure and fees and other amounts then payable to the collateral agent under the pledge agreement and, thereafter, to pay the notes and the other permitted IPALCO senior secured Indebtedness on a pro rata basis based on the aggregate amount outstanding of the notes and the other permitted IPALCO senior secured Indebtedness. There can be no assurance that any proceeds from the foreclosure of the Pledged Stock will be sufficient to satisfy the amounts due under the notes.

     Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default. Because IPL is a regulated public utility, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the pledged shares of IPL stock may be limited and subject to regulatory approval. IPL is subject to regulation at the state level by the IURC. At the federal level, it is subject to regulation by FERC. See "Business--Indianapolis Power & Light Company--Regulation" and "Business--Regulatory Matters." Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the pledged shares of IPL stock would require (1) FERC approval to the extent such actions resulted in a change in control or a transfer of the ownership of the pledged shares of IPL common stock and (2) IURC approval to the extent such actions resulted in a transfer of the ownership of the pledged shares of IPL stock to another Indiana utility. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

     The notes are not secured by any lien on, or other security interest in, any other properties or assets of IPALCO or its subsidiaries. The security interest in the Pledged Stock will not alter the effective subordination of the notes to the creditors of IPALCO's subsidiaries.

Optional Redemption

General

     The notes of each series will be redeemable in whole or in part, at the option of IPALCO at any time, at a redemption price equal to the greater of:

          (1) 100% of the principal amount of the series of notes being redeemed; or

          (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 50 basis points;

plus, for (1) or (2) above, whichever is applicable, accrued interest on such notes to the date of redemption.

     Notice of redemption must be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all the notes are to be redeemed, selection of notes of a series for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

     Unless IPALCO defaults in payment of the redemption price from and after the redemption date, the notes or portions of them called for redemption will cease to bear interest, and the holders of the notes will have no right in respect to such notes except the right to receive the redemption price for them.

Discussion of Optional Redemption Provisions

     Under the procedures set forth above, the redemption price payable upon the optional redemption at any time of a security is determined by calculating the present value at that time of each remaining payment of principal of or interest on the security and then totaling those present values. If the sum of those present values is equal to or less than 100% of the principal amount of the security, the redemption price of the security will be 100% of its principal amount (redemption at par). If the sum of the present values is greater than 100% of the principal amount of the security, the redemption price of the security will be that greater amount (redemption at a premium). In no event may a security be redeemed optionally at less than 100% of its principal amount.

     The present value at any time of a payment of principal of or interest on a security is calculated by applying to the payment the discount rate applicable to the security. The discount rate applicable at any time to payment of principal of or interest on a security equals the equivalent yield to maturity at that time of a fixed rate United States treasury security having a maturity comparable to the maturity of the security plus 50 basis points, such yield being calculated on the basis of the interest rate borne by that United States treasury security and the price at that time of that treasury security. While the coupon borne by a United States treasury security is fixed, the price of that treasury security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates is higher than the level of interest rates prevailing at the time the relevant United States treasury security was issued, the price of that treasury security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates is lower than the level of interest rates prevailing at the time the relevant United States treasury security was issued, the price of that treasury security will be higher than its issue price.

     As a result, an increase or a decrease in the then prevailing level of interest rates above or below the level of interest rates prevailing at the time of issue of a United States treasury security will generally result in an increase or a decrease, respectively, in the yield to maturity of that security and, therefore, in the discount rate used to determine the present value of a payment of principal of or interest on a security. An increase or a decrease in the discount rate will result in a decrease or an increase, respectively, of the present value of a payment of principal of or interest on a security. In other words, the redemption price varies inversely with the prevailing levels of interest rates. As noted above, however, if the sum of the present values of the remaining payments of principal of and interest on a security proposed to be redeemed is less than its principal amount, that security may only be redeemed at par.

     The United States treasury security employed in the calculation of a discount rate as well as the price and equivalent yield to maturity of that treasury security will be selected or determined by an independent investment banking institution of international standing appointed by IPALCO.

No Mandatory Redemption or Sinking Fund

     There will be no mandatory redemption or sinking fund payments for the notes.

Ranking

     Structural Subordination. Substantially all the operations of IPALCO are conducted through its subsidiaries. Claims of creditors of subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of IPALCO, including holders of the notes. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of IPALCO. As of December 31, 2001, IPALCO's direct and indirect subsidiaries had total long-term debt, current liabilities and preferred stock of approximately $797 million, all of which would be effectively senior to the notes. Moreover, the indenture does not impose any limitation on the incurrence by subsidiaries of additional liabilities or the issuance of additional preferred stock or minority interests.


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


     Morever, as a holding company, we do not directly own any assets, other than our ownership interests in our subsidiaries. None of our subsidiaries is obligated under the notes and none of our subsidiaries will guarantee the notes. Our principal asset is our ownership interest in IPL. IPL is a regulated public utility, and is subject to regulation at both the state and federal level. At the state level, it is subject to regulation by the IURC. At the federal level, it is subject to regulation by FERC. See "Business--Indianapolis Power & Light Company--Regulation" and "Business--Regulatory Matters." Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. Accordingly, if the trustee under the indenture or the holders of the notes institute proceedings against us with respect to the notes, the remedies available to them may be limited and may be subject to the approval by the IURC and FERC.

Covenants

     Except as otherwise set forth under "--Defeasance and Discharge" below, for so long as any notes remain outstanding or any amount remains unpaid on any of the notes, IPALCO will comply with the terms of the covenants set forth below.

   Payment of Principal and Interest

     IPALCO will duly and punctually pay the principal of and interest on the notes in accordance with the terms of the notes and the indenture.

   Limitations on Consolidation, Merger, Conveyance, Sale or Lease

     IPALCO may not (i)(a) consolidate with or merge with or into any other Person, or permit any Person to merge into or consolidate with IPALCO, or convey, transfer or lease its consolidated properties and assets substantially as an entirety (in one transaction or in a series of related transactions), (b) convey, transfer or lease its consolidated electric transmission and distribution assets and operations substantially as an entirety (in one transaction or in a series of related transactions), or (c) convey, transfer or lease all or substantially all of its consolidated electric generation assets and operations (in one transaction or a series of transactions), to any Person or (ii) permit any of its subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of (x) IPALCO's consolidated properties and assets substantially as an entirety, (y) IPALCO's consolidated electric transmission and distribution assets and operations substantially as an entirety or (z) all or substantially all of IPALCO's consolidated electric generation assets and operations unless, in each case:

          o either (1) IPALCO will be the surviving entity, or (2) the surviving entity, if other than IPALCO, formed by such consolidation or into which IPALCO is merged or that acquired or leased such property or assets (the "Surviving Person") will be an entity organized under the laws of the United States of America, one of its States or the District of Columbia and expressly assumes by supplemental indenture IPALCO's obligations under the notes and the indenture, provided, however, that in the event following a conveyance, transfer or lease of IPALCO's consolidated properties and assets substantially as an entirety or a conveyance, transfer or lease of all or substantially all of IPALCO's consolidated electric generation assets and operations, IPALCO continues to own, directly or indirectly, its consolidated electric transmission and distribution assets and operations that it held immediately preceding such conveyance, transfer or lease substantially as an entirety, the notes and the indenture shall remain the obligations of IPALCO and shall not be assumed by the Surviving Person; and

          o immediately after giving effect to that transaction, (1) no Event of Default shall have occurred and be continuing and (2) either (a) IPALCO obtains written confirmation from the Rating Agencies that its senior long term debt rating is at least BBB- (or its then equivalent) with S&P and Baa3 (or its then equivalent) with Moody's or (b) IPALCO or the Surviving Person, as the case may be, not later than 30 days following the consummation of such consolidation, merger, conveyance, transfer or lease, makes an Offer to Purchase all outstanding notes at a purchase price equal to 100% of the principal


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


               amount plus accrued interest to the date of purchase and thereafter consummates the purchase of all notes validly tendered in such Offer to Purchase.

     An "Offer to Purchase" must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the "expiration date") not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the "purchase date") not more than five Business Days after the expiration date. The offer must include information concerning the business of IPALCO and its Subsidiaries or the Surviving Person and its subsidiaries, as the case may be, which IPALCO or the Surviving Person in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

     A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

     IPALCO or the Surviving Person, as the case may be, will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

     Except as described above, the indenture does not contain provisions that permit the holder of the notes to require that IPALCO purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   Limitation on Distributions and Intercompany Loans

     IPALCO may only and will only permit any of its subsidiaries to (1) declare, recommend, make or pay any Distribution to any of IPALCO's stockholders and (2) make any intercompany loan to AES or any of its affiliates (other than IPALCO or any of its direct or indirect subsidiaries) if there exists no Event of Default and no such Event of Default will result from the making of such Distribution or intercompany loan and either:

          o at the time and as a result of such Distribution or intercompany loan, IPALCO's Leverage Ratio does not exceed .67:1, and IPALCO's Interest Coverage Ratio is not less than 2.5:1; or

          o if it is not in compliance with the foregoing ratios, at the time and as a result of such Distribution or intercompany loan its senior long term debt rating is at least BBB- (or its then equivalent) with S&P and Baa3 (or its then equivalent) with Moody's.

     Prior to making any Distribution or intercompany loan described above, the IPALCO Board of Directors (including the independent director) must have confirmed that such Distribution or intercompany loan complies with this "Limitation on Distributions and Intercompany Loans" covenant, provided that, in the case of a Distribution or intercompany loan to be made under the circumstances described in the first bullet point above, the IPALCO Board of Directors shall first have obtained a compliance certificate from an officer of IPALCO that, at the time and after giving effect to such Distribution or intercompany loan, IPALCO is in compliance with the Leverage Ratio and the Interest Coverage Ratio set forth above. The foregoing board approval will not be required in the case of intercompany loans, however, if the aggregate amount of intercompany loans outstanding at any one time does not exceed $20 million.

     Limitation on Indebtedness

     IPALCO may not incur any Indebtedness other than:


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


          o as part of IPALCO's permitted businesses and activities described under "--Limitation on Business Activities" below;

          o Indebtedness outstanding on the date of original issue of the old notes under IPALCO's agreements then in existence and extensions of such Indebtedness;

          o other Indebtedness (including Permitted Debt) incurred subsequent to receipt of written confirmation from the Rating Agencies that at the time and as a result of such incurrence its senior long term debt rating is at least BBB- (or its then equivalent) with S&P and Baa3 (or its then equivalent) with Moody's; and

          o Indebtedness incurred for the purpose of refinancing outstanding Indebtedness.

     The indenture does not in any way restrict or prevent IPL or any other subsidiary from incurring indebtedness, including secured indebtedness.

   Limitations on Liens

     Liens on the IPL Stock. IPALCO may not secure any Indebtedness of any Person (other than IPALCO) by a Lien upon any common stock of IPL.

     Liens on Property or Assets other than the IPL Stock. Neither IPALCO nor any Significant Subsidiary may issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than any capital stock of IPL or cash or cash equivalents) of IPALCO or such Significant Subsidiary, as applicable, without effectively providing that the outstanding notes (together with, if IPALCO so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the notes) will be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness is so secured.

     The foregoing limitation on Liens will not, however, apply to:

     (1)  Liens in existence on the date of original issue of the old notes;

     (2) any Lien created or arising over any property which is acquired, constructed or created by IPALCO or any of its Significant Subsidiaries, but only if:

               (a) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation to that property or a guarantee given in respect of that property;

               (b) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation; and

               (c) such Lien is confined solely to the property so acquired, constructed or created;

          (3) (a) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of IPALCO and/or a Significant Subsidiary or in connection with the issuance of letters of credit for the benefit of IPALCO and/or a Significant Subsidiary;

               (b) any Lien on accounts receivable securing Indebtedness of IPALCO and/or a Significant Subsidiary incurred in connection with the financing of such accounts receivable;


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


               (c) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (1) any mechanics', materialmen's, carriers', workmen's, vendors' and other like Liens and (2) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

               (d) any Lien upon specific items of inventory or other goods of IPALCO and/or a Significant Subsidiary and the proceeds thereof securing obligations of IPALCO and/or a Significant Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

               (e) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;

               (f) any Lien created by IPALCO or a Significant Subsidiary under or in connection with or arising out of a Currency, Interest Rate or Commodity Agreement or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;

               (g) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and

               (h) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

          (4)  Liens in favor of IPALCO or a subsidiary of IPALCO;

          (5) (a) Liens on any property or assets acquired from an entity which is merged with or into IPALCO or a Significant Subsidiary or any Liens on the property or assets of any entity existing at the time such entity becomes a subsidiary of IPALCO and, in either case, is not created in anticipation of the transaction, unless the Lien was created to secure or provide for the payment of any part of the purchase price of that entity;

               (b) any Lien on any property or assets existing at the time of its acquisition and which is not created in anticipation of such acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets; and

               (c) any Lien created or outstanding on or over any asset of any entity which becomes a Significant Subsidiary on or after the date of the issuance of the notes, where the Lien is created prior to the date on which that entity becomes a Significant Subsidiary;

          (6) (a) Liens required by any contract, statute or regulation in order to permit IPALCO or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any governmental department, agency or instrumentality, or to secure partial, progress, advance or any other payments by IPALCO or a Significant Subsidiary to such governmental unit under the provisions of any contract, statute or regulation;

               (b) any Lien securing industrial revenue, development, pollution control, solid waste disposal or similar bonds issued by or for the benefit of IPALCO or a Significant Subsidiary, provided that


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


                    such industrial revenue, development, pollution control or similar bonds do not provide recourse generally to IPALCO and/or such Significant Subsidiary; and

               (c) any Lien securing taxes or assessments or other applicable governmental charges or levies;

          (7) any Lien which arises under any order of attachment, restraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising under such legal process is effectively stayed and the claims secured by that Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;

          (8) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets);

          (9)  any Lien created in connection with Project Finance Debt;

          (10) any Lien created by IPL or its subsidiaries securing Indebtedness of IPL or its subsidiaries;

          (11) any Lien created in connection with the securitization of some or all of the assets of IPL and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

          (12) any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, provided that any such financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of IPL or any successor entity to IPL.

     Notwithstanding the foregoing restriction on liens on property or assets other than capital stock of IPL, IPALCO and its Significant Subsidiaries may create Liens over any of such of their respective properties or assets so long as the aggregate amount of Indebtedness secured by all such Liens (excluding therefrom the amount of Indebtedness secured by Liens set forth in clauses (1) through (12), inclusive, above) does not exceed 10% of Consolidated Net Tangible Assets in the aggregate calculated as of the date of creation of such Liens (based upon the Consolidated Net Tangible Assets appearing on the most recently available balance sheet for the most recently concluded calendar quarter).

   Limitation on Business Activities

     IPALCO may, and must cause its Significant Subsidiaries to, engage only in:

          o those types of business and other activities in which IPALCO or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures are engaged on the date of original issue of the old notes (including, without limitation, any geographic or other expansion of such business or activities); and

          o any other business or activity which is deemed necessary, useful or desirable in connection with such existing businesses and activities or any such permitted additional geographic or other expansions of such businesses and activities.


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


Events of Default

     An Event of Default with respect to the notes of any series is defined in the indenture as being:

     (1) default for 30 days in the payment of any interest on the notes of that series;

     (2) default in the payment of principal of or any premium on, the notes of that series at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

     (3) default in the performance, or breach, of any covenant or obligation of IPALCO in the indenture and continuance of the default or breach for a period of 30 days after written notice specifying the default is given to IPALCO by the trustee or to IPALCO and the trustee by the holders of at least 25% in aggregate principal amount of the notes of that series;

     (4) default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, issued by IPALCO, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money, of IPALCO or any Significant Subsidiary if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to IPALCO or any Significant Subsidiary, which default for payment of principal is in an aggregate principal amount exceeding $25 million when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 Business Days and the time for payment of such amount has not been expressly extended (until such time as such payment default is remedied, cured or waived);

     (5)  a court having jurisdiction enters a decree or order for:

          o relief in respect of IPALCO or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

          o appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of IPALCO or any of its Significant Subsidiaries or for all or substantially all of the property and assets of IPALCO or any of its Significant Subsidiaries; or

          o the winding up or liquidation of the affairs of IPALCO or any of its Significant Subsidiaries;

          o and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

     (6)  IPALCO or any of its Significant Subsidiaries:

          o commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

          o consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of IPALCO or any of its Significant Subsidiaries or for all or substantially all of the property and assets of IPALCO or any of its Significant Subsidiaries; or

         o     effects any general assignment for the benefit of creditors; or

     (7) the trustee fails to have a perfected security interest in the Pledged Stock of IPL for a period of 10 days.


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


     If an Event of Default (other than an Event of Default specified in clauses (5) or (6) with respect to IPALCO) occurs with respect to a series of the notes and continues, then the trustee or the holders of at least 25% in principal amount of the notes of that series then outstanding may, by written notice to IPALCO, and the trustee at the request of at least 25% in principal amount of the notes of that series then outstanding will, declare the principal, premium, if any, and accrued interest on the outstanding notes to be immediately due and payable. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest shall be immediately due and payable.

     If an Event of Default specified in clauses (5) or (6) above occurs with respect to IPALCO, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable, without any declaration or other act on the part of the trustee or any holder.

     The holders of at least a majority in principal amount of an outstanding series of notes may, by written notice to IPALCO and to the trustee, waive all past defaults with respect to that series of notes and rescind and annul a declaration of acceleration with respect to that series of notes and its consequences if:

          o all existing Events of Default applicable to the notes of that series other than the nonpayment of the principal, premium, if any, and interest on the notes of that series that have become due solely by that declaration of acceleration, have been cured or waived; and

          o the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     No holder of the notes of a series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

          o such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the notes of that series;

          o the holders of not less than 25% in principal amount of the notes of that series shall have made written request to a responsible officer of the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

          o such holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

          o the trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

          o no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes of that series.

     However, these limitations do not apply to the right of any holder of a security to receive payment of the principal, premium, if any, or interest on, that security or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

     The indenture requires that certain of IPALCO's officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers' knowledge, IPALCO has fulfilled all its obligations under the indenture. IPALCO is also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture provided, however, that a failure by IPALCO to deliver such notice of a default shall not constitute a default of the indenture, if IPALCO has remedied such default within any applicable cure period.


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


No Liability of Directors, Officers, Employees, Incorporators and Stockholders

     No director, officer, employee, incorporator, member or stockholder of IPALCO, as such, will have any liability for any obligations of IPALCO under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

     Amendments Without Consent of Holders. IPALCO and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any noteholder

     (1) to cure any ambiguity, defect or inconsistency in the indenture or the notes;

     (2) to comply with "--Limitations on Consolidation, Merger, Conveyance, Sale, or Lease";

     (3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

     (4) to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

     (5) to provide for uncertificated notes in addition to or in place of certificated notes, subject to certain conditions;

     (6) to provide for any guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the notes when such release, termination or discharge is permitted by the indenture;

     (7)  to provide for or confirm the issuance of additional notes;

     (8) to make any other change that does not materially and adversely affect the rights of any holder.

     Amendments With Consent of Holders. (a) Except as otherwise provided in "--Events of Default" or paragraph (b), IPALCO and the trustee may amend the indenture with respect to the notes of any series with the written consent of the holders of a majority in principal amount of the outstanding notes of such series and the holders of a majority in principal amount of the outstanding notes of any series may waive future compliance by IPALCO with any provision of the indenture with respect to the notes of any series.

     (b) Notwithstanding the provisions of paragraph (a), without the consent of each holder of notes of any series affected, an amendment or waiver may not

               (1) reduce the principal amount of or change the stated maturity of any installment of principal of the notes of that series,

               (2) reduce the rate of or change the stated maturity of any interest payment on the notes of that series,

               (3) reduce the amount payable upon the redemption of the notes of that series or, in respect of an optional redemption, change the times at which the notes of that series may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

               (4) make the notes of that series payable in money other than that stated in such notes,


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               (5) impair the right of any holder of notes of that series to receive any principal payment or interest payment on such holder's notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment,

               (6) make any change in the percentage of the principal amount of the notes of that series required for amendments or waivers, or

               (7) modify or change any provision of the indenture affecting the ranking of the notes of that series in a manner adverse to the holders of the notes of that series.

     It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

     Neither IPALCO nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes of any series unless such consideration is offered to be paid or agreed to be paid to all holders of the notes of that series that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

     The indenture provides that IPALCO is deemed to have paid and will be discharged from all obligations in respect of the notes of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of the indenture will no longer be in effect with respect to the notes of that series (except for, among other matters, certain obligations to register the transfer or exchange of the notes of that series, to replace stolen, lost or mutilated notes of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

               (1) IPALCO has deposited with the trustee, in trust, money and/or U.S. Government Obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of that series, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, in accordance with the terms of the indenture,

               (2)  IPALCO has delivered to the trustee

          o either an opinion of counsel to the effect that holders of notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of IPALCO's option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the indenture, or

          o a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel

               (3) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,


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


               (4) immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which IPALCO is a party or by which it is bound, and

               (5) if at that time any notes of that series are listed on a national securities exchange, IPALCO has delivered to the trustee an opinion of counsel to the effect that the notes of that series will not be delisted as a result of a deposit, defeasance and discharge.

     As more fully described in the indenture, the indenture also provides for defeasance of certain covenants.

Concerning the Trustee

     Bank One, National Association is the trustee under the indenture. Bank One, National Association is also currently the trustee with respect to certain debt issues of AES and IPL.

     Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of IPALCO, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with IPALCO and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Form, Denomination and Registration of Notes

     The notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of global notes, as further provided below.

     The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase. See "--Global Notes" and "--Certificated Notes" for a description of additional transfer restrictions applicable to the notes.

     No service charge will be imposed in connection with any transfer or exchange of any note, but IPALCO may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

     Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee


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will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants.

     The custodian and DTC will electronically record the principal amount of notes represented by global notes held within DTC. Investors may hold their beneficial interests in the global note directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

     Payments of principal and interest under each global note will be made to DTC's nominee as the registered owner of such global note. IPALCO expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. IPALCO also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of IPALCO, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

     If DTC notifies IPALCO that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by IPALCO within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Same Day Settlement and Payment

     The indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, IPALCO will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

     The notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. IPALCO expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing Law

     The indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the prospectus for which no definition is provided.

     "Adjusted Total Capital" of any Person is defined to mean, as of any date, the sum (without duplication) of:


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     (1)  Indebtedness for Borrowed Money;

     (2) preferred stock and Preferred Securities of such Person and its consolidated subsidiaries;

     (3) consolidated stockholder's equity of such Person and its consolidated subsidiaries (excluding any preferred stock in stockholder's equity); and

     (4) any excess of the value of the assets of IPALCO when acquired by AES over the book value of such assets at such time, which for the purpose of this definition is agreed to be $1.5 billion.

     "Capitalized Lease Obligations" means all lease obligations of IPALCO and its subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.

     "Comparable Treasury Issue" means, with respect to any notes to be redeemed, the United States Treasury security selected by an independent investment banking institution of international standing appointed by IPALCO as having a maturity comparable to the remaining term of such notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities.

     "Comparable Treasury Price" means, with respect to any Comparable Treasury
Issue:

          o the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third Business Day preceding the redemption date of the notes to be redeemed, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

          o if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average, as determined by IPALCO, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount and quoted in writing to IPALCO by a primary U.S. government securities dealer in New York City appointed by IPALCO at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Consolidated Current Liabilities" means the consolidated current liabilities of IPALCO and its subsidiaries, but excluding the current portion of long term Indebtedness which would otherwise be included in it, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Debt" means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Permitted Debt, Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of IPALCO and its subsidiaries, as determined on a consolidated basis in conformity with GAAP.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for that period of IPALCO's:

     (1)  Consolidated Net Income;

     (2) distributions paid, accrued or scheduled to be paid in respect of any Preferred Securities or other capital stock to the extent deducted in calculating Consolidated Net Income;

     (3) Consolidated Interest Expense plus interest paid, accrued or scheduled to be paid or to be accrued in respect of any Permitted Debt;


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     (4)  income taxes and deferred taxes (other than income taxes--either positive or negative--attributable to extraordinary and non-recurring gains or losses or sales of assets);

     (5)  depreciation expense;

     (6)  amortization expense; and

     (7) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis in conformity with GAAP,

provided that, to the extent that IPALCO has any subsidiary that is not a wholly-owned subsidiary, Consolidated EBITDA will be reduced by an amount equal to the Consolidated Net Income of such subsidiary multiplied by the quotient of:

          o the number of shares of outstanding common stock of such subsidiary not owned on the relevant Measurement Date by IPALCO or any subsidiary of IPALCO, divided by

          o the total number of shares of outstanding common stock of such subsidiary on the relevant Measurement Date.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness for Borrowed Money (excluding interest expense related to Permitted Debt and including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; and all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing) and the net costs associated with Interest Rate Agreements and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by IPALCO and each of its subsidiaries during such period, excluding, however, any amount of such interest of any subsidiary of IPALCO if the net income (or loss) of such subsidiary is excluded from the calculation of Consolidated Net Income for such subsidiary pursuant to clause (2) of the definition of Consolidated Net Income (but only in the same proportion as the net income (or loss) of such subsidiary is excluded), less consolidated interest income, all as determined on a consolidated basis in conformity with GAAP;

provided that, to the extent that IPALCO has any subsidiary that is not a wholly-owned subsidiary, Consolidated Interest Expense shall be reduced by an amount equal to such interest expense of such subsidiary multiplied by the quotient of:

          o the number of shares of outstanding common stock of such subsidiary not owned on the relevant Measurement Date by IPALCO or any subsidiary of IPALCO, divided by

          o the total number of shares of outstanding common stock of such subsidiary on the relevant Measurement Date.

     "Consolidated Net Income" means, for any period, the aggregate of the net income (or loss) of IPALCO and its subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP; provided that the following items will be excluded from any calculation of Consolidated Net Income (without duplication):

     (1) the net income (or loss) of any person (other than a subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to IPALCO or another subsidiary of IPALCO during such period;

     (2) the net income (or loss) of any subsidiary to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such net income is not at the time permitted by the operation of


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          the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license;

     (3) all extraordinary gains and extraordinary losses, merger-related expenses and one-time expenses, cash or noncash, relating to restructuring efforts; and

     (4)  all gains and losses from discontinued operations.

     "Consolidated Net Tangible Assets" means at any time, the total of all assets (including revaluations of those assets as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recently available consolidated balance sheet of IPALCO and its subsidiaries (provided that such balance sheet is of a date not more than 60 days prior to the date of creation of the relevant Lien) prepared in accordance with GAAP, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the Consolidated Current Liabilities of IPALCO appearing on such balance sheet.

     "Currency, Interest Rate or Commodity Agreements" means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it being understood, for purposes of this definition, that the term "energy" will include, without limitation, coal, gas, oil and electricity.

     "Default" with respect to the notes of any series means any event that is, or after notice or passage of time or both would be, an Event of Default with respect to the notes of that series.

     "Distribution" means any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of capital stock of IPALCO, or any purchase of any shares of capital stock of AES, excluding any contract adjustment payments under contracts to purchase common stock of IPALCO, AES or any of its affiliates (which common stock was not held as an asset of IPALCO) entered into in connection with the issuance of any Permitted Debt.

     "DTC" means The Depository Trust Company.

     "Excluded Subsidiary" means any subsidiary of IPALCO:

     (1) in respect of which neither IPALCO nor any subsidiary of IPALCO (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the subsidiaries of which are all Excluded Subsidiaries; and

     (2) which has been designated as such by IPALCO by written notice to the Trustee; provided that IPALCO may give written notice to the Trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it shall cease to be an Excluded Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

     "Group" means IPALCO and its subsidiaries and "member of the Group" shall be construed accordingly.

     "incur" means, with respect to any Indebtedness, to incur, create, issue, assume or guarantee or otherwise become liable for such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or in kind) nor the accretion of original issue discount shall be considered an "incurrence" of Indebtedness.

     "Indebtedness" means, with respect to IPALCO or any of its subsidiaries at any date of determination (without duplication):


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     (1)  all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn);

     (2) all obligations in respect of letters of credit (including reimbursement obligations with respect to letters of credit);

     (3) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title to the property or the completion of such services, except trade payables;

     (4)  all Capitalized Lease Obligations;

     (5) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of IPALCO or any of its subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness must be the lesser of:
          (a) the fair market value of such asset at such date of determination and (b) the amount of the secured indebtedness;

     (6) all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent such indebtedness is guaranteed by IPALCO or any of its subsidiaries; and

     (7) to the extent not otherwise included in this definition, net obligations under Currency, Interest Rate or Commodity Agreements.

     The amount of Indebtedness at any date will be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Indebtedness For Borrowed Money" means any indebtedness (whether being principal, premium, interest or other amounts) for:

          o    money borrowed;

          o payment obligations under or in respect of any trade acceptance or trade acceptance credit; or

          o any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash (including, without limitation, Permitted Debt);

provided, however, in each case, that such term will exclude:

          o any indebtedness relating to any accounts receivable securitizations;

          o any Indebtedness of the type permitted to be secured by Liens pursuant to clause (13) under the caption "--Limitation on Liens" described above; and

          o any Preferred Securities which are issued and outstanding on the date of original issue of the notes or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced.

     "Interest Coverage Ratio" means, with respect to IPALCO on any Measurement Date, the ratio of:


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     (1)  the aggregate amount of Consolidated EBITDA of IPALCO for the four fiscal quarters for which financial information in respect of Consolidated EBITDA is available immediately prior to such Measurement Date to

     (2) the aggregate Consolidated Interest Expense during such four fiscal quarters.

     "Investments" in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments exclude advances to customers and suppliers in the ordinary course of business.

     "Leverage Ratio" means the ratio of Consolidated Debt to Adjusted Total Capital, calculated on the basis of the most recently available consolidated balance sheet of IPALCO and its consolidated subsidiaries (provided that such balance sheet is as of a date not more than 60 days prior to a Measurement
Date) prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term "Lien" does not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in title.

     "Measurement Date" means the record date for any Distribution or the date of any loan, as the case may be.

     "Moody's" means Moody's Investors Service, Inc., and any of its subsidiaries or successors.

     "Permitted Debt" means Indebtedness for Borrowed Money issued in connection with a contract or contracts to purchase from IPALCO common stock of IPALCO, AES or any affiliate of AES (which common stock was not held as an asset of IPALCO) for an aggregate amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money.

     "Preferred Securities" means, without duplication, any trust preferred or preferred securities or related debt or guaranties of IPALCO or any of its subsidiaries.

     "Project Finance Debt" means:

          o any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and

          o any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment of that Indebtedness other than: recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving from the project (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance,


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


               indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation, or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

     "Rating" means, for each Rating Agency, the credit rating assigned to the notes by such Rating Agency.

     "Rating Agency" means S&P and Moody's, and any of their respective subsidiaries or successors, or, in any case, if such person ceases to rate any series of notes for reasons outside the control of IPALCO, any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended) selected by IPALCO as a replacement Rating Agency.

     "S&P" means Standard & Poor's Ratings Group, and any of its subsidiaries or successors.

     "Significant Subsidiary" means, at any particular time, any subsidiary of IPALCO whose gross assets or gross revenues (having regard to IPALCO's direct and/or indirect beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of IPALCO.

     "Subsidiary" means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned, directly or indirectly, by (1) such person,
(2) such person and one or more subsidiaries of such person or (3) one or more subsidiaries of such person.

     "Treasury Yield" means, with respect to any notes to be redeemed, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such notes, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to its Comparable Treasury Price.

     "U.S. Government Obligation" means any:

     (1) security which is: (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b), is not callable or redeemable at the option of the issuer of the obligation, and

     (2)  depositary receipt issued by a bank (as defined in the Securities
          Act) as custodian with respect to any security specified in clause
          (1) above and held by such bank for the account of the holder of such depositary receipt or with respect to any specific payment of principal of or interest on any such security held by any such bank, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.


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


                               THE EXCHANGE OFFER

     In a registration rights agreement between IPALCO and the placement agents of the old notes, we agreed

          (1) to cause a registration statement to be declared effective by the SEC on or prior to 210 days after the closing of the old notes offering and

          (2) to use our best efforts to consummate the exchange offer and issue the new notes within the earliest to occur of 30 business days after the registration statement being declared effective or 30 days after the effectiveness deadline.

     The terms of the notes provide that, if by the date that is 210 days after the Issue Date (the "effectiveness deadline"), IPALCO has not caused a registration statement with respect to an exchange offer for the notes or a shelf registration statement with respect to resales of the notes to be declared effective, the interest rate on the notes will increase by a rate of 0.50% per annum from the effectiveness deadline until the effectiveness of an exchange offer registration statement or a shelf registration statement. In addition the notes provide that, if IPALCO has not consummated a registered exchange offer on or prior to the earlier to occur of 30 business days after the effectiveness of an exchange offer registration statement or 30 days after the effectiveness deadline, the interest rate for each series of notes will increase by a per annum rate of 0.50% until the consummation of a registered exchange offer. The interest rate for each series of notes will not increase by more than 0.50% per annum notwithstanding IPALCO's failure to meet more than one of these requirements. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

     o When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

     o For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

     o We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

     o The exchange offer expires at 5:00 p.m., New York City time, on , 2002; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means , 2002 or, if extended by us, the latest time and date to which the exchange offer is extended.


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


     o As of the date of this prospectus, $375,000,000 in aggregate principal amount of the old 2008 notes and $375,000,000 in aggregate principal amount of the old 2011 notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

     o Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

     o We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     o We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.

     o We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

     o Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     o We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     o By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "--Resales of the New Notes."

     Important rules concerning the exchange offer

     You should note that:

     o All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by IPALCO in its sole discretion, which determination shall be final and binding.

     o We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

     o We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

     o Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

     o Neither IPALCO, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

     What to submit and how

     If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Bank One Trust Company, N.A. at the address set forth below under "Exchange Agent" on or prior to the expiration date.

     In addition,

          (1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

          (2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

          (3) you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to IPALCO.

     How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

          (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

          (2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

     o a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

     o a commercial bank or trust company having an office or correspondent in the United States

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by IPALCO, proper evidence satisfactory to IPALCO of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

     In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

     o    certificates for old notes, or

     o a timely book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and

     o    a properly completed and duly executed letter of transmittal.

     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

     Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under "--Exchange Agent" on or prior to the expiration date.

     If your old notes are held through DTC, you must complete a form called "instructions to registered holder and/or book-entry participant," which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

          (1) the tender is made through an eligible institution,

          (2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

     o    the name and address of the holder of old notes

     o    the amount of old notes tendered

     o the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

          (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     You can withdraw your tender of old notes at any time on or prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:

     o    the name of the person having tendered the old notes to be withdrawn

     o    the old notes to be withdrawn

     o    the principal amount of the old notes to be withdrawn

     o if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

     o if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution

     o if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     Bank One Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                  Deliver To:

                  Bank One Trust Company, N.A., Exchange Agent
                       One North State Street, 9th Floor
                               Chicago, IL 60602
                                Attn: Exchanges

                            Facsimile Transmissions:
                                  312-407-8853

                            To Confirm by Telephone
                              or for Information:
                                  800-524-9472

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the


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


exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $434,000.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

     However, any purchaser of old notes who is an "affiliate" of IPALCO or who intends to participate in the exchange offer for the purpose of distributing the new notes

     (1) will not be able to rely on the interpretation of the staff of the SEC,

     (2)  will not be able to tender its old notes in the exchange offer and

     (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

     (1)  it is not our "affiliate";

     (2) any new notes to be received by it were acquired in the ordinary course of its business; and

     (3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no- action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.


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


              UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers.

     New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

     o    in the over-the-counter market

     o    in negotiated transactions

     o    through the writing of options on the new notes or

     o a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

     Any resale may be made

     o    directly to purchasers or

     o to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

     Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.


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


                                 LEGAL MATTERS

     The validity of the issuance of the new notes in the exchange offer will be passed upon for us by Davis Polk & Wardwell.


                                    EXPERTS

     The consolidated financial statements of IPALCO Enterprises, Inc. and subsidiaries and the financial statements of Indianapolis Power & Light Company included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

     If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.. We also maintain an Internet site at http://www.ipalco.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.


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


                                      INDEX TO FINANCIAL STATEMENTS

                                                                                                    Page
                                                                                                    ----
IPALCO Enterprises, Inc. and Subsidiaries -- Consolidated Financial Statements
Independent Auditors' Report.....................................................................    F-2
Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999...........    F-3
Consolidated Balance Sheets as of December 31, 2001 and 2000.....................................    F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999.......    F-6
Consolidated Statements of Common Shareholder's Equity for the years ended December 31, 2001,
   2000 and 1999.................................................................................    F-7
Notes to Consolidated Financial Statements.......................................................    F-8

Indianapolis Power & Light Company - Financial Statements
Independent Auditors' Report.....................................................................   F-28
Statements of Income for the years ended December 31, 2001, 2000 and 1999........................   F-29
Balance sheets as of December 31, 2001 and 2000..................................................   F-30
Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999....................   F-32
Statements of Retained Earnings for the years ended December 31, 2001, 2000 and 1999.............   F-33
Notes to Financial Statements....................................................................   F-34

                          INDEPENDENT AUDITORS' REPORT

     To the Shareholder and Board of Directors of IPALCO ENTERPRISES, INC.:

     We have audited the accompanying consolidated balance sheets of IPALCO Enterprises, Inc. and its subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, common shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IPALCO Enterprises, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
January 18, 2002
(March 29, 2002 as to Note 18)

                               IPALCO Enterprises, Inc. and Subsidiaries
                                   Statements of Consolidated Income
                          For the Years Ended December 31, 2001, 2000 and 1999


                                                                   2001           2000         1999
                                                               ---------------------------------------
                                                               (In Thousands Except Per Share Amounts)
UTILITY OPERATING REVENUES:
   Electric..................................................    $828,046       $830,955     $800,337
   Steam.....................................................          --         27,580       34,315
                                                                 --------       --------     --------
      Total operating revenues...............................     828,046        858,535      834,652
                                                                 --------       --------     --------
UTILITY OPERATING EXPENSES:
   Operation:
      Fuel...................................................     182,471        190,703      173,872
      Other..................................................     127,978        154,476      137,348
   Power purchased...........................................      16,932         13,206       29,769
   Purchased steam...........................................          --          5,259        6,391
   Maintenance...............................................      86,356         79,437       77,637
   Voluntary early retirement program benefit costs..........      23,751         62,007           --
   Termination benefit agreement costs.......................      54,540             --           --
   Depreciation and amortization.............................     110,772        111,045      107,469
   Taxes other than income taxes.............................      35,601         37,348       34,190
   Income taxes -- net.......................................      59,004         68,831       84,475
                                                                 --------       --------     --------
      Total operating expenses...............................     697,405        722,312      651,151
                                                                 --------       --------     --------
UTILITY OPERATING INCOME.....................................     130,641        136,223      183,501
                                                                 --------       --------     --------
OTHER INCOME AND (DEDUCTIONS):
   Allowance for equity funds used during construction.......       1,341          2,073        1,372
   Other -- net..............................................      (4,765)        (5,415)       3,454
   Gain on sale of thermal assets............................          --         30,583           --
   Gain on sale of available for sale securities.............          --        102,267           --
   Termination benefit agreement costs.......................      (4,669)            --           --
   Merger costs..............................................      (6,283)        (5,783)          --
   Income taxes -- net.......................................      14,388        (44,823)       5,688
                                                                 --------       --------     --------
      Total other income-- net...............................          12         78,902       10,514
                                                                 --------       --------     --------
INCOME BEFORE INTEREST AND OTHER CHARGES.....................     130,653        215,125      194,015
                                                                 --------       --------     --------
INTEREST AND OTHER CHARGES:
   Interest on long-term debt................................      46,326         50,173       58,584
   Other interest............................................       1,446          1,717        1,545
   Allowance for borrowed funds used during construction.....        (633)          (961)        (829)
   Amortization of redemption premiums and expenses on debt
     -- net..................................................       2,354          2,141        2,555
   Preferred stock transactions..............................       3,213          3,213        3,213
                                                                 --------       --------     --------
      Total interest and other charges -- net................      52,706         56,283       65,068
                                                                 --------       --------     --------
INCOME BEFORE EXTRAORDINARY ITEM.............................      77,947        158,842      128,947
                                                                 --------       --------     --------
Extraordinary Loss on Early Retirement of Debt - Net of Taxes          --         (4,259)          --
                                                                 --------       --------     --------
NET INCOME...................................................      77,947        154,583      128,947
                                                                 --------       --------     --------

BASIC EARNINGS PER SHARE:
Income Before Extraordinary Item.............................    $     --       $   1.84     $   1.50
Extraordinary Loss on Early Retirement of Debt...............          --          (0.05)          --
                                                                 --------       --------     --------
NET INCOME...................................................    $     --       $   1.79     $   1.50
                                                                 ========       ========     ========
DILUTED EARNINGS PER SHARE:
Income Before Extraordinary Item.............................    $     --       $   1.82     $   1.49
Extraordinary Loss on Early Retirement of Debt...............          --          (0.05)          --
                                                                 --------       --------     --------
NET INCOME...................................................    $     --       $   1.77     $   1.49
                                                                 ========       ========     ========

                            See notes to consolidated financial statements.

                               IPALCO ENTERPRISES, INC. and SUBSIDIARIES

                                      Consolidated Balance Sheets

                                       December 31, 2001 and 2000

                                                                                   2001         2000
                                                                                ----------   ----------
                                                                                   (in Thousands)
ASSETS
UTILITY PLANT:
   Utility plant in service.....................................................$2,942,190   $2,897,399
   Less accumulated depreciation................................................ 1,443,736    1,344,403
                                                                                ----------   ----------
      Utility plant in service - net............................................ 1,498,454    1,552,996
   Construction work in progress................................................   156,522       84,146
   Property held for future use.................................................    10,741       10,692
                                                                                ----------   ----------
      Utility plant - net....................................................... 1,665,717    1,647,834
                                                                                ----------   ----------
OTHER ASSETS:
   Nonutility property..........................................................     2,474       15,229
   Less accumulated depreciation................................................       732        2,851
      Nonutility property - net.................................................     1,742       12,378
   Available for sale securities................................................         6           17
   Other investments............................................................    52,898        9,360
                                                                                ----------   ----------
      Other assets - net........................................................    54,646       21,755
                                                                                ----------   ----------
CURRENT ASSETS:
   Cash and cash equivalents....................................................    28,933       68,652
   Accounts receivable and unbilled revenue (less allowance for doubtful
      accounts - 2001, $1,095,000, and 2000, $1,794,000)........................    48,001       66,565
   Fuel - at average cost.......................................................    28,970       23,648
   Materials and supplies - at average cost.....................................    48,376       48,791
   Prepayments and other current assets.........................................     1,283        1,985
                                                                                ----------   ----------
      Total current assets......................................................   155,563      209,641
                                                                                ----------   ----------
DEFERRED DEBITS:
   Regulatory assets............................................................    97,809       92,826
   Miscellaneous................................................................    22,195       11,220
                                                                                ----------   ----------
      Total deferred debits.....................................................   120,004      104,046
                                                                                ----------   ----------
      TOTAL.....................................................................$1,995,930   $1,983,276
                                                                                ==========   ==========

                            See notes to consolidated financial statements.

                               IPALCO ENTERPRISES, INC. and SUBSIDIARIES

                                      Consolidated Balance Sheets

                                       December 31, 2001 and 2000

                                                                                   2001         2000
                                                                                ----------   ----------
                                                                                   (In Thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
   Common shareholder's equity:
      Common stock, no par, authorized - 290,000,000 shares, 116,773,825
        issued and 88,863,423 outstanding in 2000...............................$       --   $  449,987
      Premium on 4% cumulative preferred stock..................................       649          649
      Retained earnings.........................................................    15,049      788,441
      Accumulated other comprehensive income....................................   (11,469)      (1,813)
      Treasury stock, at cost - 27,910,402 shares in 2000                               --     (507,116)
                                                                                ----------   ----------
        Total common shareholder's equity.......................................     4,229      730,148
   Cumulative preferred stock of subsidiary.....................................    59,135       59,135
   Long-term debt............................................................... 1,371,930      621,863
                                                                                ----------   ----------
        Total capitalization.................................................... 1,435,294    1,411,146
                                                                                ----------   ----------
CURRENT LIABILITIES:
   Current maturities and sinking fund requirements.............................       300        6,450
   Accounts payable.............................................................    47,798       25,848
   Accrued expenses.............................................................    16,285       32,331
   Dividends payable............................................................       910       15,364
   Taxes accrued................................................................     9,438       49,477
   Interest accrued.............................................................    21,892       13,051
   Other current liabilities....................................................    19,897       14,444
                                                                                ----------   ----------
        Total current liabilities...............................................   116,520      156,965
                                                                                ----------   ----------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
   Deferred income taxes - net..................................................   271,195      275,171
   Unamortized investment tax credit............................................    33,690       36,458
   Accrued post-retirement benefits.............................................     9,504        5,237
   Accrued pension benefits.....................................................   125,549       91,191
   Miscellaneous................................................................     4,178        7,108
                                                                                ----------   ----------
        Total deferred credits and other long-term liabilities..................   444,116      415,165
                                                                                ----------   ----------
COMMITMENTS AND CONTINGENCIES

        TOTAL...................................................................$1,995,930   $1,983,276
                                                                                ==========   ==========

                            See notes to consolidated financial statements.

                               IPALCO ENTERPRISES, INC. and SUBSIDIARIES

                                        Consolidated Cash Flows

                          For the Years Ended December 31, 2001, 2000 and 1999

                                                                    2001           2000         1999
                                                                 ---------      ---------    ---------
                                                                             (In Thousands)
CASH FLOWS FROM OPERATIONS:
   Net income....................................................$  77,947      $ 154,583    $ 128,947
   Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization.................................  110,501        114,582      110,297
   Amortization of regulatory assets.............................    3,156         11,633       14,470
   Gain from sale of available for sale securities...............       --       (112,638)          --
   Gain from sale of thermal assets..............................       --        (30,583)          --
   Gain from sale of Cleveland assets............................     (523)            --           --
   Extraordinary loss on early retirement of debt................       --          4,259           --
   Deferred income taxes and investment tax credit adjustments
     - net.......................................................  (13,412)       (56,929)       9,622
   Allowance for funds used during construction..................   (1,974)        (3,034)      (2,201)
   Provision for impairment of nonutility property...............       --          1,847           --
   Change in certain assets and liabilities:
      Accounts receivable........................................   18,564        (15,208)     (11,655)
      Fuel, materials and supplies...............................   (4,907)        23,106      (12,939)
      Accounts payable and accrued expenses......................    5,904          1,381      (15,037)
      Taxes accrued..............................................  (40,039)        25,299        1,514
      Accrued pension benefits...................................   15,153          5,402      (10,935)
      Provision for early retirement program benefit costs.......   23,751         62,007           --
      Other - net................................................   (2,261)         1,198        1,705
                                                                 ---------      ---------    ---------
Net cash provided by operating activities........................  191,860        186,905      213,788
                                                                 ---------      ---------    ---------
CASH FLOWS FROM INVESTING:
   Construction expenditures - utility........................... (126,517)       (75,712)    (103,452)
   Construction expenditures - nonutility........................       --           (438)        (295)
   Proceeds from sale of available for sale securities...........       --        113,833           --
   Proceeds from sale of thermal assets..........................       --        161,700           --
   Proceeds from sale of Cleveland assets........................   14,077             --           --
   Investment in Combustion Turbine..............................  (42,487)            --           --
   Other.........................................................   (1,296)         5,863       (8,594)
                                                                 ---------      ---------    ---------
Net cash provided by (used in) investing activities.............. (156,223)       205,246     (112,341)
                                                                 ---------      ---------    ---------
CASH FLOWS FROM FINANCING:
   Issuance of long-term debt....................................  750,000         29,650      140,900
   Retirement of long-term debt..................................   (6,150)      (323,926)    (127,830)
   (Reacquired) and reissued common stock........................    6,564         50,062      (88,482)
   Short-term debt - net.........................................       --        (57,578)      32,378
   Common dividends paid.........................................  (29,008)       (54,965)     (50,920)
   Distributions to AES.......................................... (796,000)            --           --
   Issuance of common stock related to incentive compensation
     plans.......................................................    1,764          9,026        9,014
   Other.........................................................   (2,526)           297       (1,647)
                                                                 ---------      ---------    ---------
Net cash used in financing activities............................  (75,356)      (347,434)     (86,587)
                                                                 ---------      ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS...................................................  (39,719)        44,717       14,860
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................   68,652         23,935        9,075
                                                                 ---------      ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................$  28,933      $  68,652    $  23,935
                                                                 =========      =========    =========
Supplemental disclosures of cash flow information: Cash paid during the year for:
      Interest (net of amount capitalized).......................$  39,253      $  54,073    $  60,454
                                                                 =========      =========    =========

      Income taxes...............................................$  59,388      $ 144,052    $  66,577
                                                                 =========      =========    =========

                            See notes to consolidated financial statements.

                               IPALCO ENTERPRISES, INC. and SUBSIDIARIES

                         Statements of Consolidated Common Shareholder's Equity

                          For the Years Ended December 31, 2001, 2000 and 1999


                                                                   2001           2000         1999
                                                                 ---------      ---------    ---------
                                                                (In Thousands Except Per Share Amounts)
Common Stock
Balance at beginning of the year.................................$ 449,987      $ 439,066    $ 435,300
Exercise of stock options........................................    1,764          9,026        9,014
Restricted stock issues/adjustments..............................    8,250          3,081       (3,205)
Restricted stock repurchased.....................................     (215)        (1,186)      (2,043)
Adjustment for Pooling of Interests.............................. (459,786)            --           --
                                                                 ---------      ---------    ---------
Balance at end of the year.......................................       --        449,987      439,066
                                                                 ---------      ---------    ---------
Unearned Compensation
Balance at beginning of the year.................................       --         (1,979)      (6,003)
Amortization of restricted stock.................................       --          5,060          819
Restricted stock issues/adjustments..............................       --         (3,081)       3,205
                                                                 ---------      ---------    ---------
Balance at end of the year.......................................       --             --       (1,979)
                                                                 ---------      ---------    ---------
Premium on 4% Cumulative Preferred Stock
Balance at end of the year.......................................      649            649          649
                                                                 ---------      ---------    ---------
Retained Earnings
Balance at beginning of the year.................................  788,441        690,455      612,941
Net income.......................................................   77,947        154,583      128,947
Cash dividends declared (2001 $.16 per share; 2000 - $.65 per
   share; 1999 - $.60 per share..................................  (14,574)       (56,540)     (51,433)
Subsidiary capital stock expense.................................       --            (57)          --
Distributions to AES............................................. (796,000)            --           --
Adjustment for pooling of interests..............................  (40,765)            --           --
                                                                 ---------      ---------    ---------
Balance at end of the year.......................................   15,049        788,441      690,455
                                                                 ---------      ---------    ---------
Other Comprehensive Income (Loss)
Balance at beginning of the year.................................   (1,813)       106,733           --
Minimum pension liability adjustment.............................  (12,923)        (1,820)          --
Realized gains on securities.....................................       --        (69,101)          --
Unrealized gains/(losses) on securities..........................    3,267        (37,625)     106,733
                                                                 ---------      ---------    ---------
Balance at end of the year.......................................  (11,469)        (1,813)     106,733
                                                                 ---------      ---------    ---------
Treasury Stock
Balance at beginning of the year................................. (507,116)      (557,178)    (468,696)
Reissued stock (2001 - 8,354 shares; 2000 - 3,168,464 shares)....    6,564         50,062           --
Reacquired stock (1999-3,529,356 shares).........................       --             --      (88,482)
Adjustment for pooling of interests..............................  500,552             --           --
                                                                 ---------      ---------    ---------
Balance at end of the year.......................................       --       (507,116)    (557,178)
                                                                 ---------      ---------    ---------
Total shareholder's equity at end of the year....................$   4,229      $ 730,148    $ 677,746
                                                                 =========      =========    =========

                            See notes to consolidated financial statements.

                   IPALCO ENTERPRISES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              For the Years Ended December 31, 2001, 2000 and 1999

1. EXCHANGE AGREEMENT AND ASSET SALES

     AES Acquisition: On March 27, 2001, The AES Corporation (AES) completed its acquisition of IPALCO Enterprises, Inc. (IPALCO) through a share exchange transaction in accordance with the Agreement and Plan of Share Exchange dated as of July 15, 2000, among AES and IPALCO (the Share Exchange Agreement). Pursuant to the Share Exchange Agreement, IPALCO became a wholly-owned subsidiary of AES, accounted for as a pooling of interests.

     At the effective time of the share exchange, each of the outstanding 89,685,177 shares of IPALCO common stock was converted into the right to receive 0.463 of a share of AES common stock, for an aggregate purchase price of $2.15 billion and $890 million in assumed debt and preferred stock. Following the share exchange, AES owns all of the outstanding capital stock of IPALCO. Treasury stock of $500.6 million was cancelled as a result of the acquisition. Accordingly, the common stock balance was reduced by $459.8 million and the remaining $40.8 million was applied against retained earnings. The transaction was subject to certain conditions, including receipt of regulatory approvals, including that of the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

     During 2001 and 2000, IPALCO expensed $6.3 million and $5.8 million of merger related costs, respectively, which are included in OTHER INCOME AND (DEDUCTIONS)-Other - net. Total merger related costs were $12.1 million.

     As a result of the acquisition by AES, IPALCO has recorded $74.8 million ($46.4 million after tax) of costs related to the termination of certain employees during 2001. The pretax expenses included $59.4 million in costs associated with termination benefit agreements and severance, $9.2 million in supplemental retirement costs, and $6.2 million in restricted stock expense. Substantially all of the supplemental retirement costs and restricted stock costs were paid out by March 31, 2001. Termination benefit agreement costs include amounts paid to officers of IPALCO under termination benefit agreements and severance paid to certain other employees upon termination during the first half of 2001.

     Sale of the Assets of the Steam Operations, Mid-America Energy Resources and Indianapolis Campus Energy: On November 20, 2000, IPALCO sold certain assets (the Thermal Assets) to Citizens Gas & Coke Utility. The Thermal Assets included the Perry K Steam Plant and downtown steam distribution system (Steam) operated by Indianapolis Power & Light Company (IPL); the central city chilled water cooling and distribution system owned by Mid-America Energy Resources, Inc. (MAER), and the chilled water cooling system owned by Indianapolis Campus Energy, Inc. (ICE) that provides services to Eli Lilly & Company. The selling price of the Thermal Assets was $161.7 million. The selling price allocated to Steam, MAER and ICE was $54.7 million, $88.1 million and $18.9 million, respectively. The transaction resulted in a gain to IPALCO, on a consolidated basis, of $30.6 million ($18.7 million after tax). Of the net proceeds, $87.8 million was used to retire debt specifically assignable to the Thermal Assets.

     Sale of Cleveland Energy Resources: On May 21, 2001, IPALCO sold the assets of Cleveland Energy Resources (CER) to Dominion Cleveland Thermal, Inc., a subsidiary of Dominion Energy, Inc. CER includes two subsidiaries of Mid-America Capital Resources, Inc. (Mid-America), Cleveland Thermal Energy Corporation (Cleveland Thermal) and Cleveland District Cooling Corporation (Cleveland Cooling). Cleveland Thermal owns and operates two steam plants in Cleveland, Ohio. Cleveland Cooling owns and operates a district cooling facility located near downtown Cleveland, which distributes chilled water to subscribers located downtown for their air conditioning needs. The selling price for the assets was $14.6 million. The completion of the transaction had no significant income statement impact. In the fourth quarter of 2000, IPALCO recorded, in OTHER INCOME AND

(DEDUCTIONS)--Other--net, an impairment provision of $1.8 million ($1.2 million after tax) on the carrying amounts of the CER assets.

     2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: IPALCO owns all of the outstanding common stock of its subsidiaries (collectively referred to as Enterprises). The consolidated financial statements include the accounts of IPALCO, its regulated utility subsidiary, IPL, and its unregulated subsidiary, Mid-America. Mid-America conducts its businesses through various wholly owned subsidiaries, including MAER, ICE, Cleveland Thermal and Cleveland Cooling. All significant intercompany items have been eliminated in consolidation.

     The operating components of all subsidiaries other than IPL are included under the captions OTHER INCOME AND (DEDUCTIONS), "Other--net" and "Income taxes--net" and INTEREST AND OTHER CHARGES, "Interest on long-term debt," "Other Interest" and "Amortization of redemption premiums and expenses on debt-net" in the Statements of Consolidated Income.

     Nature of Operations: IPL is engaged principally in providing electric and steam service (through November 20, 2000--see Note 1) to the Indianapolis metropolitan area. Mid-America operates energy-related businesses in Cleveland, Ohio and maintained operations in Indianapolis, Indiana through November 20, 2000 (see Note 1).

     Concentrations of Risk: Substantially all of Enterprises' business activity is with customers located within the Indianapolis area. In addition, approximately 69% of Enterprises' employees are covered by collective bargaining agreements.

     Regulation: The retail utility operations of IPL are subject to the jurisdiction of the Indiana Utility Regulatory Commission (IURC). IPL's wholesale power transactions are subject to the jurisdiction of the Federal Energy Regulatory Commission. These agencies regulate IPL's utility business operations, tariffs, accounting, depreciation allowances, services, security issues and the sale and acquisition of utility properties. The financial statements of IPL are based on generally accepted accounting principles in the United States of America, including the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," which gives recognition to the ratemaking and accounting practices of these agencies.

     Revenues: Revenues are recognized as services are provided including those unbilled at the end of each month.

     A fuel adjustment charge provision, which is established after public hearing, is applicable to most of the rate schedules of IPL and permits the billing or crediting of estimated fuel costs above or below the levels included in such rate schedules. Actual fuel costs in excess of or under estimated fuel costs billed are deferred or accrued, respectively.

     IPL is allowed to recover purchased power costs based on a benchmark. If the cost per Mwh of power purchases is not greater than the benchmark, then the purchased power costs should be considered net energy costs that are presumed fuel costs included in purchased power. If the average cost per Mwh of power purchases is greater than the benchmark, then the costs are recoverable only through demonstration of the reasonableness of those purchases to the IURC.

     Authorized Annual Operating Income: Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income requirements as a condition for approval of requested changes in fuel adjustment charges. Additionally, customer refunds may result if the utilities' rolling 12-month operating income, determined at quarterly measurement dates, exceeds the utilities' authorized annual operating income and cannot be offset by applicable cumulative net operating income deficiencies. In such a circumstance, the required customer refund for the quarterly measurement period is calculated to be one-fourth of the excess annual operating income grossed up for federal and state taxes as required under I. C. 8-1-2-42.5.

     IPL's authorized annual jurisdictional electric net operating income, for purposes of quarterly operating income tests, is $163 million. This level will be maintained until changed by an IURC order. During 2001, the Commission found that IPL's rolling annual jurisdictional retail electric operating income was less than the authorized annual operating income at each of the quarterly measurement dates (January, April, July and October). At October 31, 2001, IPL's most recent quarterly measurement date, IPL had a cumulative net operating deficiency of $621.0 million. The operating deficiency is calculated by summing the quarterly measurement period annual results from the date of the last rate order. As a consequence, IPL could, for a period of time, earn above $163 million of electric jurisdictional retail net operating income without being required to make a customer refund.

     Through the date of IPL's next general electric rate order, IPL is required to file upward and downward adjustments in fuel cost credits and charges on a quarterly basis, based on changes in the cost of fuel, irrespective of its level of earnings.

     Allowance For Funds Used During Construction: In accordance with the prescribed uniform system of accounts, IPL capitalizes an allowance for the net cost of funds (interest on borrowed funds and a reasonable rate on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pretax composite rates of 9.4%, 9.2% and 9.4% during 2001, 2000 and 1999, respectively.

     Utility Plant and Depreciation: Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property, as distinct from renewals of minor items that are charged to maintenance, are charged to plant accounts. Units of property replaced or abandoned in the ordinary course of business are retired from the plant accounts at cost; such amounts plus removal costs, less salvage, are charged to accumulated depreciation. Depreciation is computed by the straight-line method based on functional rates approved by the IURC and averaged 3.6% during 2001 and 2000 and 3.5% during 1999.

     Nonutility property is recorded at cost, and depreciation is calculated using the straight-line method over the estimated service lives of the related property (see Note 3). Nonutility depreciation expense was $0.2 million, $3.0 million and $3.3 million for 2001, 2000 and 1999, respectively.

     Sale of Accounts Receivable: IPL has sold, on a revolving basis, an undivided percentage interest in $50 million of its accounts receivable.

     Regulatory Assets: Regulatory assets represent deferred costs that have been included as allowable costs for ratemaking purposes. IPL has recorded regulatory assets relating to certain costs as authorized by the IURC. Specific regulatory assets are disclosed in Note 5. As of December 31, 2001, all regulatory assets have been included as allowable costs in orders of the IURC (see Note 11). IPL is amortizing such nontax-related regulatory assets to expense over periods ranging from 1 to 30 years. Tax-related regulatory assets represent the net income tax costs to be considered in future regulatory proceedings generally as the tax-related amounts are paid.

     In accordance with regulatory treatment, IPL deferred as a regulatory asset certain post in-service date carrying charges and certain other costs related to its investment in Unit 4 at the Petersburg Plant ("Petersburg Unit 4"). As authorized in the 1995 Electric Rate Settlement, IPL, effective September 1, 1995, is amortizing this deferral to expense over a life that generally approximates the useful life of the related facility. Also in accordance with regulatory treatment, IPL defers as regulatory assets non-sinking fund debt and preferred stock redemption premiums and expenses, and amortizes such costs over the life of the original debt or, in the case of preferred stock redemption premiums, over 20 years.

     Derivatives: Enterprises has only limited involvement with derivative financial instruments and does not use them for trading purposes. Enterprises entered into interest rate swap agreements as a means of managing the interest rate exposure on certain of its debt facilities. Prior to the adoption of Statement of Financial Accounting Standards No. 133 these interest rate swaps were accounted for under the accrual method. Under this method, the differential to be paid or received on the interest rate swap agreement is recognized over the life of the agreement in interest expense. Changes in market value of interest swaps accounted for under the accrual method are not reflected in the accompanying financial statements.

     Income Taxes: Deferred taxes are provided for all significant temporary differences between book and taxable income. The effects of income taxes are measured based on enacted laws and rates. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates and the accelerated tax amortization of pollution control facilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities. IPL has recorded as regulatory assets and net deferred tax liabilities, income taxes payable and includable in allowable costs for ratemaking purposes in future years. Investment tax credits that reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment.

     Cash and Cash Equivalents: Enterprises considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.

     Investments: Securities that Enterprises does not intend to hold until maturity are classified as available-for- sale, and any unrealized gains or losses are recorded as a separate component of shareholder's equity. Other investments at December 31, 2001 includes a combustion turbine in the amount of $42.6 million.

     Comprehensive Income: Comprehensive income was $68.3 million, $46.0 million and $235.7 million for the years ended December 31, 2001, 2000 and 1999, respectively, and was composed of net income, changes in unrealized gain in securities available for sale and minimum pension liability adjustments.

     Employee Benefit Plans: Substantially all employees of IPALCO and IPL are covered by a defined benefit pension plan, defined contribution plans and a group benefits plan.

     The defined benefit pension plan is noncontributory and is funded through a trust. Benefits are based on each individual employee's years of service. Benefit accrual was frozen for all non-union participants effective July 8, 2001. Enterprises' funding policy is to contribute annually not less than the minimum required by applicable law, nor more than the maximum amount that can be deducted for federal income tax purposes. Additionally, a select group of former management employees of IPALCO and IPL who have terminated vested benefits are covered under a funded supplemental retirement plan.

     The Employees' Thrift Plan of Indianapolis Power & Light Company (Thrift
Plan) is a defined contribution plan sponsored by IPL. Employees elect to make contributions to the Thrift Plan based on a percentage of their annual base compensation. Each employee's contribution is matched in amounts up to, but not exceeding, 4% of the employee's annual base compensation. Employer contributions to the Thrift Plan were $2.8 million, $3.5 million and $3.5 million for 2001, 2000 and 1999, respectively. As of July 8, 2001 no new contributions to this plan have accrued or will accrue and participation in this plan has been frozen with respect to any employee whose terms of employment are not governed by a collective bargaining agreement.

     The group benefits plan is sponsored by IPL and provides certain health care and life insurance benefits to active employees and employees who retire from active service on or after attaining age 55 and have rendered at least 10 years of service. The post-retirement benefit costs of this plan were funded through a Voluntary Employee Beneficiary Association (VEBA) Trust. Effective October 20, 2000, IPL curtailed and settled for $7.5 million the post-retirement medical and life insurance benefit portion of its overall group benefits plan where upon, the assets of the VEBA trust were spun-off to an independent trustee. On April 30, 2001, all assets of the VEBA trust and its obligations were formally transferred to a newly formed plan, the Voluntary Employee Beneficiary Association Plan (the "VEBA Plan") that provides post retirement medical and life benefits to retirees who were employed by IPL before March 27, 2001. The VEBA Plan is sponsored and administered by the VEBA Commitee.

     A defined contribution plan is sponsored by Enterprises as the Mid-America Energy Resources Employee Retirement Plan. This plan is in the process of being terminated. There are no active contributions being made to the plan.

     New Accounting Pronouncement: Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133), requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. The Company adopted SFAS 133 on January 1, 2001. The Company designated an interest rate swap as a cash flow hedge which is recorded as a liability on the balance sheet and measured at fair value. The effect of adopting SFAS 133 resulted in a decrease to comprehensive income of approximately $2.0 million. There was no income statement impact as the hedge was determined by management to be highly effective in accordance with SFAS 133.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 141 requires business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 141 also prohibits the use of pooling-of-interests method for all business combinations initiated after June 30, 2001.

     SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a no amortization approach, goodwill and certain intangibles would not be amortized into results of operations, but instead would be reviewed for impairment at least annually and written down and charged to results of operations in the periods in which the recorded value of goodwill and certain intangibles are determined to be greater than their fair value. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. We do not believe the adoption of SFAS No. 142 will have any impact on our consolidated financial position or results of operations.

     SFAS No. 143 addresses financial accounting and reporting for obligations associated with retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. We have not determined the impact, if any, that this statement will have on our consolidated financial position or results of operations.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001 and addresses accounting for and reporting of the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 31, 2001. We do not believe the adoption of SFAS No. 144 will have any impact on the consolidated financial position or results of operations.

     Use of Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates. During 1999, IPL changed its estimate for unbilled revenue, which resulted in a $8.0 million increase to unbilled revenue.

     Earnings per Share: All references to earnings per share in the Notes to the Consolidated Financial Statements represent diluted earnings per share.

     Reclassifications: Certain amounts from prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

3. PLANT IN SERVICE AND OTHER PROPERTY

Utility Plant in Service

     The original cost of utility plant in service at December 31, segregated by functional classifications, follows:

                                                     2001           2000
                                                  ----------     ----------
                                                        (In Thousands)
Production........................................$1,753,340     $1,722,363
Transmission......................................   243,422        241,103
Distribution......................................   792,511        783,618
General...........................................   152,917        150,315
                                                  ----------     ----------
   Total utility plant in service.................$2,942,190     $2,897,399
                                                  ==========     ==========

     Substantially all of IPL's property is subject to the lien of the indenture securing IPL's First Mortgage Bonds.

Nonutility Property

     The original cost of nonutility property at December 31 follows:

                                                     2001           2000
                                                  ----------     ----------
                                                        (In Thousands)
District Cooling..................................$       --     $    4,868
District Heating..................................        --          7,288
General...........................................     2,474          3,073
                                                  ----------     ----------
   Total nonutility property......................$    2,474     $   15,229
                                                  ==========     ==========


     On November 20, 2000, Enterprises sold the assets of the IPL steam operations, MAER and ICE to Citizens Gas & Coke Utility (see Note 1). On May 21, 2001, Enterprises sold the assets of CER to Dominion Cleveland Thermal, Inc., a subsidiary of Dominion Energy, Inc. (see Note 1).

4.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by Enterprises using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Enterprises could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Cash and Cash Equivalents and Notes Payable: The carrying amount approximates fair value due to the short maturity of these instruments.

     Available-For-Sale Securities: These securities are carried at fair value based on the quoted market price at the end of the reporting period.

     Long-Term Debt, Including Current Maturities and Sinking Fund
Requirements: Interest rates that are currently available to Enterprises for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The variable rate debt has been included at the face amount for both carrying amount and fair value. The fair values of the interest rate swap agreements of Enterprises have been estimated to be $(3.7) million and $(3.1) million at December 31, 2001 and 2000, respectively. These amounts represent what Enterprises would either pay or receive to enter into equivalent agreements with a swap counterparty. The fair value of the debt outstanding has been determined on the basis of the specific securities issued and outstanding. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced. At

December 31, 2001, and 2000, the consolidated carrying amount of Enterprises' long-term debt, including current maturities and sinking fund requirements, and the approximate fair value are as follows:

                                                     2001           2000
                                                  ----------     ----------
                                                         (In Thousands)
Carrying amount...................................$1,372,230     $  628,313
Approximate fair value............................ 1,396,737        635,720

5.   REGULATORY ASSETS

     The amounts of regulatory assets at December 31 are as follows:

                                                     2001           2000
                                                  ----------     ----------
                                                        (In Thousands)
Related to deferred taxes (Note 2)................$   52,033     $   45,435
Unamortized reacquisition premium on debt
  (Note 2)........................................    19,666         20,091
Unamortized Petersburg Unit 4 carrying charges and
  certain other costs (Note 2)....................    26,010         27,065
Demand side management costs (Note 11)............       100            235
                                                  ----------     ----------
Total regulatory assets...........................$   97,809     $   92,826
                                                  ==========     ==========


6.   CAPITAL STOCK

     Stock Repurchases: During 1999, IPALCO repurchased 3.4 million shares at a cost of $88.4 million.

     Stock Split: On February 23, 1999, the IPALCO Board of Directors authorized a two-for-one split of IPALCO's common stock, payable to stockholders of record on March 5, 1999. All outstanding share, per share and stock option data in all periods have been restated to reflect the split.

     Common Stock: IPALCO has a Rights Agreement, amended and restated as of April 28, 1998, that is designed to protect IPALCO's shareholders against unsolicited attempts to acquire control of IPALCO that do not offer what the Board believes is a fair and adequate price to all shareholders. The Board declared a dividend of one Right for each share of common stock to shareholders of record on July 11, 1990. The Rights will expire at the time of redemption or exchange, or on April 28, 2008, whichever occurs earliest. At this time, the Rights are attached to and trade with the common stock. The Rights are not taxable to shareholders or to IPALCO, and they do not affect reported earnings per share. Under the Rights Agreement, IPALCO has authorized and reserved 120 million shares for issuance. The Board of Directors amended the Rights Agreement effective July 14, 2000, to provide that it is not triggered by the Share Exchange Agreement with AES (see Note 1).

     The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                                For the Year Ended
                                                   December 31,
                                          -------------------------------
                                            2001       2000        1999
                                          --------   --------    --------
                                                  (In Thousands)

Weighted average common shares........          --     86,554      86,096
Dilutive effect of stock options......          --        705         695
                                          --------   --------    --------
Weighted average common and
  incremental shares..................          --     87,259      86,791
                                          ========   ========    ========

     IPALCO PowerInvest, IPALCO's Dividend Reinvestment and Direct Stock Purchase Plan, allowed participants to purchase shares of common stock and to reinvest dividends. The plan provided that such shares could be purchased on the open market or directly from IPALCO at the option of IPALCO. All purchases in 2000 were made on the open market. PowerInvest was terminated following payment of the quarterly dividend on January 15, 2001.

     Under the Thrift Plan, shares may be purchased either on the open market or, if available, as original issue shares directly from AES. All purchases in 2001 prior to acquisition by AES were made on the open market; thereafter, all purchases were made at original issue.

     Effective July 2, 2001, all non-union employees were moved from the IPL Thrift Plan to the AES Profit Sharing and Stock Ownership Plan for active contributions. The assets will be moved in the first half of 2002. Under the AES Profit Sharing and Stock Ownership Plan, shares are available as original issue shares directly from AES.

     IPALCO has the following plans under which options to acquire shares of common stock may be granted: the 1990 Stock Option Plan for key employees; the 1991 Directors' Stock Option Plan for non-employee directors; and the 1997 Stock Option Plan for officers and other key employees. In addition, the 1999 Stock Incentive Plan provides for the issuance of options and restricted stock awards to key employees and consultants.

     All IPALCO stock options outstanding were converted to AES stock options in conjunction with IPALCO's acquisition by AES on March 27, 2001 and in accordance with the conversion formula set forth in the Agreement and Plan of Share Exchange. No additional grants will be made under the IPALCO option plans.

     A summary of options issued under all plans is as follows:

                                   Weighted Average  Range of Option   Number
                                    Price per Share  Price per Share  of Shares
                                   ----------------  ---------------  ---------

Outstanding, December 31, 1998.....    14.80          8.416 - 21.67   2,618,298
Granted............................    19.23          16.63 - 23.38     187,000
Exercised..........................    14.69          8.416 - 20.345   (455,318)
                                                                     ----------
Outstanding, December 31, 1999.....    15.17          8.416 - 23.38   2,349,980
Granted............................    16.57          16.41 - 20.53   2,033,000
Canceled...........................    21.03          21.03 - 21.03      (5,000)
Exercised..........................    15.74          8.416 - 23.38  (3,167,954)
                                                                     ----------
Outstanding, December 31, 2000.....    16.01          10.46 - 23.38   1,210,026
Granted............................        0                      0           0
Canceled...........................    10.48          10.48 - 10.48      (6,000)
Exercised..........................    14.16          10.46 - 23.38    (463,400)
                                                                     ----------
Outstanding, March 26, 2001........    17.21          10.46 - 23.38     740,626
                                                                     ----------
Options converted to shares of AES.    37.17          22.59 - 50.50     342,910
Outstanding, December 31, 2001 ....        0                      0           0

     The number of shares exercisable at December 31, 2000 and 1999 were:
1,195,026 and 2,309,980, respectively, with a weighted average exercise price of $15.95 and $15.06, respectively. The weighted average remaining contractual life of the options outstanding at December 31, 2000 and 1999 was 8.1 years and
6.5 years, respectively.

     IPALCO has issued restricted common stock under various incentive compensation plans. The 1999 Plan, the Long-term Performance and Restricted Stock Incentive Plan (1998 Plan) and the Long-term Performance and Restricted Stock Incentive Plan (1995 Plan) each provide for the issuance of restricted shares of IPALCO common stock to plan participants. Generally, under each plan, shares of restricted common stock with value equal to a stated percentage of participants' base salary are initially awarded at the beginning of a three-year performance period, subject to adjustment to reflect the participants' actual base salary. The shares remain restricted and nontransferable throughout each three-year performance period, vesting in one-third increments in each of the three years following the end of the performance period. At the end of a performance period, awards are subject to adjustment to reflect

Enterprises' performance compared to peer companies. Final awards under the plans can range from zero up to 400% of the initial awards. Vested shares are no longer restricted and may be held or sold by the participant.

     A summary of restricted common stock issued under all plans is as follows:

                                                                             Total All
                                   1999 Plan      1998 Plan      1995 Plan     Plans
                                   ---------      ---------      ---------   ---------
Outstanding, January 1, 1999.......       --        205,556        230,200     435,756
   Grants awarded..................       --         15,572             --      15,572
   Grants canceled.................       --             --             --          --
   Vested..........................       --             --       (115,104)   (115,104)
                                   ---------      ---------      ---------   ---------
Outstanding, December 31, 1999.....       --        221,128        115,096     336,224
   Grants awarded..................   22,500          2,933             --      25,433
   Grants canceled.................   (5,000)        (2,066)            --      (7,066)
   Vested..........................       --             --       (115,096)   (115,096)
                                   ---------      ---------      ---------   ---------
Outstanding, December 31, 2000.....   17,500        221,995             --     239,495
   Grants awarded..................   12,500        434,403             --     446,903
   Grants canceled.................       --             --             --          --
   Vested January 16, 2001.........       --       (217,422)            --    (217,422)
                                   ---------      ---------      ---------   ---------
   Vested March 27, 2001...........   30,000        438,976             --     468,976
                                   =========      =========      =========   =========
Outstanding December 31, 2001......        0              0              0           0

     As provided under the 1998 Plan, the final performance evaluation performed on January 16, 2001, resulted in final awards of 258% of the initial awards with one-third of the total vesting (217,422 shares). All remaining shares of restricted stock vested on completion of IPALCO's acquisition by AES.

     APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the stock-based plans have been applied by Enterprises. No compensation cost has been recognized for any of the option plans because the stock option exercise price is equal to the fair value of the underlying common stock at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS 123, "Accounting for Stock-Based Compensation," Enterprises' net income for the year ended December 31, 2000 would have decreased from $154.6 million ($1.77 per share) to the pro forma amount of $150.6 million ($1.73 per share). Enterprises' net income and earnings per share for the similar period in 1999 would have decreased from $128.9 million ($1.49 per share) to the pro forma amount of $128.4 million ($1.48 per share). Enterprises estimated the SFAS 123 fair values by utilizing the binomial options pricing model with the following assumptions: dividend yields of 2.5% to 4.0%, risk-free rates of 5.2% to 6.7%, volatility of 13% to 22% and expected lives of five years.

     Compensation expense of $7.5 million and $1.2 million for 2000 and 1999, respectively, as measured by the market value of the common stock at the balance sheet date, has been recognized in accordance with the vesting period for the 1995 and 1998 Plans.

     Employees of the Company participate in AES's Stock Option Plan that provides for grants of stock options to eligible participants. The following disclosures relate to the Company employees' share of benefits under the plan. Options granted during 2001 of 679,301, had weighted average fair value per option of $10.86, using the Black- Scholes valuation method. Significant assumptions used in the Black-Scholes valuation method for shares granted in 2001 were: expected stock price volatility of 86%; expected dividend yield of 0%; risk-free interest rate of 4.8%; and an expected life of 8.2 years.

     Outstanding stock options become exercisable on a cumulative basis commencing two years from the date of grant with the exception of certain options which become exercisable commencing one year from the date of grant and expire ten years after the date of grant. As permitted under Statement of Financial Accounting Standards No.

123, "Accounting for Stock-Based Compensation"(SFAS 123), AES applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for the plan. As the exercise price of all stock options are equal to their fair market value at the time the options are granted, the Company did not recognize any compensation expense related to the program using the intrinsic value base method. Had compensation expense been recognized using the fair value based method under SFAS No. 123, the Company's consolidated earnings would have decreased by $0.8 million in 2001.

     Restrictions on the payment of cash dividends or other distributions of IPL common stock held by IPALCO and on the purchase or redemption of such shares by IPL are contained in the indenture securing IPL's First Mortgage Bonds. In addition, pursuant to IPL's Articles of Incorporation, no dividends may be paid or accrued and no other distribution may be made on IPL's common stock unless dividends on all outstanding shares of IPL's preferred stock have been paid or declared and set apart for payment. All of IPL's retained earnings at December 31, 2001 were free of such restrictions. There are no other restrictions on the retained earnings of IPALCO.

     Cumulative Preferred Stock of Subsidiary: Preferred stock shareholders are entitled to two votes per share for IPL matters, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL Directors to constitute a majority. Preferred stock is redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at specific call prices.

     On January 13, 1998, IPL issued the 5.65% Preferred Series, which is redeemable at par value, subject to certain restrictions, in whole or in part, at any time on or after January 1, 2008, at the option of IPL.

     At December 31, preferred stock consisted of the following:

                                                        December 31, 2001         December 31
                                                    ------------------------  -------------------
                                                      Shares
                                                    Outstanding   Call Price    2001       2000
                                                    -----------   ----------  --------   --------
                                                                      (In Thousands)
Cumulative $100 Par Value, authorized 2,000,000 shares
4% Series..............................................  47,611    $ 118.00   $  4,761   $  4,761
4.2% Series............................................  19,331      103.00      1,933      1,933
4.6% Series............................................   2,481      103.00        248        248
4.8% Series............................................  21,930      101.00      2,193      2,193
5.65% Series........................................... 500,000          --     50,000     50,000
                                                        -------               --------   --------
Total cumulative preferred stock....................... 591,353               $ 59,135   $ 59,135
                                                        =======               ========   ========

     During 2001, 2000 and 1999, preferred stock dividends were $3.2 million, $3.2 million and $3.2 million, respectively.

7.   OTHER CURRENT LIABILITIES

     Other current liabilities are as follows at December 31:

                                                        December 31
                                                  -----------------------
                                                     2001          2000
                                                  ----------     --------
                                                      (In Thousands)
Customer deposits..............................   $    8,536     $  8,597
Deferred fuel cost.............................        8,566        2,942
Other..........................................        2,795        2,905
                                                  ----------     --------
Total other current liabilities................   $   19,897     $ 14,444
                                                  ==========     ========

8. LONG-TERM DEBT

Long-term debt consists of the following:

                                                             December 31,
                                                       -----------------------
Series                                   Due               2001        2000
------                                   ---           ----------   ----------
                                                               (In Thousands)
IPL First Mortgage Bonds:
   6.05%                     February 2004.............$   80,000   $   80,000
   8%                        October 2006..............    58,800       58,800
   7 3/8%                    August 2007...............    80,000       80,000
   6.10%*                    January 2016..............    41,850       41,850
   5.40%*                    August 2017...............    24,650       24,650
   5.50%*                    October 2023..............    30,000       30,000
   7.05%                     February 2024.............   100,000      100,000
   6 5/8%*                   December 2024.............    40,000       40,000
   5.75%*                    August 2021...............    40,000           --
   5.90%*                    December 2024.............    20,000           --
   5.95%*                    December 2029.............    30,000           --
   5.95%**                   August 2030...............    17,350           --
Unamortized discount - net.............................      (720)        (787)
                                                       ----------   ----------
Total first mortgage bonds.............................   561,930      454,513
                                                       ==========   ==========

IPL Unsecured Notes
   1991*                     August 2021...............        --       40,000
   1994A*                    December 2024.............        --       20,000
   1995B*                    January 2023..............    40,000       40,000
   1995C*                    December 2029.............        --       30,000
   1996*                     November 2029.............        --       20,000
   1999**                    August 2030...............        --       23,500
   6.375%*                   November 2029.............    20,000           --
Current maturities.....................................       --        (6,150)
                                                       ----------   ----------
Total long-term debt - IPL.............................   621,930      621,863
                                                       ----------   ----------
Long-Term Debt - Other:
   7.375% Senior Secured Notes, due November 2008......   375,000           --
   7.625% Senior Secured Notes, due November 2011......   375,000           --
   IPALCO Enterprises, Inc. commercial paper...........        --           --
   SHAPE -- 7.50% notes payable, due upon request......       300          300
Current maturities.....................................      (300)        (300)
                                                       ----------   ----------
   Total long-term debt -- other.......................   750,000           --
                                                       ----------   ----------
   Total long-term debt................................$1,371,930   $  621,863
                                                       ==========   ==========
-------------------
* Notes are issued to the city of Petersburg, Indiana, by IPL to secure the loan of proceeds from various tax- exempt instruments issued by the city.

** Notes are issued to the Indiana Development Finance Authority (the "IDFA"), to secure the loan of proceeds from various tax-exempt instruments issued by the IDFA.

     In November 2000, Enterprises sold its Thermal Assets to Citizens Gas & Coke Utility (see Note 1). Enterprises used a portion of the net proceeds to retire debt specifically assignable to the assets. The 7.59% ICE note and the 8.03% MAER note were retired in November 2000. In connection with the retirement of the 7.59% ICE note and the 8.03% MAER note, Mid-America incurred make-whole payments and wrote off debt issuance costs of $4.3 million (net of tax), which was recorded as an extraordinary loss. The MAER--1999 Series variable note was retired in December 2000 and $6.15 million of IPL's 1999 Series note was retired in January 2001.

     From the date of issuance through July 31, 2001, the IPL Series 1991 note provided for an interest rate that varied with the tax-exempt commercial paper rate. From the dates of issuance through July 31, 2001, the IPL 1994A, 1995C and 1996 notes provided for an interest rate that varied with the tax-exempt weekly rate. The IPL 1995B notes provide for an interest rate that varies with the tax-exempt weekly rate. These notes are classified as long-term liabilities because IPL maintains a long-term credit facility supporting these agreements, which was unused at December 31, 2001. The principal amount of this facility was $150 million through July 31, 2001. It was reduced to $40.6 million effective August 1, 2001 to reflect the change in interest rate mode to fixed from variable. The IPL Series 1999 note provided for an interest rate that varied based on tax-exempt auction rates. IPL, at its option, can change the interest rate mode for all of the variable series notes to be based on other short-term rates.

     IPALCO's Revolving Credit Facility (Revolver) was issued in April 1997 in the amount of $401 million. The proceeds were used to purchase, through a self-tender offer, shares of IPALCO's outstanding common stock. The Revolver was terminated on November 14, 2001 upon issuance of the senior secured notes.

     In November 2001, Enterprise issued $375 million of 7.375% and $375 million of 7.625% Senior Secured Notes due November 14, 2008 and November 14, 2011, respectively. Interest is paid semi-annually on November 15 and May 15, commencing May 15, 2002. The after-cost proceeds from the offering were used to pay $74 million of IPALCO's revolver and distribute $663 million to AES.

     The year-end interest rates for the variable rate unsecured notes are as follows:

                                                        Interest Rate at
                                                          December 31,
                                                   --------------------------
                                                      2001           2000
                                                   ----------     -----------
Series 1991.......................................      --           4.31%
Series 1994A......................................      --           5.05%
Series 1995B......................................    1.60%          5.00%
Series 1995C......................................      --           5.20%
Series 1996.......................................      --           5.20%
Series 1999.......................................      --           4.65%

     In conjunction with the issuance of the 1995B note, IPL entered into an interest rate swap agreement. Pursuant to the swap agreement, IPL will pay interest at a fixed rate of 5.21% to a swap counterparty and will receive a variable rate of interest in return, which is identical to the variable rate payment made on the 1995B note. The result is to effectively establish a fixed rate of interest on the 1995B note of 5.21%. The interest rate swap agreement is accounted for on a settlement basis. IPL is exposed to credit loss in the event of nonperformance by the counterparty for the net interest differential when floating rates exceed the fixed maximum rate. However, IPL does not anticipate nonperformance by the counterparty.

     In conjunction with the issuance of the Revolver, IPALCO entered into an interest rate swap agreement which fixed the interest rate on $300 million of the Revolver. Pursuant to the swap agreement, IPALCO will pay interest at a fixed rate of 6.3575% to a swap counterparty and will receive a variable rate of interest in return based on one month LIBOR. Per the swap agreement, in July 1998, the amount covered by the swap began decreasing $25 million each quarter. The notional amount of the swap at December 31, 2000, was $50 million. The swap agreement expired on April 1, 2001 with a notional amount balance of $0.

     Maturities on long-term debt subsequent to December 31, 2001, are as follows:

                           Maturities


Year                                                       Amount
-----                                                  -------------
                                                       (In Thousands)
2002...................................................  $       300
2003...................................................           --
2004...................................................       80,000
2005...................................................           --
2006...................................................       58,800
Thereafter.............................................    1,233,130
                                                         -----------
Total..................................................    1,372,230
                                                         ===========

9.   LINES OF CREDIT

     IPL has committed lines of credit with banks of $55.0 million used to provide loans for interim financing. These lines require the payment of facility fees. At December 31, 2001, no lines of credit were used to support commercial paper, the entire $55.0 million was unused. These lines of credit, based on separate agreements, have expiration dates ranging from January 2002 to October 2002. IPL expects to obtain additional liquidity backstop facilities by the end of the second quarter of 2002.

10.  INCOME TAXES

     Federal and state income taxes charged to income are as follows:

                                                      2001           2000           1999
                                                  -----------    ------------   -----------
                                                               (In Thousands)
Utility Operating Expenses:
Current income taxes:
   Federal........................................$    63,824    $   102,171    $    68,093
   State..........................................      8,592         13,580          9,208
                                                  -----------    -----------    -----------
      Total current taxes.........................     72,416        115,751         77,301
                                                  -----------    -----------    -----------
Deferred federal income taxes.....................     (9,873)       (39,520)         8,117
Deferred state income taxes.......................       (772)        (4,632)         1,824
                                                  -----------    -----------    -----------
      Total deferred income taxes.................    (10,645)       (44,152)         9,941
                                                  -----------    -----------    -----------
Net amortization of investment credit.............     (2,767)        (2,768)        (2,767)
                                                  -----------    -----------    -----------
      Total charge to utility operating expenses..     59,004         68,831         84,475
Net debit (credit) to other income and deductions.    (14,388)        44,823         (5,688)
                                                  -----------    -----------    -----------
                                                       44,616        113,654         78,787
Extraordinary loss on early retirement of debt....         --         (2,602)            --
                                                  -----------    -----------    -----------
      Total federal and state income tax
        provisions................................$    44,616    $   111,052    $    78,787
                                                  ===========    ===========    ===========

     The provision for federal income taxes (including net investment tax credit adjustments) is different than the amount computed by applying the statutory tax rate to pretax income. The reasons for the difference, stated as a percentage of pretax income, are as follows:

                                               2001         2000          1999
                                              ------       ------        ------
Federal statutory tax rate................    35.0%         35.0%         35.0%
Effect of state income taxes..............    (2.1)         (1.9)         (1.7)
Amortization of investment tax credits....    (2.2)         (1.0)         (1.3)
Preferred dividends of subsidiary.........     0.9           0.4           0.5
Nondeductible expenses....................      --           2.8            --
Other - net...............................    (1.7)          0.6          (0.1)
                                              ----          ----          ----
Effective federal tax rate................    29.9%         35.9%         32.4%
                                              ====          ====          ====

     The significant items comprising Enterprises' net deferred tax liability recognized in the consolidated balance sheets as of December 31, 2001, and 2000, are as follows:

                                                      2001           2000
                                                  -----------    ------------
                                                        (In Thousands)
   Deferred tax liabilities:
   Relating to utility property................... $  404,559     $   405,152
   Unrealized gain on investment security.........         --               4
   Other..........................................      4,218          11,717
                                                   ----------     -----------
      Total deferred tax liabilities..............    408,777         416,873
                                                   ----------     -----------
   Deferred tax assets:
   Relating to utility property...................     57,418          50,904
   Investment tax credit..........................     20,474          22,165
   Employee benefit plans.........................     58,740          53,691
   Other..........................................        650          14,580
                                                   ----------     -----------
      Total deferred tax assets...................    137,282         141,340
                                                   ----------     -----------
   Net deferred tax liability.....................    271,495         275,533
   Current deferred tax liability.................        300             362
                                                   ----------     -----------
   Deferred income taxes - net.................... $  271,195     $   275,171
                                                   ==========     ===========

11.  RATE MATTERS

     Demand Side Management (DSM) Program: On July 30, 1997, IPL received an IURC order approving a settlement agreement authorizing IPL to recognize in rates the existing regulatory asset (consisting of DSM costs deferred after January 31, 1995), along with carrying charges, and also to approve changes to IPL's DSM programs. This amortization and recovery was completed in November 2000, with all previously deferred DSM costs having been recovered from customers. On August 18, 1999, IPL received an IURC order approving a settlement agreement authorizing IPL to extend its low income qualified residential DSM program through July 30, 2000. Subsequent orders on March 9, 2000 and October 17, 2001 further extended this program through October 17, 2003. The regulatory asset related to this program has a balance of $100 and $235 at December 31, 2001 and 2000, respectively (see Note 5).

     Elect Plan: During 1998, the IURC approved a plan that allows IPL customers with less than 2,000 kilowatts of demand, an opportunity to choose optional service or payment plans. This includes a green power option, a fixed rate per unit of consumption option and a fixed bill option. Customers not choosing one of these options continue to receive electric service under existing tariffs. The Elect Plan was extended by IURC order and now will expire on December 31, 2003 unless a subsequent plan is approved by the IURC.

12.  PENSION BENEFITS

                                                Pension Benefits
                                  ------------------------------------------
                                     2001            2000           1999
                                  -----------   --------------   -----------
                                                (In Thousands)
Change in benefit obligation
Benefit obligation at beginning
  of year.........................$   341,855     $  276,607     $   276,638
Service cost......................      2,705          5,131           5,845
Interest cost.....................     26,057         20,519          18,899
Actuarial (gain) loss.............     28,191        (13,140)        (11,765)
Amendments........................         --          2,810             764
Partial curtailment loss..........      1,017          7,953              --
VERP benefit cost.................     18,816         56,771              --
Settlements.......................    (13,771)            --              --
Settlement loss...................        558             --              --
Benefits paid.....................    (22,100)       (14,796)        (13,774)
                                  -----------     ----------     -----------
Benefit obligation at end of year.    383,328        341,855         276,607
                                  -----------     ----------     -----------
Change in plan assets
Fair value of plan assets at
  beginning of year...............    311,518        310,737         290,770
Actual return on plan assets......    (30,327)        14,935          30,417
Employer contribution.............     10,661            642           3,324
Settlements.......................    (13,771)            --              --
Benefits paid.....................    (22,100)       (14,796)        (13,774)
                                  -----------     ----------     -----------
Fair value of plan assets at end
  of year.........................    255,981        311,518         310,737
                                  -----------     ----------     -----------
Funded status.....................   (127,347)       (30,337)         34,130
Unrecognized net gain.............     20,257        (63,887)        (70,048)
Unrecognized prior service cost...      6,686         13,497          15,241
Unrecognized net transition
  (asset) obligation..............     (5,514)        (6,928)         (8,341)
Adjustment to recognize minimum
  liability.......................     21,430         (3,536)             --
                                  -----------     ----------     -----------
Accrued benefit cost..............$   (84,488)    $  (91,191)    $   (29,018)
                                  ===========     ==========     ===========
Weighted-average assumptions as of
  December 31 Discount rate.......       7.25%          8.00%          7.50%

                                               Pension Benefits
                                  -----------------------------------------
                                     2001            2000           1999
                                  -----------     ----------     ----------
                                                (In Thousands)
Components of net periodic benefit
  cost
Service cost......................$     2,705     $    6,138     $    8,451
Interest cost.....................     26,057         20,519         18,899
Expected return on plan assets....    (26,364)       (27,181)       (25,417)
Amortization of transition (asset)
  obligation......................     (1,414)        (1,414)        (1,414)
Amortization of prior service
  cost............................      1,017          1,580          1,394
Recognized actuarial gain.........     (1,297)        (2,869)        (2,051)
                                  -----------     ----------     ----------
Net periodic benefit cost.........        704         (3,227)          (138)
Amount of curtailment (gain)/loss
  recognized......................      5,403          6,701             --
Amount of settlement (gain)/loss
  recognized......................      4,000             --             --
Cost of special or contractual
  termination benefits recognized.     18,816         56,771             --
                                  -----------     ----------     ----------
Total pension cost................     28,923         60,245           (138)
  Less: amounts to other parties..         11            (52)            (2)
  Less: amounts capitalized.......        135           (586)           (48)
                                  -----------     ----------     ----------
Amount charged to expense.........$    28,777     $   60,883     $      (88)
                                  ===========     ==========     ==========

     The defined benefit pension plan had expected returns on plan assets of 9.0%, for each of the years 2001, 2000 and 1999. During 1999, the defined benefit plan began using salary bands to determine future benefit costs. The supplemental retirement pension plan used an expected return on plan assets of 8.0% for each of the years 2001, 2000 and 1999. The supplemental plan assumed compensation increases to be 6.0% for 2001, 2000 and 1999.

     On November 9, 2000, IPALCO implemented a Voluntary Early Retirement Program (VERP I). This program offers enhanced retirement benefits upon early retirement to eligible employees. VERP I was available to all employees, except officers, whose combined age and years of service will total at least 75 on June 30, 2001. Participation was limited to, and subsequently accepted by 400 qualified employees. Participants elected actual retirement dates in 2001. Additionally, IPALCO will provide post-retirement benefits to VERP I retirees until age 55 at which time they will be eligible to receive benefits from the independent VEBA trustee. IPALCO recognized the $56.8 million pre-tax non-cash pension and $5.2 million other post-retirement benefit costs of the VERP I in December 2000.

     On June 1, 2001, we approved a second Voluntary Early Retirement Program (VERP II). Upon expiration of the revocation period on July 23, 2001, 141 employees accepted VERP II. We recognized $17.2 million in pre-tax non-cash pension costs and $2.6 million in other post-retirement benefit costs associated with VERP II in the third quarter of 2001.

     On September 14, 2001, we approved a third Voluntary Early Retirement Program (VERP III) limited to personnel at our Petersburg Generating Station. Upon expiration of the revocation period on October 31, 2001, nine employees accepted VERP III. We recognized $2.0 million in pre-tax non-cash pension costs and $2.0 million in other post-retirement benefit costs associated with VERP III in September 2001.

     During 2000, IPL recognized a non-cash $6.7 million curtailment loss for the supplemental retirement plan reflecting the expected near-term retirement of certain plan participants. In conjunction with recording a minimum pension liability of $3.5 million, IPALCO recorded an intangible asset of $1.7 million. The net difference of $1.8 million was recorded as comprehensive income.

13.  OTHER POST-RETIREMENT BENEFITS

                                                       Other Benefits
                                                  -------------------------
                                                     2001           2000
                                                  ----------     ----------
                                                        (In Thousands)
Change in benefit obligation
Benefit obligation at beginning of year...........$       --     $  139,999
Service cost......................................        --          3,323
Interest cost.....................................        --          9,846
Actuarial (gain) loss.............................        --         17,538
Plan amendments...................................        --        (19,289)
Settlements.......................................        --       (144,703)
Benefits paid.....................................        --         (6,714)
                                                  ----------     ----------
Benefit obligation at end of year.................        --             --
                                                  ----------     ----------
Change in plan assets
Fair value of plan assets at beginning of year....        --        132,524
Actual return on plan assets......................        --             57
Employer contribution.............................        --         18,836
Settlements.......................................        --       (144,703)
Benefits paid.....................................        --         (6,714)
                                                  ----------     ----------
Fair value of plan assets at end of year..........        --             --
                                                  ----------     ----------
Funded status.....................................        --             --
Unrecognized net gain.............................        --             --
Unrecognized net transition (asset) obligation....        --             --
Accrued benefit cost..............................        --             --
Weighted-average assumptions as of December 31....        --             --
                                                  ----------     ----------
Discount rate.....................................        --           7.75%
                                                  ==========     ==========

                                                Other Benefits
                                   ----------------------------------------
                                      2001           2000           1999
                                   ----------     ----------     ----------
                                                (In Thousands)
Components of net periodic benefit
  cost
Service cost.......................$       --     $    3,323     $    3,761
Interest cost......................        --          9,846         10,025
Expected return on plan assets.....        --         (9,703)        (6,505)
Amortization of transition (asset)
  obligation.......................        --          5,100          6,120
Recognized actuarial gain..........$       --         (2,642)        (1,556)
                                   ----------     ----------     ----------
Net periodic benefit cost..........        --          5,924         11,845
Curtailment charge (credit)........        --         55,171             --
Settlement charge (credit).........        --        (46,547)            --
      Less: amounts capitalized....        --          1,076          1,895
                                   ----------     ----------     ----------
Amount charged to expense..........$       --     $   13,472     $    9,950
                                   ==========     ==========     ==========

     Other benefit estimates used expected rates of return on plan assets of 9.0% for 2000 and 8.0% for 1999. For measurement purposes, a 5.9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The plan was spun-off on October 20, 2000 to an independent trustee.

     Also, during 2000 and 1999, IPL expensed post-retirement regulatory asset amortization of $4.3 million and $6.4 million, respectively. The final period of amortization was August 2000.

     On October 20, 2000, IPALCO curtailed and settled its existing post-retirement medical and life insurance plans (Post-retirement Plans). Post-retirement plan assets are held by an independent trustee and are encompassed by a Voluntary Employee Beneficiary Association (VEBA). Existing eligible retirees and active employees as of March 27, 2001 of IPL who ultimately retire as active employees of IPL at age 55 or later are eligible to receive post- retirement benefits from the independent trustee. In November 2000, IPALCO made a $7.5 million payment to the independent trustee as settlement of its obligations relating to the Post-retirement Plans.

14.  COMMITMENTS AND CONTINGENCIES

     In 2002, Enterprises anticipates the cost of its construction programs to be approximately $123.8 million.

     Enterprises is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management, based upon advice of counsel, believes that the final outcome will not have a material adverse effect on the consolidated financial statements.

     With respect to environmental issues, Enterprises has ongoing discussions with various regulatory authorities and continues to believe that Enterprises is in compliance with its various permits. On October 27, 1998, the U.S. Environmental Protection Agency issued a final rule which imposes more stringent limits on nitrogen oxide (NOx) emissions from fossil fuel-fired steam electric generators. The final requirements of the NOx SIP call, and the timing of and the costs to comply with it, are subject to the success of any further judicial review. IPL's current estimates are the NOx SIP call would necessitate additional capital expenditures of approximately $120 million during 2002- 2005 to achieve the majority of IPL required NOx emission reductions. The intent is to purchase the remaining NOx emission allowances in the market.

15.  INVESTMENTS

     Enterprises has classified its investment in marketable equity securities as available-for-sale, and any unrealized gains or losses are recorded as a separate component of shareholder's equity. During 1999, Enterprises recorded directly to shareholders' equity an unrealized after-tax gain of $106.7 million resulting from its investment in Internet Capital Group, Inc. (Nasdaq: ICGE), an internet holding company, which went public in August 1999. The gross unrealized gain on these available-for-sale securities was $174.0 million and the related taxes would be $67.3 million. The cost basis and the market value for the investment were $1.2 million and $175.2 million, respectively, at December 31, 1999 (1,030,600 shares). In 2000, Mid-America sold approximately one million shares of ICGE resulting in a realized gain of $112.6 million. The total realized gain is reduced by related compensation expenses and gross receipts tax of $10.3 million and income taxes of $42.2 million, which are included in OTHER INCOME AND (DEDUCTIONS). The after-tax proceeds from these sales were applied primarily to the reduction of IPALCO's outstanding unsecured debt. During 2000, unrealized losses of $61.8 million ($37.6 million after-tax) were recorded to reflect the decrease in market price for the unsold shares.

     In 1999, Mid-America made a commitment to invest $15.0 million in EnerTech Capital Partners II L.P., a venture capital fund. The fund invests in service and technology companies providing innovative products and services that take advantage of opportunities created by deregulation of the energy and telecommunications industries. Through December 31, 2001, Mid-America has funded $4.5 million of such commitment.

16.  SEGMENT INFORMATION

     Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Enterprises' reportable business segments are electric and "all other." Steam operations of IPL, existing from January 1 through November 20, 2000 (see Note 1), and all subsidiaries other than IPL are combined in the "all other" category. The operations of our Cleveland Energy Resources subsidiary were in the "all other" segment prior to being sold effective May 21, 2001. The accounting policies of the identified segments are consistent with those policies and procedures described in the summary of significant accounting policies (see Note 2). Intersegment sales are generally based on prices that reflect the current market conditions. The following tables provide information about Enterprises' business segments:

                                           2001                           2000                          1999
                               ----------------------------   ----------------------------  ----------------------------
                                            All                            All                           All
                               Electric    Other     Total    Electric    Other     Total   Electric    Other     Total
                               --------   ------   --------   --------   -------   -------  --------   -------   -------
                                                                     (In Millions)
Operating Revenues............ $   829    $    7   $    836   $    831   $    59   $   890  $    800   $    69    $  869
Depreciation and
   Amortization...............     111        --        111        108         6       114       104         7       111
Pre-tax Operating Income......     189       (10)       179        204        (7)      197       263        10       273
Income Taxes..................      59       (10)        49         69        54       123        83         3        86
Property -- net of
   Depreciation...............   1,665         2      1,667      1,648        12     1,660     1,674       145     1,819
Capital Expenditures..........     127         1        128         79        --        79       103         2       105

     Included within Depreciation and Amortization for the All Other segment is IPL steam depreciation of $3 million for each of the years 2000 and 1999. Included within Pre-tax Operating Income for the All Other segment is IPL steam pre-tax operating income of $1 million and $5 million for 2000 and 1999, respectively. Included within Income Taxes for the All Other segment is IPL steam income taxes of $(.1) million and $1 million for 2000 and 1999, respectively. Included within Property-net of Depreciation for the All Other segment is IPL steam plant of $76 million for 1999. Included within Capital Expenditures for the All Other segment is IPL steam plant of $2 million for 1999.

17.  QUARTERLY RESULTS (UNAUDITED)

     Operating results for the years ended December 31, 2001, and 2000, by quarter, are as follows (in thousands except per share amounts):

                                                       2001
                               ------------------------------------------------------
                                 March 31    June 30      September 30    December 31
                               ----------   ----------    ------------    -----------
Utility operating revenue...... $ 209,052   $  205,473      $  224,960     $  188,561
Utility operating income.......    10,320       46,734          34,799         38,788
Net income.....................    (9,640)      34,324          24,712         28,551

                                                       2000
                               ------------------------------------------------------
                                 March 31      June 30    September 30    December 31
                               ----------    ---------    ------------    -----------


Utility operating revenues..... $ 211,089    $ 204,700      $  224,720    $   218,026
Utility operating income.......    48,170       41,784          44,942          1,327
Income before extraordinary
  loss on early retirement of
  debt.........................    92,327       28,980          30,045          7,490
Extraordinary loss on early
  retirement of debt...........                                                (4,259)
Net income.....................    92,327       28,980          30,045          3,231
Weighted average shares........    85,702       85,713          86,353         88,447
Basic earnings per share before
  extraordinary loss........... $    1.08    $    0.34      $     0.35    $      0.09
Extraordinary loss.............        --          --               --    $      0.05
Basic earnings per share ...... $    1.08    $    0.34      $     0.35    $      0.04
Weighted average diluted
  shares.......................    86,260       86,601          87,265         88,912
Diluted earnings per share
  before extraordinary loss.... $    1.07    $    0.33      $     0.34    $      0.09
Extraordinary loss.............        --           --              --    $      0.05
Diluted earnings per share..... $    1.07    $    0.33      $     0.34    $      0.04

     The quarterly figures reflect seasonal and weather-related fluctuations that are normal to IPL's operations.

     Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

     The first quarter 2000 results reflect the sale of investment securities (see Note 15). The fourth quarter 2000 results reflect the sale of thermal assets (see Note 1) and the Voluntary Early Retirement Program (see Note 12).

     The first quarter 2001 results reflect termination benefit agreement costs (see Note 1).

18.  SUBSEQUENT EVENT

     On March 29, 2002, Enterprises made a distribution to The AES Corporation of $51 million which created a deficit in retained earnings.

                          INDEPENDENT AUDITORS' REPORT

     To the Board of Directors of Indianapolis Power & Light Company:

     We have audited the accompanying balance sheets of Indianapolis Power & Light Company (the "Company") as of December 31, 2001 and 2000, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index of Item 21. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Indianapolis Power & Light Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
January 18, 2002

                       INDIANAPOLIS POWER & LIGHT COMPANY
                              Statements of Income
             For the Years Ended December 31, 2001, 2000, and 1999

                                               2001           2000           1999
                                            ----------     ----------     ----------
                                                          (In Thousands)
OPERATING REVENUES:
  Electric..................................$  828,046     $  830,955     $  800,337
  Steam.....................................        --         27,580         34,315
                                            ----------     ----------     ----------
    Total operating revenues................   828,046        858,535        834,652
                                            ----------     ----------     ----------

OPERATING EXPENSES:
  Operation:
    Fuel....................................   182,471        190,703        173,872
    Other...................................   127,978        154,476        137,348
  Power purchased...........................    16,932         13,206         29,769
  Purchased steam...........................        --          5,259          6,391
  Maintenance...............................    86,356         79,437         77,637
  Voluntary early retirement program
    benefit costs........................       23,751         62,007             --
  Termination benefit agreement costs.......    54,540             --             --
  Depreciation and amortization.............   110,772        111,045        107,469
  Taxes other than income taxes.............    35,601         37,348         34,190
  Income taxes - net........................    59,004         68,831         84,475
                                            ----------     ----------     ----------
    Total operating expenses................   697,405        722,312        651,151
                                            ----------     ----------     ----------
OPERATING INCOME............................   130,641        136,223        183,501
                                            ----------     ----------     ----------

OTHER INCOME AND (DEDUCTIONS):
  Allowance for equity funds used during
    construction............................     1,341          2,073          1,372
  Other - net...............................    (1,803)        (2,140)         2,130
  Termination benefit agreement costs.......    (2,565)            --             --
   Loss on sale of steam assets.............        --        (21,172)            --
  Income taxes - net........................     4,135          8,893           (581)
                                            ----------     ----------     ----------
    Total other income - net................     1,108         12,346          2,921
                                            ----------     ----------     ----------
INCOME BEFORE INTEREST CHARGES..............   131,749        123,877        186,422
                                            ----------     ----------     ----------

INTEREST CHARGES:
  Interest on long-term debt................    38,949         38,413         38,057
  Other Interest............................       544          1,046          1,141
  Allowance for borrowed funds used during
     construction...........................      (633)          (961)          (829)
  Amortization of redemption premiums and
     expenses on debt - net.................     2,088          1,926          1,822
                                            ----------     ----------     ----------
    Total interest charges..................    40,948         40,424         40,191
                                            ----------     ----------     ----------
NET INCOME..................................    90,948         83,453        146,231
                                            ----------     ----------     ----------
PREFERRED DIVIDEND REQUIREMENTS.............     3,213          3,213          3,213
                                            ----------     ----------     ----------

INCOME APPLICABLE TO COMMON STOCK...........$   87,588     $   80,240     $  143,018
                                            ==========     ==========     ==========

                               See notes to financial statements.

                                  INDIANAPOLIS POWER & LIGHT COMPANY
                                            Balance Sheets
                            For the Years Ended December 31, 2001 and 2000

                                                                              2001           2000
                                                                           ----------     ----------
                                                                                (In Thousands)
                                ASSETS
                                ------
UTILITY PLANT:
Utility plant in service........................................           $2,942,190     $2,897,399
Less accumulated depreciation...................................            1,443,736      1,344,403
                                                                           ----------     ----------
   Utility plant in service - net...............................            1,498,454      1,552,996
Construction work in progress...................................              156,522         84,146
Property held for future use....................................               10,741         10,692
                                                                           ----------     ----------
   Utility plant - net..........................................            1,665,717      1,647,834
                                                                           ----------     ----------
OTHER PROPERTY -

At cost, less accumulated depreciation..........................                5,730          5,719
                                                                           ----------     ----------
CURRENT ASSETS:
Cash and cash equivalents.......................................                9,204         13,938
Accounts receivable and unbilled revenue (less allowance for
   doubtful accounts 2001, $1,065,000 and 2000, $1,608,000).....               47,781         63,222
Receivable due from IPALCO......................................                1,351         49,553
Fuel - at average cost..........................................               28,970         23,196
Materials and supplies - at average cost........................               48,381         48,246
Tax refund receivable...........................................                   40             40

Prepayments and other current assets............................                1,282          1,807
                                                                           ----------     ----------
   Total current assets.........................................              137,009        200,002
                                                                           ----------     ----------
DEFERRED DEBITS:
Regulatory assets...............................................               97,809         92,826
Miscellaneous...................................................               13,007          8,829
                                                                           ----------     ----------
   Total deferred debits........................................              110,816        101,655
                                                                           ----------     ----------
      TOTAL.....................................................           $1,919,272     $1,955,210
                                                                           ==========     ==========

              CAPITALIZATION AND LIABILITIES
              ------------------------------
CAPITALIZATION:
Common shareholder's equity:
Common stock....................................................           $  324,537     $  324,537
Premium and net gain on preferred stock.........................                2,642          2,642
Retained earnings...............................................              363,083        397,032
Accumulated other comprehensive income..........................              (11,469)        (1,820)
                                                                           ----------     ----------
   Total common shareholder's equity............................              678,793        722,391
Cumulative preferred stock......................................               59,135         59,135
Long-term debt (less current maturities and sinking fund
   requirements)................................................              621,930        621,863
                                                                           ----------     ----------
   Total capitalization.........................................            1,359,858      1,403,389
                                                                           ----------     ----------
CURRENT LIABILITIES:
Current maturities and sinking fund requirements................                   --          6,150
Accounts payable................................................               47,798         25,848
Accrued expenses................................................               15,074         26,608
Dividends payable...............................................                  806         15,240
Taxes accrued...................................................               17,373         30,225
Interest accrued................................................               14,514         13,037
Other current liabilities.......................................               19,897         14,444
                                                                           ----------     ----------
   Total current liabilities....................................              115,462        131,552
                                                                           ----------     ----------


                                      F-30



                                  INDIANAPOLIS POWER & LIGHT COMPANY
                                            Balance Sheets
                            For the Years Ended December 31, 2001 and 2000
                                                                              2001           2000
                                                                           ----------     ----------
                                                                                (In Thousands)

DEFERRED CREDITS AND OTHER LONG-TERM
LIABILITIES:
Accumulated deferred income taxes - net.........................              271,031        284,340
Unamortized investment tax credit...............................               33,690         36,458
Accrued postretirement benefits.................................                9,504          5,237
Accrued pension benefits........................................              125,549         91,191
Miscellaneous...................................................                4,178          3,043
                                                                           ----------     ----------
   Total deferred credits and other long-term liabilities.......              443,952        420,269
                                                                           ----------     ----------
COMMITMENTS AND CONTINGENCIES

      TOTAL.....................................................           $1,919,272     $1,955,210
                                                                           ==========     ==========

                                  See notes to financial statements.


                                                 F-31

                       INDIANAPOLIS POWER & LIGHT COMPANY
                            Statements of Cash Flows
              For the Years Ended December 31, 2001, 2000 and 1999

                                                                            2001         2000           1999
                                                                            ----         ----           ----
                                                                                   (In Thousands)
CASH FLOWS FROM OPERATIONS:
Net income (loss).....................................................  $    90,801   $    83,453    $  146,231
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization.........................................      110,070       110,291       106,311
Amortization of regulatory assets.....................................        3,156        11,633        14,470
Loss from sale of steam assets........................................           --        21,172            --
Deferred income taxes and investment tax credit adjustments - net.....      (22,675)      (54,451)        6,227
Allowance for funds used during construction..........................       (1,974)       (3,034)       (2,201)
Change in certain assets and liabilities:
Accounts receivable...................................................       63,643       (63,176)      (12,907)
Fuel, materials and supplies..........................................       (5,909)       22,633       (11,960)
Accounts payable and accrued expenses.................................       10,416          (981)      (11,024)
Taxes accrued.........................................................      (12,852)        7,491         3,795
Accrued pension benefits..............................................       15,153         5,402       (10,935)
Provision for early retirement program benefit costs..................       23,751        62,007            --
Other - net...........................................................          350         2,405        (3,148)
                                                                         ----------    ----------     ---------
Net cash provided by operating activities.............................      273,930       204,845       224,859
                                                                         ----------    ----------     ---------
CASH FLOWS FROM INVESTING:
Construction expenditures.............................................     (126,517)      (75,712)     (103,452)
Proceeds from sale of steam assets....................................           --        54,650            --
Other.................................................................       (5,315)        1,132        (5,832)
                                                                         ----------    ----------     ---------
Net cash used in investing activities.................................     (131,832)      (19,930)     (109,284)
                                                                         ----------    ----------     ---------
CASH FLOWS FROM FINANCING:
Issuance of long-term debt............................................           --            --        23,500
Retirement of long-term debt..........................................       (6,150)           --            --
Special deposit for retirement of debt................................           --            --       (23,500)
Short-term debt - net.................................................           --       (49,000)       29,800
Dividends paid........................................................     (139,183)     (138,181)     (133,137)
Other.................................................................       (1,499)          (30)         (254)
                                                                         ----------    ----------     ---------
Net cash used in financing activities.................................     (146,832)     (187,211)     (103,591)
                                                                         ----------    ----------     ---------
Net increase in cash and cash equivalents.............................       (4,734)       (2,296)       11,984
Cash and cash equivalents at beginning of period......................       13,938        16,234         4,250
                                                                         ----------    ----------     ---------
Cash and cash equivalents at end of period............................   $    9,204    $   13,938     $  16,234
                                                                         ==========    ==========     =========

-------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:

Cash paid during the period for:

   Interest (net of amount capitalized)...............................   $   37,392   $   38,504    $   39,215
                                                                         ==========    ==========     =========
   Income taxes.......................................................   $   70,296   $  114,014    $   79,004
                                                                         ==========    ==========     =========

                       See notes to financial statements.

                       INDIANAPOLIS POWER & LIGHT COMPANY
                        Statements of Retained Earnings
              For the Years Ended December 31, 2001, 2000 and 1999


                                                              2001             2000             1999
                                                          -----------     --------------     -----------
                                                                          (In Thousands)
RETAINED EARNINGS AT BEGINNING OF
   YEAR................................................   $ 397,032       $  453,331         $ 440,747
                                                             90,801           83,453           146,231
NET INCOME.............................................   ---------       ----------         ---------
Total..................................................     487,833          536,784           586,978

DEDUCT:
Cash dividends declared:
Cumulative preferred stock - at prescribed rate of each
   series..............................................       3,213            3,213            3,213
Common stock...........................................     121,537          136,539          130,434
Total..................................................     124,750          139,752          133,647
                                                          ---------       ----------        ---------
RETAINED EARNINGS AT END OF YEAR.......................   $ 363,083       $  397,032        $ 453,331
                                                          =========       ==========        =========


                       See notes to financial statements.

                       INDIANAPOLIS POWER & LIGHT COMPANY

                         Notes to Financial Statements

              For the Years Ended December 31, 2001, 2000 and 1999


1. EXCHANGE AGREEMENT AND ASSET SALES

     AES Acquisition: On March 27, 2001, The AES Corporation (AES) completed its acquisition of IPALCO Enterprises, Inc. (IPALCO) through a share exchange transaction in accordance with the Agreement and Plan of Share Exchange dated as of July 15, 2000, among AES and IPALCO (the Share Exchange Agreement). Pursuant to the Share Exchange Agreement, IPALCO became a wholly-owned subsidiary of AES, accounted for as a pooling of interests.

     At the effective time of the share exchange, each of the outstanding 89,685,177 shares of IPALCO common stock was converted into the right to receive 0.463 of a share of AES common stock, for an aggregate purchase price of $2.15 billion and $890 million in assumed debt and preferred stock. Following the share exchange, AES owns all of the outstanding capital stock of IPALCO. Treasury stock of $500.6 million was cancelled as a result of the acquisition. Accordingly, the common stock balance was reduced by $459.8 million and the remaining $40.8 million was applied against retained earnings. The transaction was subject to certain conditions, including receipt of regulatory approvals, including that of the Federal Energy Regulatory Commission and the Securities and Exchange Commission. After the acquisition, Indianapolis Power & Light Company (IPL) remains a subsidiary of IPALCO.

     As a result of the acquisition by AES, IPL has recorded $72.5 million ($44.9 million after tax) of costs related to the termination of certain employees during 2001. The pretax expenses included $57.1 million in costs associated with termination benefit agreements and severance, $9.2 million in supplemental retirement costs, and $6.2 million in restricted stock expense. Substantially all of the supplemental retirement costs and restricted stock costs were paid out by March 31, 2001. Termination benefit agreement costs include amounts paid to officers of IPL under termination benefit agreements and severance paid to certain other employees upon termination during the first half of 2001.

     Sale of the Assets of the Steam Operations: On November 20, 2000, IPL sold certain assets (the Assets) to Citizens Gas & Coke Utility. The Assets included the Perry K Steam Plant and downtown steam distribution system (Steam) operated by IPL. The selling price of the Assets was $54.7 million. The transaction resulted in a loss to IPL of $21.2 million ($13.4 million after tax). Of the net proceeds, $6.2 million was used to retire debt specifically assignable to the Assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     All of the outstanding common stock of IPL is owned by IPALCO at December 31, 2001, 2000 and 1999. IPL had a receivable for advances made to IPALCO. Interest is accrued monthly on the outstanding balance. The receivable and interest are due on demand.

     Nature of Operations: IPL is engaged principally in providing electric and steam service (through November 20, 2000--see Note 1) to the Indianapolis metropolitan area.

     Concentrations of Risk: Substantially all of IPL's business activity is with customers located within the Indianapolis area. In addition, approximately 69% of IPL employees are covered by collective bargaining agreements.

     Regulation: The retail utility operations of IPL are subject to the jurisdiction of the Indiana Utility Regulatory Commission (IURC). IPL's wholesale power transactions are subject to the jurisdiction of the Federal Energy Regulatory Commission. These agencies regulate IPL's utility business operations, tariffs, accounting, depreciation allowances, services, security issues and the sale and acquisition of utility properties. The financial statements of

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


IPL are based on generally accepted accounting principles in the United States of America, including the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," which gives recognition to the ratemaking and accounting practices of these agencies.

     Revenues: Revenues are recognized as services are provided including those unbilled at the end of each month.

     A fuel adjustment charge provision, which is established after public hearing, is applicable to most of the rate schedules of IPL and permits the billing or crediting of estimated fuel costs above or below the levels included in such rate schedules. Actual fuel costs in excess of or under estimated fuel costs billed are deferred or accrued, respectively.

     IPL is allowed to recover purchased power costs based on a benchmark. If the cost per Mwh of power purchases is not greater than the benchmark, then the purchased power costs should be considered net energy costs that are presumed fuel costs included in purchased power. If the average cost per Mwh of power purchases is greater than the benchmark, then the costs are recoverable only through demonstration of the reasonableness of those purchases to the IURC.

     Authorized Annual Operating Income: Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income requirements as a condition for approval of requested changes in fuel adjustment charges. Additionally, customer refunds may result if the utilities' rolling 12-month operating income, determined at quarterly measurement dates, exceeds the utilities' authorized annual operating income and cannot be offset by applicable cumulative net operating income deficiencies. In such a circumstance, the required customer refund for the quarterly measurement period is calculated to be one-fourth of the excess annual operating income grossed up for federal and state taxes as required under I. C. 8-1-2-42.5.

     IPL's authorized annual jurisdictional electric net operating income, for purposes of quarterly operating income tests, is $163 million. This level will be maintained until changed by an IURC order. During 2001, the Commission found that IPL's rolling annual jurisdictional retail electric operating income was less than the authorized annual operating income at each of the quarterly measurement dates (January, April, July and October). At October 31, 2001, IPL's most recent quarterly measurement date, IPL had a cumulative net operating deficiency of $621.0 million. The operating deficiency is calculated by summing the quarterly measurement period annual results from the date of the last rate order. As a consequence, IPL could, for a period of time, earn above $163 million of electric jurisdictional retail net operating income without being required to make a customer refund.

     Through the date of IPL's next general electric rate order, IPL is required to file upward and downward adjustments in fuel cost credits and charges on a quarterly basis, based on changes in the cost of fuel, irrespective of its level of earnings.

     Allowance For Funds Used During Construction: In accordance with the prescribed uniform system of accounts, IPL capitalizes an allowance for the net cost of funds (interest on borrowed funds and a reasonable rate on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pretax composite rates of 9.4%, 9.2% and 9.4% during 2001, 2000 and 1999, respectively.

     Utility Plant and Depreciation: Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property, as distinct from renewals of minor items that are charged to maintenance, are charged to plant accounts. Units of property replaced or abandoned in the

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999



ordinary course of business are retired from the plant accounts at cost; such amounts plus removal costs, less salvage, are charged to accumulated depreciation. Depreciation is computed by the straight-line method based on functional rates approved by the IURC and averaged 3.6% during 2001 and 2000 and 3.5% during 1999.

     Sale of Accounts Receivable: IPL has sold, on a revolving basis, an undivided percentage interest in $50 million of its accounts receivable.

     Regulatory Assets: Regulatory assets represent deferred costs that have been included as allowable costs for ratemaking purposes. IPL has recorded regulatory assets relating to certain costs as authorized by the IURC. Specific regulatory assets are disclosed in Note 5. As of December 31, 2001, all regulatory assets have been included as allowable costs in orders of the IURC (see Note 11). IPL is amortizing such nontax-related regulatory assets to expense over periods ranging from 1 to 30 years. Tax-related regulatory assets represent the net income tax costs to be considered in future regulatory proceedings generally as the tax-related amounts are paid.

     In accordance with regulatory treatment, IPL deferred as a regulatory asset certain post in-service date carrying charges and certain other costs related to its investment in Unit 4 at the Petersburg Plant ("Petersburg Unit 4"). As authorized in the 1995 Electric Rate Settlement, IPL, effective September 1, 1995, is amortizing this deferral to expense over a life that generally approximates the useful life of the related facility. Also in accordance with regulatory treatment, IPL defers as regulatory assets non-sinking fund debt and preferred stock redemption premiums and expenses, and amortizes such costs over the life of the original debt or, in the case of preferred stock redemption premiums, over 20 years.

     Derivatives: IPL has only limited involvement with derivative financial instruments and does not use them for trading purposes. IPL entered into interest rate swap agreements as a means of managing the interest rate exposure on certain of its debt facilities. Prior to the adoption of Statement of Financial Accounting Standards No. 133 these interest rate swaps were accounted for under the accrual method. Under this method, the differential to be paid or received on the interest rate swap agreement is recognized over the life of the agreement in interest expense. Changes in market value of interest swaps accounted for under the accrual method are not reflected in the accompanying financial statements.

     Income Taxes: Deferred taxes are provided for all significant temporary differences between book and taxable income. The effects of income taxes are measured based on enacted laws and rates. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates and the accelerated tax amortization of pollution control facilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities. IPL has recorded as regulatory assets and net deferred tax liabilities, income taxes payable and includable in allowable costs for ratemaking purposes in future years. Investment tax credits that reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment.

     Cash and Cash Equivalents: IPL considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.

     Comprehensive Income: Comprehensive income was $79.3 million, $78.4 million and $143.0 million for the years ended December 31, 2001, 2000 and 1999, respectively, and was composed of net income, minimum pension liability adjustments and changes in the fair market value of derivatives.

     Employee Benefit Plans: Substantially all employees of IPL are covered by a defined benefit pension plan, defined contribution plans and a group benefits plan.

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


     The defined benefit pension plan is noncontributory and is funded through a trust. Benefits are based on each individual employee's years of service. Benefit accrual was frozen for all non-union participants effective July 8, 2001. IPL's funding policy is to contribute annually not less than the minimum required by applicable law, nor more than the maximum amount that can be deducted for federal income tax purposes. Additionally, a select group of former management employees of IPL who have terminated vested benefits are covered under a funded supplemental retirement plan.

     The Employees' Thrift Plan of Indianapolis Power & Light Company (Thrift
Plan) is a defined contribution plan sponsored by IPL. Employees elect to make contributions to the Thrift Plan based on a percentage of their annual base compensation. Each employee's contribution is matched in amounts up to, but not exceeding, 4% of the employee's annual base compensation. Employer contributions to the Thrift Plan were $2.8 million, $3.4 million and $3.5 million for 2001, 2000 and 1999, respectively. As of July 8, 2001 no new contributions to this plan have accrued or will accrue and participation in this plan has been frozen with respect to any employee whose terms of employment are not governed by a collective bargaining agreement.

     The group benefits plan is sponsored by IPL and provides certain health care and life insurance benefits to active employees and employees who retire from active service on or after attaining age 55 and have rendered at least 10 years of service. The post-retirement benefit costs of this plan were funded through a Voluntary Employee Beneficiary Association (VEBA) Trust. Effective October 20, 2000, IPL curtailed and settled for $7.5 million the post-retirement medical and life insurance benefit portion of its overall group benefits plan where upon, the assets of the VEBA trust were spun-off to an independent trustee. On April 30, 2001 all assets of the VEBA trust and obligations were formally transferred to a newly formed plan - the Voluntary Employee Beneficiary Association Plan (the "VEBA Plan") that provides post-retirement medical and life benefits to retirees who were employed by IPL before March 27, 2001. The VEBA Plan is sponsored and administered by the VEBA Committee.

     New Accounting Pronouncement: Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133), requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. The Company adopted SFAS 133 on January 1, 2001. The Company designated an interest rate swap as a cash flow hedge which is recorded as a liability on the balance sheet and measured at fair value. The effect of adopting SFAS 133 resulted in a decrease to comprehensive income of approximately $2.0 million. There was no income statement impact as the hedge was determined by management to be highly effective in accordance with SFAS 133.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 141 requires business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 141 also prohibits the use of pooling-of-interest method for all business combinations initiated after June 30, 2001.

     SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a no amortization approach, goodwill and certain intangibles would not be amortized into results of operations, but instead would be reviewed for impairment at least annually and written down and charged to results of operations in the periods in which the recorded value of goodwill and certain intangibles are determined to be greater than their fair value. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. We do not believe the adoption of SFAS No. 142 will have any impact on the financial position or results of operations.

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


     SFAS No. 143 addresses financial accounting and reporting for obligations associated with retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. We have not determined the impact, if any, that this statement will have on the financial position or results of operations.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001 and addresses accounting for and reporting of the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 31, 2001. We do not believe the adoption of SFAS No. 144 will have any impact on the financial position or results of operations.

     Use of Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates. During 1999, IPL changed its estimate for unbilled revenue, which resulted in a $8.0 million increase to unbilled revenue.

     Reclassifications: Certain amounts from prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

3. UTILITY PLANT IN SERVICE

     The original cost of utility plant in service at December 31, segregated by functional classifications, follows:


                                                  2001            2000
                                                  ----            ----
                                                     (In Thousands)
Production................................... $ 1,753,340      $ 1,722,363
Transmission.................................     243,422          241,103
Distribution.................................     792,511          783,618
General......................................     152,917          150,315
                                              -----------      -----------
  Total utility plant in service............. $ 2,942,190      $ 2,897,399
                                              ===========      ===========


     Substantially all of IPL's property is subject to the lien of the indenture securing IPL's First Mortgage Bonds.

     On November 20, 2000, IPL sold the assets of its steam operations to Citizens Gas & Coke Utility (see Note 1).

4.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by IPL using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that IPL could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


     Cash and Cash Equivalents and Notes Payable: The carrying amount approximates fair value due to the short maturity of these instruments.

     Available-For-Sale Securities: These securities are carried at fair value based on the market price at the end of the reporting period.

     Long-Term Debt, Including Current Maturities and Sinking Fund
Requirements: Interest rates that are currently available to IPL for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The variable rate debt has been included at the face amount for both carrying amount and fair value. The fair values of the interest rate swap agreements of IPL have been estimated to be $(3.7) million and $(3.1) million at December 31, 2001 and 2000, respectively. These amounts represent what IPL would either pay or receive to enter into equivalent agreements with a swap counterparty. The fair value of the debt outstanding has been determined on the basis of the specific securities issued and outstanding. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced. At December 31, 2001, and 2000, the carrying amount of IPL's long-term debt, including current maturities and sinking fund requirements, and the approximate fair value are as follows:


                                                        2001        2002
                                                        ----        ----
                                                         (In Thousands)
Carrying amount..................................  $  621,931   $ 628,013
Approximate fair value...........................     627,162     635,420


5.   REGULATORY ASSETS

     The amounts of regulatory assets at December 31 are as follows:


                                                      2001          2002
                                                      ----          ----
                                                       (In Thousands)
Related to deferred taxes (Note 2)............... $ 52,033     $  45,435
Unamortized reacquisition premium on debt
   (Note 2)......................................   19,666        20,091
Unamortized Petersburg Unit 4 carrying
   charges and certain other costs (Note 2)......   26,010        27,065
Demand side management costs (Note 11)...........      100           235
                                                  --------     ---------
Total regulatory assets.......................... $ 97,809     $  92,826
                                                  ========     =========


6.   CAPITAL STOCK

     Common Stock: There were no changes in IPL's common stock during 2001, 2000, and 1999.

     Restrictions on the payment of cash dividends or other distributions of common stock and on the purchase or redemption of such shares are contained in the indenture securing IPL's First Mortgage Bonds. In addition, pursuant to IPL's Articles of Incorporation, no dividend may be paid or accrued and no other distribution may be made on the common stock unless dividends on all outstanding shares of preferred stock have been paid or declared and set apart for payment. All of the retained earnings at December 31, 2001, were free of such restrictions.

     Cumulative Preferred Stock: Preferred stock shareholders are entitled to two votes per share for IPL matters, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL Directors to constitute a majority. Preferred stock is redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at specific call prices.

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


     On January 13, 1998, IPL issued the 5.65% Preferred Series, which is redeemable at par value, subject to certain restrictions, in whole or in part, at any time on or after January 1, 2008, at the option of IPL.

     At December 31, preferred stock consisted of the following:


                                                           December 31, 2001       December 31
                                                        ----------------------  -------------------
                                                          Shares        Call
                                                        Outstanding     Price     2001       2000
                                                        -----------     -----     ----       ----
                                                                      (In Thousands)

Cumulative $100 Par Value, authorized 2,000,000 shares
4% Series...............................................    47,611    $ 118.00  $ 4,761   $  4,761
4.2% Series.............................................    19,331      103.00    1,933      1,933
4.6% Series.............................................     2,481      103.00      248        248
4.8% Series.............................................    21,930      101.00    2,193      2,193
5.65% Series............................................   500,000        --     50,000     50,000
----                                                       -------               ------     ------
Total cumulative preferred stock........................   591,353               59,135   $ 59,135
                                                           =======               ======   ========


     During 2001, 2000 and 1999, preferred stock dividends were $3.2 million, $3.2 million and $3.2 million, respectively.

7.   OTHER CURRENT LIABILITIES

     Other current liabilities are as follows at December 31:



                                                             December 31
                                                         -------------------
                                                          2001         2000
                                                         --------   --------
                                                            (In Thousands)

Customer deposits....................................... $  8,536   $  8,597
Deferred fuel cost......................................    8,566      2,942
Other...................................................    2,795      2,905
                                                         --------   --------
Total other current liabilities......................... $ 19,897   $ 14,444
                                                         ========   ========

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


8. LONG-TERM DEBT

Long-term debt consists of the following:


                                                              December 31,
                                                         ---------------------
     Series                            Date                2001         2000
     ------                            ----              ---------   ---------
                                                             (In Thousands)
IPL First Mortgage Bonds:
   6.05%                     February 2004.............  $  80,000   $  80,000
   8%                        October 2006..............     58,800      58,800
   7 3/8%                    August 2007...............     80,000      80,000
   6.10%*                    January 2016..............     41,850      41,850
   5.40%*                    August 2017...............     24,650      24,650
   5.50%*                    October 2023..............     30,000      30,000
   7.05%                     February 2024.............    100,000     100,000
   6 5/8%*                   December 2024.............     40,000      40,000
   5.75%*                    August 2021...............     40,000          --
   5.90%*                    December 2024.............     20,000          --
   5.95%*                    December 2029.............     30,000          --
   5.95%**                   August 2030...............     17,350          --
Unamortized discount - net.............................       (720)       (787)
                                                         ---------    --------
Total first mortgage bonds.............................    561,930     454,513
                                                         =========    ========

IPL Unsecured Notes
   1991*                     August 2021...............         --      40,000
   1994A*                    December 2024.............         --      20,000
   1995B*                    January 2023..............     40,000      40,000
   1995C*                    December 2029.............         --      30,000
   1996*                     November 2029.............         --      20,000
   1999**                    August 2030...............         --      23,500
   6.375%*                   November 2029.............     20,000          --
Current maturities.....................................         --      (6,150)
                                                         ---------    ---------
Total long-term debt...................................    621,930     621,863
                                                         ---------    ---------
-------------------

* Notes are issued to the city of Petersburg, Indiana, by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the city.

** Notes are issued to the Indiana Development Finance Authority (the "IDFA"), by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the IDFA.

     In November 2000, IPL sold its steam assets to Citizens Gas & Coke Utility (see Note 1). IPL used a portion of the net proceeds to retire debt specifically assignable to the assets. In January 2001, IPL retired $6.15 million of its 1999 Series note.

     From the date of issuance through July 31, 2001, the IPL Series 1991 note provided for an interest rate that varied with the tax-exempt commercial paper rate. From the dates of issuance through July 31, 2001, the IPL 1994A, 1995C and 1996 notes provided for an interest rate that varied with the tax-exempt weekly rate. The IPL 1995B notes provide for an interest rate that varies with the tax-exempt weekly rate. These notes are classified as long-term liabilities because IPL maintains a long-term credit facility supporting these agreements, which was unused at December 31, 2001. The principal amount of this facility was $150 million through July 31, 2001. It was

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


reduced to $40.6 million effective August 1, 2001 to reflect the change in interest rate mode to fixed from variable. The IPL Series 1999 note provided for an interest rate that varied based on tax-exempt auction rates. IPL, at its option, can change the interest rate mode for all of the variable series notes to be based on other short-term rates.

     The year-end interest rates for the variable rate unsecured notes are as follows:


                                                        Interest Rate at
                                                           December 31,
                                                   ---------------------------
                                                        2001          2000
                                                   ------------   ------------
Series 1991.....................................         --           4.31%
Series 1994A....................................         --           5.05%
Series 1995B....................................       1.60%          5.00%
Series 1995C....................................         --           5.20%
Series 1996.....................................         --           5.20%
Series 1999.....................................         --           4.65%


     In conjunction with the issuance of the 1995B note, IPL entered into an interest rate swap agreement. Pursuant to the swap agreement, IPL will pay interest at a fixed rate of 5.21% to a swap counterparty and will receive a variable rate of interest in return, which is identical to the variable rate payment made on the 1995B note. The result is to effectively establish a fixed rate of interest on the 1995B note of 5.21%. The interest rate swap agreement is accounted for on a settlement basis. IPL is exposed to credit loss in the event of nonperformance by the counterparty for the net interest differential when floating rates exceed the fixed maximum rate. However, IPL does not anticipate nonperformance by the counterparty.

     Maturities on long-term debt subsequent to December 31, 2001, are as follows:

                                   Maturities


Year                                                             Amount
----                                                         --------------
                                                             (In Thousands)
2002.......................................................  $       --
2003.......................................................          --
2004.......................................................      80,000
2005.......................................................          --
2006.......................................................      58,800
Thereafter.................................................     483,130
                                                             ----------
Total long-term debt.......................................  $  621,930
                                                             ==========


9.   LINES OF CREDIT

     IPL has committed lines of credit with banks of $55.0 million used to provide loans for interim financing. These lines require the payment of facility fees. At December 31, 2001, no lines of credit were used to support commercial paper, the entire $55.0 million was unused. These lines of credit, based on separate agreements, have expiration dates ranging from January 2002 to October 2002. IPL expects to obtain additional liquidity backstop facilities by the end of the second quarter of 2002.

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


     The weighted average interest rate on notes payable and commercial paper outstanding was not applicable at December 31, 2001 or December 31, 2000 since the principal outstanding was zero for each year.

10.  INCOME TAXES

     Federal and state income taxes charged to income are as follows:


                                                             2001          2000         1999
                                                             ----          ----         ----
                                                                    (In Thousands)

Utility Operating Expenses:
Current income taxes:
   Federal............................................... $   63,824   $  102,171   $   68,093
   State.................................................      8,592       13,580        9,208
                                                          ----------   ----------   ----------
      Total current taxes................................     72,416      115,751       77,301
                                                          ----------   ----------   ----------
Deferred federal income taxes............................     (9,873)     (39,520)       8,117
Deferred state income taxes..............................       (772)      (4,632)       1,824
                                                          ----------   ----------   ----------
      Total deferred income taxes........................    (10,645)     (44,152)       9,941
                                                          ----------   ----------   ----------
Net amortization of investment credit....................     (2,767)      (2,768)      (2,767)
                                                          ----------   ----------   ----------
      Total charge to utility operating expenses.........     59,004       68,831       84,475
Net debit (credit) to other income and deductions........     (4,135)       8,893          581
                                                          ----------   ----------   ----------
      Total federal and state income tax provisions...... $   54,869   $   59,938   $   85,056
                                                          ==========   ==========   ==========


     The provision for federal income taxes (including net investment tax credit adjustments) is different than the amount computed by applying the statutory tax rate to pretax income. The reasons for the difference, stated as a percentage of pretax income, are as follows:


                                                       2001      2000    1999
                                                       ----      ----    ----

Federal statutory tax rate..........................   35.0%     35.0%   35.0%
Effect of state income taxes........................   (1.7)     (2.0)   (1.7)
Amortization of investment tax credits..............   (1.9)     (1.9)   (1.2)
Nondeductible expenses..............................     --       3.6     --
Other - net.........................................    1.4       1.5    (0.2)
                                                       ----      ----    ----
Effective federal tax rate..........................   32.8%     36.2%   31.9%
                                                       ====      ====    ====


     The significant items comprising IPL's net deferred tax liability recognized in the consolidated balance sheets as of December 31, 2001, and 2000, are as follows:

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


                                                        2001          2000
                                                     -----------   -----------
                                                           (In Thousands)
   Deferred tax liabilities:
   Relating to utility property..................... $  404,559    $ 405,152
   Other............................................      5,397        9,440
                                                     ----------    ---------
      Total deferred tax liabilities................    409,956      414,592
                                                     ----------    ---------
   Deferred tax assets:
   Relating to utility property.....................     57,418       50,904
   Investment tax credit............................     20,474       22,165
   Employee benefit plans...........................     58,530       52,934
   Other............................................      2,203        3,887
                                                     ----------    ---------
      Total deferred tax assets.....................    138,625      129,890
                                                     ----------    ---------
   Net deferred tax liability.......................    271,331      284,702
   Current deferred tax liability...................        300          362
                                                     ----------    ---------
   Deferred income taxes - net...................... $  271,031    $ 284,340
                                                     ==========    =========


11.  RATE MATTERS

     Demand Side Management (DSM) Program: On July 30, 1997, IPL received an IURC order approving a settlement agreement authorizing IPL to recognize in rates the existing regulatory asset (consisting of DSM costs deferred after January 31, 1995), along with carrying charges, and also to approve changes to IPL's DSM programs. This amortization and recovery was completed in November 2000, with all previously deferred DSM costs having been recovered from customers. On August 18, 1999, IPL received an IURC order approving a settlement agreement authorizing IPL to extend its low income qualified residential DSM program through July 30, 2000. Subsequent orders on March 9, 2000 and October 17, 2001 further extended this program through October 17, 2003. The regulatory asset related to this program has a balance of $100 and $235 at December 31, 2001 and 2000, respectively (see Note 5).

     Elect Plan: During 1998, the IURC approved a plan that allows IPL customers with less than 2,000 kilowatts of demand, an opportunity to choose optional service or payment plans. This includes a green power option, a fixed rate per unit of consumption option and a fixed bill option. Customers not choosing one of these options continue to receive electric service under existing tariffs. The Elect Plan was extended by IURC order and now will expire on December 31, 2003 unless a subsequent plan is approved by the IURC.

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


12.  PENSION BENEFITS


                                                                         Pension Benefits
                                                         ------------------------------------------
                                                              2001           2000            1999
                                                         -----------     -----------   ------------
                                                                        (In Thousands)

Change in benefit obligation
Benefit obligation at beginning of year................. $   341,855     $   276,607    $   276,638
Service cost............................................       2,705           5,131          5,845
Interest cost...........................................      26,057          20,519         18,899
Actuarial (gain) loss...................................      28,191         (13,140)       (11,765)
Amendments..............................................          --           2,810            764
Partial curtailment loss................................       1,017           7,953             --
VERP benefit cost.......................................      18,816          56,771             --
Settlements.............................................     (13,771)             --             --
Settlement loss.........................................         558              --             --
Benefits paid...........................................     (22,100)        (14,796)       (13,774)
                                                         -----------     -----------    -----------
Benefit obligation at end of year.......................     383,328         341,855        276,607
                                                         -----------     -----------    -----------
Change in plan assets
Fair value of plan assets at beginning of year..........     311,518         310,737        290,770
Actual return on plan assets............................     (30,327)         14,935         30,417
Employer contribution...................................      10,661             642          3,324
Settlements.............................................     (13,771)             --             --
Benefits paid...........................................     (22,100)        (14,796)       (13,774)
                                                         -----------     -----------    -----------
Fair value of plan assets at end of year................     255,981         311,518        310,737
                                                         -----------     -----------    -----------
Funded status...........................................    (127,347)        (30,337)        34,130
Unrecognized net gain...................................      20,257         (63,887)       (70,048)
Unrecognized prior service cost.........................       6,686          13,497         15,241
Unrecognized net transition (asset) obligation..........      (5,514)         (6,928)        (8,341)
Adjustment to recognize minimum liability...............      21,430          (3,536)           --
                                                         -----------     -----------    -----------
Accrued benefit cost.................................... $   (84,488)    $   (91,191)   $   (29,018)
                                                         ===========     ===========    ===========

Weighted-average assumptions as of December 31
Discount rate...........................................       7.25%           8.00%          7.50%

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


                                                                        Pension Benefits
                                                         ------------------------------------------
                                                              2001           2000            1999
                                                         -----------     -----------   ------------
                                                                        (In Thousands)
Components of net periodic benefit cost
Service cost............................................  $   2,705     $    6,138    $    8,451
Interest cost...........................................     26,057         20,519        18,899
Expected return on plan assets..........................    (26,364)       (27,181)      (25,417)
Amortization of transition (asset) obligation...........     (1,414)        (1,414)       (1,414)
Amortization of prior service cost......................      1,017          1,580         1,394
Recognized actuarial gain...............................     (1,297)        (2,869)       (2,051)
                                                          ---------     ----------     ---------
Net periodic benefit cost...............................        704         (3,227)         (138)
Amount of curtailment (gain)/loss recognized............      5,403          6,701            --
Amount of settlement (gain)/loss recognized.............      4,000             --            --
Cost of special or contractual termination
    benefits recognized.................................     18,816         56,771            --
                                                          ---------     ----------     ---------
Total pension cost......................................     28,923         60,245          (138)
   Less: amounts to other parties.......................         11            (52)           (2)
   Less: amounts capitalized............................        135           (586)          (48)
                                                          ---------     ----------     ---------
Amount charged to expense...............................  $  28,777     $   60,883     $      (88)
                                                          =========     ==========     ==========


     The defined benefit pension plan had expected returns on plan assets of 9.0%, for each of the years 2001, 2000 and 1999. During 1999, the defined benefit plan began using salary bands to determine future benefit costs. The supplemental retirement pension plan used an expected return on plan assets of 8.0% for each of the years 2001, 2000 and 1999. The supplemental plan assumed compensation increases to be 6.0% for 2001, 2000 and 1999.

     On November 9, 2000, IPL implemented a one-time Voluntary Early Retirement Program (VERP I). This program offers enhanced retirement benefits upon early retirement to eligible employees. VERP I was available to all employees, except officers, whose combined age and years of service will total at least 75 on June 30, 2001. Participation was limited to, and subsequently accepted by 400 qualified employees. Participants elected actual retirement dates in 2001. Additionally, IPL will provide post-retirement benefits to VERP I retirees until age 55 at which time they will be eligible to receive benefits from the independent VEBA trustee. IPL recognized the $56.8 million pre-tax non-cash pension and $5.2 million other post-retirement benefit costs of the VERP I in December 2000.

     On June 1, 2001, we approved a second Voluntary Early Retirement Program (VERP II). Upon expiration of the revocation period on July 23, 2001, 141 employees accepted VERP II. We recognized $17.2 million in pre-tax non-cash pension costs and $2.6 million in other post-retirement benefit costs associated with VERP II in the third quarter of 2001.

     On September 14, 2001, we approved a third Voluntary Early Retirement Program (VERP III) limited to personnel at our Petersburg Generating Station. Upon expiration of the revocation period on October 31, 2001, nine employees accepted VERP III. We recognized $2.0 million in pre-tax non-cash pension costs and $2.0 million in other post-retirement benefit costs associated with VERP III in September 2001.

     During 2000, IPL recognized a non-cash $6.7 million curtailment loss for the supplemental retirement plan reflecting the expected near-term retirement of certain plan participants. In conjunction with recording a minimum pension liability of $3.5 million, IPL recorded an intangible asset of $1.7 million. The net difference of $1.8 million was recorded as comprehensive income.

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


13.  OTHER POST-RETIREMENT BENEFITS




                                                            Other Benefits
                                                         ---------------------
                                                           2001        2000
                                                         --------   ----------
                                                             (In Thousands)
Change in benefit obligation
Benefit obligation at beginning of year................  $   --     $  139,999
Service cost...........................................      --          3,323
Interest cost..........................................      --          9,846
Actuarial (gain) loss..................................      --         17,538
Plan amendments........................................      --        (19,289)
Settlements............................................      --       (144,703)
Benefits paid..........................................      --         (6,714)
                                                          -----     ----------
Benefit obligation at end of year......................      --             --
                                                          -----     ----------
Change in plan assets
Fair value of plan assets at beginning of year.........      --        132,524
Actual return on plan assets...........................      --             57
Employer contribution..................................      --         18,836
Settlements............................................      --       (144,703)
Benefits paid..........................................      --         (6,714)
                                                          -----     ----------
Fair value of plan assets at end of year...............      --             --
                                                          -----     ----------
Funded status..........................................      --             --
Unrecognized net gain..................................      --             --
Unrecognized net transition (asset) obligation.........      --             --
Accrued benefit cost...................................      --             --
Weighted-average assumptions as of December 31               --             --
                                                          -----     ----------
Discount rate..........................................      --           7.75%
                                                          =====     ==========


                                                                 Other Benefits
                                                        -------------------------------
                                                          2001        2000       1999
                                                        --------   --------   ---------
                                                                   (In Thousands)

Components of net periodic benefit cost
Service cost..........................................   $   --    $ 3,323    $  3,761
Interest cost.........................................       --      9,846      10,025
Expected return on plan assets........................       --     (9,703)     (6,505)
Amortization of transition (asset) obligation.........       --      5,100       6,120
Recognized actuarial gain.............................   $   --     (2,642)     (1,556)
                                                         ------    -------    --------
Net periodic benefit cost.............................       --      5,924      11,845
Curtailment charge (credit)...........................       --     55,171          --
Settlement charge (credit)............................       --    (46,547)         --
      Less: amounts capitalized.......................       --      1,076       1,895
                                                         ------    -------    --------
Amount charged to expense.............................   $   --    $13,472    $  9,950
                                                         ======    =======    ========

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999


     Other benefit estimates used expected rates of return on plan assets of 9.0% for 2000 and 8.0% for 1999. For measurement purposes, a 5.9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The plan was spun-off on October 20, 2000 to an independent trustee.

     Also, during 2000 and 1999, IPL expensed post-retirement regulatory asset amortization of $4.3 million and $6.4 million, respectively. The final period of amortization was August 2000.

     On October 20, 2000, IPL curtailed and settled its existing post-retirement medical and life insurance plans (Post-retirement Plans). Post-retirement plan assets are held by an independent trustee and are encompassed by a Voluntary Employee Beneficiary Association (VEBA). Existing eligible retirees and active employees as of March 27, 2001 of IPL who ultimately retire as active employees of IPL at age 55 or later are eligible to receive post-retirement benefits from the independent trustee. In November 2000, IPALCO made a $7.5 million payment to the independent trustee as settlement of its obligations relating to the Post-retirement Plans.

14.  COMMITMENTS AND CONTINGENCIES

     In 2002, IPL anticipates the cost of its construction programs to be approximately $123.8 million.

     IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management, based upon advice of counsel, believes that the final outcome will not have a material adverse effect on the consolidated financial statements.

     With respect to environmental issues, IPL has ongoing discussions with various regulatory authorities and continues to believe that IPL is in compliance with its various permits. On October 27, 1998, the U.S. Environmental Protection Agency issued a final rule which imposes more stringent limits on nitrogen oxide (NOx) emissions from fossil fuel-fired steam electric generators. The final requirements of the NOx SIP call, and the timing of and the costs to comply with it, are subject to the success of any further judicial review. IPL's current estimates are the NOx SIP call would necessitate additional capital expenditures of approximately $120 million during 2002- 2005 to achieve the majority of IPL required NOx emission reductions. The intent is to purchase the remaining NOx emission allowances in the market.

15.  SEGMENT INFORMATION

     Operating segments are components of IPL for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. IPL's reportable business segments are electric and "all other." Steam operations of IPL, existing from January 1 through November 20, 2000 (see
Note 1), and all subsidiaries other than IPL are combined in the "all other" category. The accounting policies of the identified segments are consistent with those policies and procedures described in the summary of significant accounting policies (see Note 2). Intersegment sales are

                       INDIANAPOLIS POWER & LIGHT COMPANY

              For the Years Ended December 31, 2001, 2000 and 1999

generally based on prices that reflect the current market conditions. The following tables provide information about IPL's business segments:


                                                2001                         2000                           1999
                                 ----------------------------    --------------------------     -------------------------
                                                All                           All                           All
                                 Electric      Other    Total    Electric    Other    Total     Electric   Other    Total
                                 --------      -----    -----    --------    -----    -----     --------   -----    -----
                                                                     (In Millions)

Operating Revenues............   $   828         $     $  828    $   831     $  28    $  859    $   800     $ 35    $  835
Depreciation and
   Amortization...............       111        --        111        108         3       111        104        3       107
Pre-tax Operating Income......       189        --        189        204         1       205        263        5       268
Income Taxes..................        59        --         59         69        --        69         83        1        84
Property -- net of
   Depreciation...............     1,665        --      1,665      1,648        --     1,648      1,674       76     1,750
Capital Expenditures..........       127        --        127         79        --        79        103        2       105

     Included within Depreciation and Amortization for the All Other segment is IPL steam depreciation of $3 million for each of the years 2000 and 1999. Included within Pre-tax Operating Income for the All Other segment is IPL steam pre-tax operating income of $1 million and $5 million for 2000 and 1999, respectively. Included within Income Taxes for the All Other segment is IPL steam income taxes of $(.1) million and $1 million for 2000 and 1999, respectively. Included within Property--net of Depreciation for the All Other segment is IPL steam plant of $76 million for 1999. Included within Capital Expenditures for the All Other segment is IPL steam plant of $2 million for 1999.

16.  QUARTERLY RESULTS (UNAUDITED)

     Operating results for the years ended December 31, 2001, and 2000, by quarter, are as follows (in thousands except per share amounts):


                                                                  2001
                                         -----------------------------------------------------
                                          March 31      June 30     September 30   December 31
                                         ----------   ---------     ------------   -----------
Utility operating revenue..............  $ 209,052    $ 205,473      $  224,960     $  188,561
Utility operating income...............     10,320       46,734          34,799         38,788
Net income.............................       (893)      36,757          24,416         30,521



                                                                  2000
                                         -----------------------------------------------------
                                          March 31      June 30     September 30   December 31
                                         ----------   ---------     ------------   -----------

Utility operating revenues............   $ 211,089    $ 204,700     $   224,720     $  218,026
Utility operating income..............      48,170       41,784          44,942          1,327
Net income............................      38,250       18,887          34,564         (8,248)

     The quarterly figures reflect seasonal and weather-related fluctuations that are normal to IPL's operations.

     The second quarter 2000 results reflect the impairment of steam assets recorded in anticipation of the sale of steam assets which occurred in the fourth quarter (see Note 1). The fourth quarter 2000 results reflect the Voluntary Early Retirement Program (see Note 12).

     The first quarter 2001 results reflect termination benefit agreement costs (see Note 1).

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers.

   Chapter 37 of the Indiana Business Corporation Law, as amended (the "IBCL"), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

     The Second Amended and Restated Articles of Incorporation of IPALCO provide that, to the extent not inconsistent with applicable law, IPALCO shall indemnify a person who is a director, officer, employee or agent of IPALCO or who is or was serving at the request of IPALCO as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity (an "Eligible Person") against any pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of IPALCO or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise, by reason of his or her being or having been an Eligible Person, or by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such liability or expense shall have been incurred (a "Claim"), (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined to have acted in good faith in what he or she reasonably believed to be the best interests of IPALCO or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. For purposes of this indemnification provision, the term "Wholly Successful" means: (i) the termination of any Claim against an Eligible Person without any finding of liability or guilt against him; (ii) the approval by a court or agency, with knowledge of the above indemnity provisions, of a settlement of any Claim; or (iii) the expiration of a reasonable period of time after the threatened making of any Claim without commencement of an action, suit or proceeding and without any payment or promise made to induce a settlement.

     The AES Corporation has agreed to indemnify CT Corporation ("CT") its affiliates, employees and agents against all damages, costs and expenses of any nature incurred or sustained by CT, its affiliated companies and its employees and agents, in good faith and without negligence, in connection with the services provided by CT employees who serve as independent directors of IPALCO. Further, The AES Corporation has agreed that CT's entire liability for such services shall not exceed the annual charge paid for the services giving rise to the liability, and that CT will not be liable for lost profits or third-party claims, consequential or exemplary damages.

     IPALCO's parent, The AES Corporation, has purchased and maintains directors' and officers' insurance which provides coverage for the directors of its subsidiaries, including IPALCO.

Item 21.  Exhibits and Financial Statement Schedules


Exhibit No.                  Document
-----------                  --------

1 Registration Rights Agreement dated as of November 14, 2001 between IPALCO Enterprises, Inc. and Lehman Brothers Inc., ABN AMRO Incorporated, CIBC World Markets Corporation, SG Cowen Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC, as Placement Agents

3.1  Certificate of Incorporation

3.2  By-Laws

4.1 Indenture, dated as of November 14, 2001 between IPALCO Enterprises, Inc. and the Trustee

4.2 Pledge Agreement dated as of November 14, 2001 between IPALCO Enterprises, Inc. and the Collateral Agent for the benefit of the Secured Parties

4.3 Mortgage and Deed of Trust, dated as of May 1, 1940, between Indianapolis Power & Light Company and American National Bank & Trust Company of Chicago, Trustee.

4.4 The following supplemental indentures to the Mortgage and Deed of Trust referenced in 4.3 above:
     Third Supplemental Indenture dated as of April 1, 1949
     Tenth Supplemental Indenture dated as of October 1, 1960
     Eighteenth Supplemental Indenture dated as of February 15, 1974 Thirty-Fourth Supplemental Indenture dated as of October 15, 1991 Thirty-Fifth Supplemental Indenture dated as of August 1, 1992 Thirty-Sixth Supplemental Indenture dated as of April 1, 1993 Thirty-Seventh Supplemental Indenture dated as of October 1, 1993 Thirty-Eighth Supplemental Indenture dated as of October 1, 1993 Thirty-Ninth Supplemental Indenture dated as of February 1, 1994 Fortieth Supplemental Indenture dated as of February 1, 1994
     Forty-First Supplemental Indenture dated as of January 15, 1995 Forty-Second Supplemental Indenture dated as of October 1, 1995 Forty-Third Supplemental Indenture dated as of August 1, 2001 Forty-Fourth Supplemental Indenture dated as of August 1, 2001 Forty-Fifth Supplemental Indenture dated as of August 1, 2001 Forty-Sixth Supplemental Indenture dated as of August 1, 2001

4.5 Rights Agreement dated as of June 28, 1990, as amended and restated as of April 28, 1998, between IPALCO Enterprises, Inc. and First Chicago Trust Company of New York (Rights Agent)*

4.6 Amendment No. 1 dated as of July 15, 2000, to the Rights Agreement between IPALCO Enterprises, Inc. and First Chicago Trust Company of New York (Rights Agent)

5    Opinion of Davis Polk & Wardwell with respect to the new notes

10.1 Interconnection Agreement, dated December 30, 1960, between IPL and Indiana & Michigan Electric Company (nka Indiana Michigan Power Company) as modified through Modification 17 and Addendum V.

10.2 Interconnection Agreement dated May 1, 1992, among Indianapolis Power & Light Company, PSI Energy, Inc. and CINERGY Services, Inc. as modified through Amendment Number 9. (The Third Amendment amends and restates the complete agreement between the parties.)

10.3 Interconnection Agreement dated December 2, 1969, between Indianapolis Power & Light Company and Southern Indiana Gas and Electric Company as modified through Modification Number 11.

10.4 Interconnection Agreement dated December 1, 1981, between Indianapolis Power & Light Company and Hoosier Energy Rural Electric Cooperative, Inc., as modified through Modification 6.

10.5 Receivables Purchase Agreement between IPL and IPL Funding Corporation dated December 20, 1996

10.6 Receivables Sale Agreement among IPL Funding Corporation as the Seller, ABN AMRO Bank N.V., as the agent, the Liquidity Providers from time to time party thereto, ABN AMRO Bank N.V. as the enhancer and Windmill Funding Corporation dated as of December 20, 1996, together with annual amendments from 1997 through 2001

10.7 Indemnity Agreement of December 20, 1996 between IPL and ABN AMRO Bank N.V., as the agent

Exhibit No.                  Document
-----------                  --------

10.8 Subordination Agreement of December 20, 1996 between IPL, IPL Funding Corporation and ABN AMRO Bank N.V., as the agent

10.9 Revolving Subordinated Promissory Note between IPL Funding Corporation and IPL dated December 20, 1996.

10.10 Loan Agreement with ABN AMRO Bank N.V., Union Planters Bank National Association, other Financial Institutions from time to time party thereto, and ABN AMRO Bank N.V. as Administrative Agent, dated November 1, 2000, for a $30 million line of credit, as amended October 31, 2000 and November 13, 2001

10.11 Remarketing Agreement between Indianapolis Power & Light Company and J.P. Morgan Securities, Inc. dated June 15, 2001 for the remarketing of the $40,000,000 City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds, Adjustable Rate Tender Securities (ARTS), Series 1995B.

10.12 Credit Agreement by and among Indianapolis Power & Light Company and ABN AMRO Bank, N.V. dated as of May 28, 1999, as amended July 31, 2001 and November 13, 2001, which agreement serves as a liquidity facility for the $40,000,000 City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds, Adjustable Rate Tender Securities (ARTS), Series 1995B.

10.13 IPALCO Enterprises, Inc. 1990 Stock Option Plan

10.14 IPALCO Enterprises, Inc. 1991 Directors Stock Option Plan

10.15 IPALCO Enterprises, Inc. 1997 Stock Option Plan

10.16 IPALCO Enterprises, Inc. 1999 Stock Incentive Plan

12    Computation of Ratio of Earnings to Fixed Charges

21    Subsidiaries of the Company

23.1  Consent of Davis Polk & Wardwell (contained in its opinion filed as
      Exhibit 5.1).

23.2  Consent of Deloitte & Touche LLP

24    Power of Attorney (included on signature page)

25 Statement of Eligibility of Bank One Trust Company, N.A., as Trustee, on Form T-1.

99.1  Form of Letter of Transmittal

99.2  Form of Notice of Guaranteed Delivery

99.3  Form of Letter to Clients

99.4  Form of Letter to Nominees

99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner
---------------
* Incorporated by reference to the Registration Statement on Form 8-A/A of IPALCO Enterprises, Inc. filed with the Securities and Exchange Commission on April 29, 1998.

   Financial Statement Schedules


             Schedule II--Valuation and Qualifying Accounts for the three years ended December 31, 2001

IPALCO Enterprises, Inc.

                                                             Balance at
                                                            beginning of    Charged to                   Balance at
                                                                year          income       Deductions   end of year
                                                            ------------    ----------     ----------   -----------
For the year ended December 31, 2001
  Allowance for doubtful accounts......................          1,794          2,202          2,901         1,095
For the year ended December 31, 2000
  Allowance for doubtful accounts......................          1,360          2,451          2,017         1,794
For the year ended December 31, 1999
  Allowance for doubtful accounts......................          1,212          2,525          2,377         1,360


Indiana Power & Light Company

                                                             Balance at
                                                            beginning of    Charged to                   Balance at
                                                                year          income       Deductions   end of year
                                                            ------------    ----------     ----------   -----------
For the year ended December 31, 2001
  Allowance for doubtful accounts......................          1,608          2,358          2,901         1,065
For the year ended December 31, 2000
  Allowance for doubtful accounts......................          1,091          2,534          2,017         1,608
For the year ended December 31, 1999
  Allowance for doubtful accounts......................            996          2,472          2,377         1,091


Item 22.  Undertakings

     (a)   The undersigned hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, IPALCO ENTERPRISES, INC. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on April 3, 2002.


                                           IPALCO ENTERPRISES, INC.


                                           By: /s/ Leonard M. Lee
                                              --------------------------------
                                               Name: Leonard M. Lee
                                               Title:   Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard M. Lee and Hamsa Shadaksharappa, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                           Title                           Date
          ---------                           -----                           ----
     /s/ Leonard M. Lee
-------------------------------  Chief Executive Officer; Director          April 3, 2002
       Leonard M. Lee


    /s/ William R. Dodds
-------------------------------  Vice-President, Secretary and Treasurer    April 3, 2002
        William R. Dodds         (principal financial and accounting
                                 officer)


    /s/ Hamsa Shadaksharappa
-------------------------------  Financial Services Business                April 3, 2002
        Hamsa Shadaksharappa     Unit Leader


-------------------------------  President; Director                        _______, 2002
     William H. Henley


-------------------------------  Director                                   _______, 2002
      Adrianne M. Horne


    /s/ Sue A. Weaver
-------------------------------  Director                                   April 3, 2002
        Sue A. Weaver


    /s/ John Haarlow
-------------------------------  Director                                   April 3, 2002
        John Haarlow

                                 EXHIBIT INDEX


Exhibit No.                               Document
-----------                               --------

1 Registration Rights Agreement dated as of November 14, 2001 between IPALCO Enterprises, Inc. and Lehman Brothers Inc., ABN AMRO Incorporated, CIBC World Markets Corporation, SG Cowen Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC, as Placement Agents

3.1  Certificate of Incorporation

3.2  By-Laws

4.1 Indenture, dated as of November 14, 2001 between IPALCO Enterprises, Inc. and the Trustee

4.2 Pledge Agreement dated as of November 14, 2001 between IPALCO Enterprises, Inc. and the Collateral Agent for the benefit of the Secured Parties

4.3 Mortgage and Deed of Trust, dated as of May 1, 1940, between Indianapolis Power & Light Company and American National Bank & Trust Company of Chicago, Trustee.

4.4 The following supplemental indentures to the Mortgage and Deed of Trust referenced in 4.3 above:
     Third Supplemental Indenture dated as of April 1, 1949
     Tenth Supplemental Indenture dated as of October 1, 1960
     Eighteenth Supplemental Indenture dated as of February 15, 1974 Thirty-Fourth Supplemental Indenture dated as of October 15, 1991 Thirty-Fifth Supplemental Indenture dated as of August 1, 1992 Thirty-Sixth Supplemental Indenture dated as of April 1, 1993 Thirty-Seventh Supplemental Indenture dated as of October 1, 1993 Thirty-Eighth Supplemental Indenture dated as of October 1, 1993 Thirty-Ninth Supplemental Indenture dated as of February 1, 1994 Fortieth Supplemental Indenture dated as of February 1, 1994
     Forty-First Supplemental Indenture dated as of January 15, 1995 Forty-Second Supplemental Indenture dated asof October 1, 1995 Forty-Third Supplemental Indenture dated as of August 1, 2001 Forty-Fourth Supplemental Indenture dated as of August 1, 2001 Forty-Fifth Supplemental Indenture dated as of August 1, 2001 Forty-Sixth Supplemental Indenture dated as of August 1, 2001

4.5 Rights Agreement dated as of June 28, 1990, as amended and restated as of April 28, 1998, between IPALCO Enterprises, Inc. and First Chicago Trust Company of New York (Rights Agent)*

4.6 Amendment No. 1 dated as of July 15, 2000, to the Rights Agreement between IPALCO Enterprises, Inc. and First Chicago Trust Company of New York (Rights Agent)

5    Opinion of Davis Polk & Wardwell with respect to the new notes

10.1 Interconnection Agreement, dated December 30, 1960, between IPL and Indiana & Michigan Electric Company (nka Indiana Michigan Power Company) as modified through Modification 17 and Addendum V.

10.2 Interconnection Agreement dated May 1, 1992, among Indianapolis Power & Light Company, PSI Energy, Inc. and CINERGY Services, Inc. as modified through Amendment Number 9. (The Third Amendment amends and restates the complete agreement between the parties.)

10.3 Interconnection Agreement dated December 2, 1969, between Indianapolis Power & Light Company and Southern Indiana Gas and Electric Company as modified through Modification Number 11.

10.4 Interconnection Agreement dated December 1, 1981, between Indianapolis Power & Light Company and Hoosier Energy Rural Electric Cooperative, Inc., as modified through Modification 6.

10.5 Receivables Purchase Agreement between IPL and IPL Funding Corporation dated December 20, 1996

10.6 Receivables Sale Agreement among IPL Funding Corporation as the Seller, ABN AMRO Bank N.V., as the agent, the Liquidity Providers from time to time party thereto, ABN AMRO Bank N.V. as the enhancer and Windmill Funding Corporation dated as of December 20, 1996, together with annual amendments from 1997 through 2001

10.7 Indemnity Agreement of December 20, 1996 between IPL and ABN AMRO Bank N.V., as the agent

Exhibit No.                  Document
-----------                  --------

10.8 Subordination Agreement of December 20, 1996 between IPL, IPL Funding Corporation and ABN AMRO Bank N.V., as the agent

10.9 Revolving Subordinated Promissory Note between IPL Funding Corporation and IPL dated December 20, 1996.

10.10 Loan Agreement with ABN AMRO Bank N.V., Union Planters Bank National Association, other Financial Institutions from time to time party thereto, and ABN AMRO Bank N.V. as Administrative Agent, dated November 1, 2000, for a $30 million line of credit, as amended October 31, 2000 and November 13, 2001

10.11 Remarketing Agreement between Indianapolis Power & Light Company and J.P. Morgan Securities, Inc. dated June 15, 2001 for the remarketing of the $40,000,000 City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds, Adjustable Rate Tender Securities (ARTS), Series 1995B.

10.12 Credit Agreement by and among Indianapolis Power & Light Company and ABN AMRO Bank, N.V. dated as of May 28, 1999, as amended July 31, 2001 and November 13, 2001, which agreement serves as a liquidity facility for the $40,000,000 City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds, Adjustable Rate Tender Securities (ARTS), Series 1995B.

10.13 IPALCO Enterprises, Inc. 1990 Stock Option Plan

10.14 IPALCO Enterprises, Inc. 1991 Directors Stock Option Plan

10.15 IPALCO Enterprises, Inc. 1997 Stock Option Plan

10.16 IPALCO Enterprises, Inc. 1999 Stock Incentive Plan

12    Computation of Ratio of Earnings to Fixed Charges

21    Subsidiaries of the Company

23.1  Consent of Davis Polk & Wardwell (contained in its opinion filed as
      Exhibit 5.1).

23.2  Consent of Deloitte & Touche LLP

24    Power of Attorney (included on signature page)

25 Statement of Eligibility of Bank One Trust Company, N.A., as Trustee, on Form T-1.

99.1  Form of Letter of Transmittal

99.2  Form of Notice of Guaranteed Delivery

99.3  Form of Letter to Clients

99.4  Form of Letter to Nominees

99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner
---------------
* Incorporated by reference to the Registration Statement on Form 8-A/A of IPALCO Enterprises, Inc. filed with the Securities and Exchange Commission on April 29, 1998.


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